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                                                                    EXHIBIT 99.1

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                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20006
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                                    FORM 10-K

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

                          FDIC Certificate Number 21765

                               PACIFIC UNION BANK
             (Exact name of registrant as specified in its charter)

          CALIFORNIA
State or other jurisdiction of                         95-2888370
 incorporation or organization             I.R.S. Employer Identification Number

      3530 WILSHIRE BLVD. #1800
       LOS ANGELES, CALIFORNIA                            90010
Address of principal executive offices                   Zip Code

                                 (213) 385-0909
               Registrant's telephone number, including area code

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:
                         Common Stock- $6.00 Par Value.

                              --------------------

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [X] No [ ]

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

         Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).

                                 Yes [ ] No [X]

         The aggregate market value of Pacific Union Bank (PUBB) common stock held by non-affiliates was approximately $113,985,285 as of March 15, 2004.

         The number of shares of Common Stock of the registrant outstanding as of March 15, 2004 was 10,688,166.

         Documents Incorporated by Reference: None

               This Annual Report consists of a total of 80 pages.

                      The Exhibit Index appears on page 77.

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                                TABLE OF CONTENTS

PART I

          Item 1.  Business......................................................................      1

          Item 2.  Properties....................................................................     16

          Item 3.  Legal Proceedings.............................................................     16

          Item 4.  Submission of Matters to a Vote of Security Holders...........................     16

PART II

          Item 5.  Market for Registrant's Common Equity, Related Stockholders Matters,
                            and Issuer Purchases of Equity Securities............................     17

          Item 6.  Selected Financial Data.......................................................     18

          Item 7. Management's Discussion and Analysis of Financial Condition
                       and Results of  Operation.................................................     19

          Item 7A. Quantitative and Qualitative Disclosures about Market Risk....................     42

          Item 8.  Financial Statements and Supplementary Data...................................     43

          Item 9. Changes in and Disagreements with Accountants on
                       Accounting and Financial Disclosure.......................................     64

          Item 9A. Controls and Procedures.......................................................     64

PART III

          Item 10. Directors and Executive Officers of the Registrant............................     65

          Item 11. Executive Compensation........................................................     67

          Item 12. Security Ownership of Certain Beneficial Owners and Management
                             And Related Stockholder Matters.....................................     73

          Item 13. Certain Relationships and Related Transactions................................     73

          Item 14. Principal Accountant Fess and Services........................................     74

PART IV

          Item 15.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K.............     75

SIGNATURES.......................................................................................     76

INDEX TO EXHIBITS................................................................................     77

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                                     PART I

ITEM 1. BUSINESS

GENERAL

         Pacific Union Bank (formerly California Korea Bank) is a California state-chartered commercial bank headquartered in Los Angeles, California, which commenced operations in September 1974. The Bank's primary market includes the greater Los Angeles metropolitan area, Orange County, Santa Clara County and the San Francisco metropolitan area. It is primarily focused in areas with high concentrations of Korean-Americans. The Bank currently has 12 full service branch offices, including four branches within the area of Los Angeles' Koreatown, and one in Downtown Los Angeles. Additional Southern California branch offices are located in Garden Grove, Van Nuys, Torrance, Rowland Heights and Cerritos. The two Northern California branch offices are located in Santa Clara and San Francisco. The Bank also has a loan production office ("LPO") in Seattle, Washington.

         The Bank's Corporate Headquarters is located at 3530 Wilshire Boulevard, Suite 1800, Los Angeles, California 90010 and its main telephone number is (213) 385-0909. At December 31, 2003, the Bank had total assets of $1.1 billion, total deposits of $863.0 million and total loans of $873.2 million including loans held for sale. The Bank's deposit accounts are insured under the Federal Deposit Insurance Act, up to the maximum applicable limits thereof. The Bank is not a member of the Federal Reserve System.

         In August 2000 the Bank completed an initial public offering of 1,935,000 newly authorized shares of its Common Stock raising an aggregate of approximately $13.5 million in net proceeds for the Bank, after the deduction of underwriting discounts and commissions, but before the deduction of expenses of the offering. In addition, the Bank's major shareholder, Korea Exchange Bank ("KEB"), which owned 100% of the Bank's issued and outstanding shares of Common Stock prior to the offering, sold an aggregate of 1,290,000 of its shares in the public offering, the proceeds from which sale were retained by KEB. Upon the effectiveness of the initial public offering, the Bank's Common Stock was listed on the Nasdaq National Market and trades on the Nasdaq exchange, other primary exchanges and electronic communication networks under the symbol PUBB.

         Through its network of 12 full-service branch offices, the Bank provides a wide range of commercial and consumer banking services to the Korean-American communities which it serves. The Bank's primary focus is on its core customer base of small and medium-sized Korean-American businesses, professionals and other individuals. The Bank places a particular emphasis on the growth of its low cost core-deposit base and the origination of commercial and residential real estate loans. The Bank offers Korean/English bilingual services to its customers and has a network of ATMs located in nine of its branch offices.

          The Bank engages in a full complement of lending activities, including the making of residential and commercial real estate loans, commercial loans, trade finance, working capital lines, SBA loans, automobile loans, credit card and other personal loans. The Bank funds its lending activities primarily with retail deposits obtained through the Bank's branch network and, to a lesser extent, advances from the Federal Home Loan Bank ("FHLB") of San Francisco. The Bank's deposit products include demand deposit accounts, savings accounts, time certificates of deposit and fixed maturity installment savings. The Bank also offers safe deposit boxes, wire transfer services, travelers' checks, debit cards, cash management services and merchant deposit services.

         Management of the Bank does not believe there is a significant demand for additional trust services in its service area, and the Bank does not operate or have any present intention to seek authority to operate a Trust Department.

         The Bank has grown almost exclusively by establishing new full-service branch offices and LPOs. If the merger is not consummated, Management may consider acquisitions of other institutions or of branches of such institutions to strengthen the Bank's presence and further expand and diversify its customer base out of state. For establishment of branches outside the state of California, acquisition would most likely be the only permissible means in any states in which the Bank would be interested. The Bank has not currently identified any new markets, within or outside the State of California.

         The Bank holds no patents or licenses (other than licenses required to be obtained from appropriate bank regulatory agencies), franchises, or concessions. The Bank's business is not seasonal. The Bank is not dependent on a single customer or group of related customers for a material portion of its deposits, nor is a material portion of the Bank's loans concentrated within a single industry or group of related industries. There has been no material effect upon the

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Bank's capital expenditures, earnings, or competitive position as a result of federal, state, or local environmental regulation.

         The Bank has no plans regarding a new line of business requiring the investment of a material amount of total assets.

         The officers and employees of the Bank are engaged continually in marketing activities, including the evaluation and development of new services, which enable the Bank to retain and improve its competitive position in its service area. The Bank has not engaged in any material research activities relating to the development of new services or the improvement of existing banking services during the last two fiscal years.

DEPOSIT SERVICES

         The Bank offers a wide variety of deposit products including noninterest-bearing demand accounts, money market accounts, Super NOW accounts, savings accounts and certificates of deposit. At December 31, 2003, the Bank's deposits consisted of $254.6 million or 29.5% in noninterest-bearing demand accounts; $128.7 million or 14.9% in money market accounts; $7.7 million or 0.9% in Super NOW accounts; $46.5 million or 5.4% in savings accounts and $425.5 million or 49.3% in time certificates of deposit. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operation - Deposits."

         Most of the Bank's deposits are received from individuals, business-related sources and some municipal entities. This results in a relatively modest average deposit balance, but makes the Bank less subject to adverse effects from the loss of a substantial depositor who may be seeking higher yields in other markets or who may otherwise have need of money on deposit with the Bank, especially during periods of inflation or conservative monetary policies.

LENDING ACTIVITIES

         The Bank engages in a full complement of lending activities, including residential and commercial real estate loans, commercial loans, trade finance, working capital lines, SBA loans, automobile loans, credit card and other personal loans. As of December 31, 2003, the principal areas in which the Bank directed its lending activities, and the percentage of the total loan portfolio for which each of these areas was responsible, were as follows: (i) commercial real estate loans 62.4%; (ii) commercial and industrial loans 17.5%; (iii) SBA loans 8.0%; (iv) residential estate loans 4.2%; and (v) "Bills Bought" (extensions of credit to banks in South Korea in the form of letters of credit discount transactions) 2.6%. A detailed description of the Bank's lending activities is included in Item 7 --" "Management's Discussion and Analysis of Financial Condition and Results of Operations(Y)Financial Condition(Y)Loan Portfolio" below.

INTERNET BANKING

          In January 2001, the Bank introduced an Internet banking service. The Internet banking service allows our customers to access their loan and deposit accounts through the Internet. Customers are able to obtain transaction history, account information and transfer funds between accounts. In April 2001, bill payment through the Internet was introduced which allows the customer to make various payments. The Bank continues to review and implement new products and delivery channels using information technology.

                                   COMPETITION

         The banking business in the Bank's present and intended future market areas is highly competitive with respect to virtually all products and services and has become increasingly so in recent years. While the banking market in the Bank's primary market area is generally dominated by a relatively small number of major banks with many offices operating over a wide geographic area, the Bank's direct competitors in its niche market tend to be similarly sized community banks which also focus their businesses on Korean-American consumers and businesses.

         There is a high level of competition within this specific niche. In the greater Los Angeles metropolitan area, the Bank's main competitors are eight locally owned and operated Korean-American banks including a bank which was opened in 2003 and one subsidiary of a South Korean bank. Currently, there is one or more Korean-American banks in the process of forming in the Los Angeles metropolitan area. In 2002, one additional local Korean-American bank servicing Orange County was opened. These banks have branches located in many of the same neighborhoods as the Bank, provide similar types of products and services and use the same Korean language publications and media for their

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marketing purposes. A less significant source of competition in the Los Angeles metropolitan area are a small number of branches of major banks which maintain a limited bilingual staff for Korean-speaking customers. While such banks have not traditionally focused their marketing efforts on the Bank's customer base in Southern California, their competitive influence could increase should they in the future choose to focus on this market.

                  In Northern California, there are currently one local Korean-American bank, four other branches of Los Angeles-based Korean-American banks including one Korean-American bank branch opened in 2003 and one LPO of a local Korean-American bank as well as branch offices of major or regional commercial banks.

             In Seattle, there is one local Korean-American bank serving the banking needs of the local Korean-American community. In addition to the Bank, currently three other Los Angeles-based Korean-American banks operate LPOs in the Seattle area.

         In addition to competition from banks in its niche market, the Bank competes with large commercial banks that have, among other advantages, the ability to finance wide-ranging and effective advertising campaigns and to allocate their investment resources to areas of highest yield and demand. Many of the major banks operating in the Bank's market area offer certain services which the Bank does not offer directly (but some of which the Bank offers through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits (restricted to a percentage of the Bank's total stockholders' equity, depending upon the nature of the loan transaction) than the Bank.

         Competitors also include savings institutions, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on-line banking services and personal finance software. Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers.

         To an extent the Bank is affected by more general competitive trends in the industry, those trends are towards increased consolidation and competition. Strong, unregulated competitors have entered banking markets with focused products targeted at highly profitable customer segments. Many largely unregulated competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products. Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive. Competition has also intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically, and the California market has been particularly attractive to out-of-state institutions. The Financial Modernization Act, which became effective March 11, 2000, makes it possible for full affiliations to occur between banks and securities firms, insurance companies, and other financial companies, and is also expected to intensify competitive conditions. See "Regulation and Supervision-- Financial Modernization Act" below.

         Technological innovations have also resulted in increased competition in the financial services industry. Such innovations have, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously have been considered traditional banking products. In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches and/or in-store branches. In addition to other banks, the sources of competition for such hi-tech products include savings associations, credit unions, brokerage firms, money market and other mutual funds, asset management groups, finance and insurance companies, and mortgage banking firms. To some extent the effect of such competition on the Bank is limited by the lack of availability of various technological advancements with Korean language capability. However, as such technology becomes available, the competitive pressure on the Bank to be at the forefront of such advancements is significant.

                                    EMPLOYEES

         As of December 31, 2003, the Bank had a total of 280 full time employees and 15 part-time employees. Three of these individuals are KEB employees who are expected to return to KEB after their service at the Bank, and were appointed to their current positions in accordance with KEB's management rotation system. Until consummation of the acquisition of the Bank by Hanmi Financial Corp., KEB intends to continue to have significant involvement in the selection of individuals to fill certain of the Bank's management positions other than the CEO position which has been "localized". See "Risk Factors-Management Rotation."

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                           REGULATION AND SUPERVISION

         GENERAL. The following discussion of statutes and regulations affecting banks is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that such statutes or regulations will not change in the future.

         As a California state-chartered bank whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, the Bank is subject to regulation, supervision and regular examination by the Department of Financial Institutions (the "DFI") and the FDIC. In addition, while the Bank is not a member of the Federal Reserve System, it is subject to certain regulations of the Board of Governors of the Federal Reserve (the "FRB"). The regulations of these agencies govern most aspects of the Bank's business, including the making of periodic reports by the Bank, and the Bank's activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. Supervision, legal action and examination of the Bank by the regulatory agencies are generally intended to protect depositors and are not intended for the protection of stockholders.

         The earnings and growth of the Bank are largely dependent on its ability to maintain a favorable differential or "spread" between the yield on its interest-earning assets and the rate paid on its deposits and other interest-bearing liabilities. As a result, the Bank's performance is influenced by general economic conditions, both domestic and foreign, the monetary and fiscal policies of the federal government, and the policies of the regulatory agencies, particularly the FRB. The FRB implements national monetary policies (such as seeking to curb inflation and combat recession) through its open-market operations in the United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rate applicable to borrowings by banks which are members of the Federal Reserve System. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

         CAPITAL ADEQUACY REQUIREMENTS. The Bank is subject to the regulations of the FDIC governing capital adequacy. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for the banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital; and "supplemental capital elements," or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on available-for-sale investment securities carried at fair market value. The following items are defined as core capital elements: (i) common stockholders' equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Supplementary capital elements include: (i) allowance for loan and lease losses (but not more than 1.25% of an institution's risk-weighted assets);
(ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

         The Bank is required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0% ("Total Risk-Based Capital Ratio"), at least one-half of which must be in the form of Tier 1 capital ("Tier 1 Risk-Based Capital Ratio"). Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans. As of December 31, 2003 and 2002, the Bank's Total Risk-Based Capital Ratios were 13.73% and 15.95%, respectively and its Tier 1 Risk-Based Capital Ratios were 12.63% and 14.70%, respectively.

         The federal banking agencies have revised the risk-based capital standards to take adequate account of concentrations of credit (i.e., relatively large proportions of loans involving one borrower, industry, location, collateral or loan type) and the risks of "non-traditional" activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution's management of such risks in assessing an institution's capital adequacy.

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         The federal banking agencies have also revised the risk-based capital regulations to include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. While interest risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank.

         Banks are also required to maintain a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets ("Leverage Capital Ratio") of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank's particular circumstances warrant. As of December 31, 2003 and 2002, the Bank's Leverage Capital Ratios were 10.62% and 11.56%, respectively.

PROMPT CORRECTIVE ACTION PROVISIONS

         Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories: "well capitalized" (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; and Leverage Ratio of 5%) and not subject to any regulatory order, agreement or directive; "adequately capitalized" (Total Risk-Based Capital Ratio of 8%; Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); "undercapitalized" (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); "significantly undercapitalized" (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Ratio less than 3%); and "critically undercapitalized" (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as "critically undercapitalized" unless its actual capital ratio warrants such treatment. Until the FDIC consent order was lifted in February 2004, although the Bank met the minimum total risk-based, Tier I risk based and Tier 1 leverage ratios to be considered well-capitalized, because it was subject to a consent order concerning its BSA deficiencies, it was not considered to be well-capitalized. (See Item 3. "Legal Proceedings")

         At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank "undercapitalized." Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). "Significantly undercapitalized" banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for the bank.

         In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against "institution-affiliated" parties.

SAFETY AND SOUNDNESS STANDARDS

         The federal banking agencies have adopted final guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to

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assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

PREMIUMS FOR DEPOSIT INSURANCE

         The FDIC has adopted final regulations implementing a risk-based premium system, whereby insured depository institutions are required to pay insurance premiums depending on their risk classification. Under this system, institutions such as the Bank which are insured by the Bank Insurance Fund ("BIF"), are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three supervisory categories based on federal regulatory evaluations. The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group
B), and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well capitalized, adequately capitalized and undercapitalized are the same in the FDIC's prompt corrective action regulations. The current BIF base assessment rates (expressed as cents per $100 of deposits) are summarized as follows:

                                                      Group A      Group B      Group C
                                                      -------      -------      -------
Well Capitalized...................................      0            3           17
Adequately Capitalized.............................      3           10           24
Undercapitalized...................................     10           24           27

         In addition, BIF member banks (such as the Bank) must pay an amount which fluctuates but is currently 1.54 basis points, or cents per $100 of insured deposits, towards the retirement of the Financing Corporation bonds issued in the 1980's to assist in the recovery of the savings and loan industry.

COMMUNITY REINVESTMENT ACT

         The Bank is subject to certain requirements and reporting obligations involving Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In measuring a bank's compliance with its CRA obligations, the regulators now utilize a performance-based evaluation system which bases CRA ratings on the bank's actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." The Bank was last examined for CRA compliance in April 2001 and received an "outstanding" CRA Assessment Rating.

OTHER CONSUMER PROTECTION LAWS AND REGULATIONS

         The bank regulatory agencies are increasingly focusing attention on compliance with consumer protection laws and regulations. Examination and enforcement has become intense, and banks have been advised to carefully monitor compliance with various consumer protection laws and their implementing regulations. The federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. In addition to CRA and fair lending requirements, the Bank is subject to numerous other federal consumer protection statutes and regulations. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, the Bank may incur additional compliance costs or be required to expend additional funds for investments in the local communities it serves.

INTERSTATE BANKING AND BRANCHING

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. Since June 1, 1997, a bank in one state has generally been permitted to merge with a

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bank in another state without the need for explicit state law authorization.
However, states were given the ability to prohibit interstate mergers with banks in their own state by "opting-out" (enacting state legislation applying equality to all out-of-state banks prohibiting such mergers) prior to June 1, 1997.

         Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be consummated by a bank holding company if the acquirer would control more than 10% of the deposits held by insured depository institutions nationwide or 30% percent or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

         A bank may establish and operate de novo branches in any state in which the bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.

         In 1995 California enacted legislation to implement important provisions of the Interstate Banking Act discussed above and to repeal California's previous interstate banking laws, which were largely preempted by the Interstate Banking Act.

         The changes effected by Interstate Banking Act and California laws have increased competition in the environment in which the Bank operates to the extent that out-of-state financial institutions directly or indirectly enter the Bank's market areas. It appears that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry. While many large out-of-state banks have already entered the California market as a result of this legislation, it is not possible to predict the precise impact of this legislation on the Bank and the competitive environment in which it operates.

FINANCIAL MODERNIZATION ACT

         Effective March 11, 2000, the Gramm-Leach-Bliley Act eliminated most barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers, and enabled full affiliations to occur between such entities. This legislation permits bank holding companies to become "financial holding companies" and thereby acquire securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the CRA by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the FRB.

         The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking. A national bank (and therefore, a state bank as well) may also engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a CRA rating of satisfactory or better. The Gramm-Leach-Bliley Act also imposes significant requirements on financial institutions with respect to the privacy of customer information, and modifies other existing laws, including those relating to community reinvestment.

USA PATRIOT ACT OF 2001

         On October 26, 2001, President Bush signed the USA Patriot Act of 2001 (the "USA Patriot Act"). Enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. on September 11, 2001, the Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence communities' ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations applicable to financial institutions, including:

                  i. due diligence requirements for financial institutions that administer, maintain, or manage private banks accounts or correspondent accounts for non-U.S. persons;

                  ii. standards for verifying customer identification at account opening;

                  iii. rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

         During 2002, the Federal Crimes Enforcement Network (FinCEN), a bureau of the Department of Treasury, issued regulations to implement various provisions of the Patriot Act. The Bank has been implementing the requirements of the Patriot Act since 2001. Compliance with such requirements has substantially been effected in connection with strengthening the Bank's BSA compliance procedures which it was otherwise required to do, and as such did not involve any material additional expenditures to comply with the USA Patriot Act specifically. The actions taken to enhance BSA compliance are described in detail in "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Noninterest Expense."

SARBANES-OXLEY ACT OF 2002

         On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity or debt securities registered under the Exchange Act. In particular, the Sarbanes-Oxley Act establishes:

                  i. new requirements for audit committees, including independence, expertise, and responsibilities;

                  ii. additional responsibilities regarding financial statements for the chief executive officer and chief financial officer of the reporting company;

                  iii.     new standards for auditors and regulation of audits;

                  iv. increased disclosure and reporting obligations for the reporting company and their directors and executive officers and;

                  v. new and increased civil and criminal penalties for violation of the securities laws.

         Although we have anticipated that we will continue to incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

         The Sarbanes-Oxley Act generally prohibits loans by a public company to its executive officers and directors. However, the Act contains a specific exception from such prohibitions for loans by a bank to its executive officers and directors in compliance with federal banking regulations restrictions on such loans. The Bank's authority to extend credit to affiliates, is also governed by federal law. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and that do not involve more than normal risk of repayment.

FAIR AND ACCURATE CREDIT TRANSACTION ACT

         In December 2003, President Bush signed into law the Fair and Accurate Credit Transaction Act ("FACT ACT") which sets new obligations for financial firms to help deter identity theft and give consumers more control of their credit data. It also reauthorizes a federal ban on state laws that interfere with corporate credit granting and marketing practices. The Federal Reserve Bank ("FRB") and the Federal Trade Commission ("FTC") are required to draft regulations to implement the FACT ACT. It is not possible at this time to determine the impact of such regulations that are to be drafted; however, the FRB and FTC recently announced that businesses will have until December 1, 2004 to comply the new initiatives.

OTHER PENDING AND PROPOSED LEGISLATION

         Other legislative and regulatory initiatives which could affect the Bank and the banking industry in general are pending, including an initiative that would permit the payment of interest on business checking accounts, and additional initiatives may be proposed or introduced, before the United States Congress, the California legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject the Bank to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. It cannot be predicted whether, or in what form, any such legislation or regulations may be enacted or the extent to which the business of the Bank would be affected thereby.

                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information contained in this annual report on Form 10-K. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risk factors occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks.

                           RISKS RELATED TO THE MERGER

BECAUSE THE MARKET PRICE OF HANMI COMMOM STOCK MAY FLUCTUATE, PUB STOCKHOLDERS CANNOT BE SURE OF THE VALUE OF THE MERGER CONSIDERATION THAT THEY MAY RECEIVE.

         Upon completion of the merger, each share of the Bank's common stock will be converted into merger consideration consisting of shares of Hanmi common stock, pursuant to the terms of the merger agreement. The value of the merger consideration to be received by the Bank's stockholders and the exchange ratio used to determine the number of shares of Hanmi common stock they will receive upon completion of the merger will be based, in part, on the average of the daily volume weighted average sale price of Hanmi common stock during the five day period ending on the day prior to the completion of the merger. This average price may vary from the price of Hanmi common stock on the date the merger was announced, on the date of this document, on the date of the special meetings and on the date of the completion of the merger. Accordingly, at the time of the special meeting, the Bank's stockholders will not necessarily know or be able to calculate the value of the merger consideration or the exchange ratio.

         Any change in the price of Hanmi common stock prior to completion of the merger will affect the value of the merger consideration that you will receive upon completion of the merger, except that if Hanmi's stock price drops to between $19.00 and $17.50, or if Hanmi's stock price increases to between $25.00 and $26.50, the value of the merger consideration will remain the same throughout those respective ranges. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. Neither of the Bank or Hanmi is permitted to terminate the merger agreement or resolicit the vote of its respective stockholders solely because of changes in the market price of either of the Bank or Hanmi's common stocks.

HANMI MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

         The success of the merger will depend on, among other things, Hanmi's ability to realize anticipated cost savings and revenue enhancements and to combine the business of its subsidiary the Bank and Hanmi Bank in a manner that permits growth opportunities to occur and that does not materially disrupt the existing customer relationships of the Bank or result in decreased revenues resulting from any loss of customers. If Hanmi is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

         The Bank and Hanmi have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of the Bank's or Hanmi's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

UNCERTAINTY REGARDING THE MERGER MAY RESULT IN THE LOSS OF THE EMPLOYEES AND CUSTOMERS OF HANMI AND PUB PRIOR TO THE COMPLETION OF THE MERGER.

         Employees of the Bank and Hanmi may experience uncertainty about their future role with the combined company. This may adversely affect the ability of the combined company to retain and attract key management and other personnel. Similarly, uncertainty regarding the merger may cause customers of Hanmi and PUB to withdraw their business prior to the completion of the merger. Any loss of the Bank's or PUB's customers could have a material adverse effect on the Bank's or PUB's respective business, regardless of whether or not the merger is ultimately completed. There can be no assurance that customers of each of Hanmi or PUB will continue their business without regard to the proposed merger.

THE BANK AND HANMI MAY BE SUBJECT TO ADVERSE REGULATORY CONDITIONS.

         Before the merger may be completed, various approvals must be obtained from, or notifications submitted to, the Board of Governors of the Federal Reserve System and the California Department of Financial Institutions. Some of the governmental authorities from whom those approvals must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

FUTURE SALES OF COMMON STOCK BY HANMI'S EXISTING STOCKHOLDERS COULD CAUSE ITS STOCK PRICE TO DECLINE.

         After the completion of the merger, the holders of approximately 3,947,369 shares of Hanmi's common stock issued in the private placement will have rights, subject to certain conditions, to require Hanmi to file registration statements covering the resale of their shares to the public. By exercising these registration rights and selling a large number of shares, these holders could cause the price of Hanmi's common stock to decline. Further, those sales could impair Hanmi's ability to raise needed capital by depressing the price at which it can sell is common stock.

                         OTHER RISKS RELATED TO THE BANK

DETERIORATION OF ECONOMIC CONDITIONS IN SOUTHERN CALIFORNIA COULD ADVERSELY AFFECT THE BANK'S LOAN PORTFOLIO AND REDUCE THE DEMAND FOR THE BANK'S SERVICE.

         The Bank focuses its business in Southern California, primarily in the greater Los Angeles and Orange County areas. As a result, poor economic conditions in Southern California could cause the Bank to incur losses associated with higher default rates and deteriorated collateral values in the Bank's loan portfolio. The Los Angeles area has experienced a downturn in economic activity in line with the slowdown in California since 2001. Economic activity slowed significantly immediately following the September 11, 2001 terrorist attacks. Unemployment levels have increased since mid 2001, especially in Los Angeles and Orange County, which is the geographic center and base of deposit and lending activity for the Bank. In the early 1990's, the California economy experienced an economic recession that increased the level of delinquencies and losses for the Bank and many of state's other financial institutions. Continuing deteriorating economic conditions in Southern California could have the following consequences, any of which could reduce the Bank's net income:

             -    loan delinquencies may increase;

             -    problem assets and foreclosure may increase;

             -    claims and lawsuits may increase;

             -    demand for the Bank's products and services may decline; and

             - collateral for loans made by the Bank, especially real estate, may decline in value, in turn reducing customers' borrowing power, reducing the value of assets associated with problem loans and reducing collateral coverage of the Bank's existing loans.

THE BANK COULD BE NEGATIVELY IMPACTED BY A DOWNTURN IN ECONOMIC CONDITIONS IN ASIA.

         The Bank has made loans to companies that are subsidiaries of companies domiciled in Korea and, often, these loans are guaranteed by or dependent upon the Korean parent company. Consequently, the Bank may have exposure to economic conditions in Asia. Adverse economic and political conditions in Asia, including currency devaluation, crises in leadership succession, or military conflict, may increase the Bank's exposure to economic and transfer risk. Transfer risk may increase because of an entity's incapacity to obtain the foreign exchange needed to meet its obligations or to provide liquidity. Although the Bank's obligations have not been adversely affected by the fiscal crisis in Asia which began in 1998, we cannot assure you that this crisis or in a similar crisis the Bank's financial condition and results of operations would not be negatively impacted.

         In addition, because a significant portion of the Bank's customer base is Korean-American, the Bank has historically had exposure to the economy of South Korea with respect to certain of its loans and credit transactions. Such exposure has consisted of (1) extensions of credit to banks in South Korea in the form of letter of credit discount transactions; (2) loans to borrowers in the U.S. secured by stand-by letters of credit issued by banks in South Korea and (3) loans to U.S. affiliates/subsidiaries of companies in South Korea.

         South Korea's economy is currently recovering from the same fiscal crisis affecting most of Asia which began in 1998. In addition to the three types of credit extensions described above, the Bank has historically issued performance letters of credit on behalf of certain large internationally-known Korean companies in connection with such companies' transactions in the U.S. The Bank has not experienced any losses with respect to such letters of credit over the past six years, and all of the customers for whom such letters of credit have been issued are substantial depositors which have typically maintained balances in excess of the amounts of such letter of credit. Notwithstanding the Bank's efforts to minimize its exposure to downturns in the Korean economy with respect to the above-described credit extensions, there can be no assurance that the combined company' efforts will be successful, and another significant downturn in the Korean economy could result in significant credit losses for the Bank.

         In addition to credit risks, because the Bank's respective customer base is largely Korean-American, the Bank's deposit base could significantly decrease as a result of a deterioration of the Korean economy. We believe that this may result because some of the Bank's customers may need funds for their local businesses which may be impacted by the Korean economy, or may temporarily withdraw deposits in order to transfer funds and benefit from gains on foreign exchange and interest rates and/or to help relatives or affiliated companies in South Korea during downturns in the Korean economy. A significant decrease in the Bank's deposits could also have a material adverse effect on the financial condition and result of operations of the Bank.

BORROWERS' INABILITY TO PAY THEIR COMMERCIAL REAL ESTATE LOANS MAY HAVE A MATERIAL IMPACT ON THE BANK.

         Approximately $544.5 million or 62.4% of the Bank's loan portfolio at December 31, 2003, and $395.8 million or 57.9% of the Bank's loan portfolio at December 31, 2002 were concentrated in commercial real estate loans. Although commercial loans generally provide for higher interest rates and shorter terms than single family residential loans, such loans generally involve a higher degree of risk, as the ability of borrowers to repay these loans is often dependent upon the profitability of the borrowers; businesses. An increase in the percentage of nonperforming assets in the Bank's commercial real estate, commercial and industrial loan portfolio may have a material impact on the Bank's financial condition and results of operations.

THE BANK HAS SPECIFIC RISKS ASSOCIATED WITH SMALL BUSINESS ADMINISTRATION LOANS.

         The Bank has generally sold the guaranteed portion of Small Business Administration ("SBA") loans in the secondary market. There can be no assurance that the Bank will be able to continue originating these loans, or that a secondary market will exist for, or that the Bank will continue to realize premiums upon the sale of, the guaranteed portions of the SBA loans. The federal government presently guarantees 75% to 85% of the principal amount of each qualifying SBA program, but there can be no assurance that such guaranteed portion will remain at its current funding level. Furthermore, there can be no assurance that the Bank will retain its preferred lender status, which, subject to certain limitations, allows the Bank to approve and fund SBA loans without the necessity of having the loan approved in advance by the SBA, or that if it does, the federal government will not reduce the amount of such loans which can be made by the Bank.

         The Bank believes that its SBA loan portfolio does not involve more than a normal risk of collection. However, since the Bank has sold the guaranteed portion of substantially all of its SBA loan portfolio, the Bank incurs a pro rata credit risk on the nonguaranteed portion of the SBA loans since the Bank shares pro rata with the SBA in any recoveries. In the event of default on an SBA loan, the Bank's pursuit of remedies against a borrower is subject to SBA approval, and where the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application has been prepared and submitted, the SBA may decline to honor its guarantee with respect to the Bank's SBA loans or it may seek the recovery of damages from the Bank.

THE BANK IS EXPOSED TO THE RISKS OF NATURAL DISASTER.

         The Bank's operations are concentrated in Southern California, especially the greater Los Angeles and Orange County areas. A significant percentage of its loans are secured by real estate. California is prone to earthquakes, fires, flooding and other natural disasters. The Bank has a disaster recovery plan with offsite data processing resources. A major earthquake could result in material loss to the Bank. However, the Bank's properties, and most of the real and personal property securing loans in the Bank's portfolios, are in Southern California. Many of the Bank's borrowers could suffer uninsured property damage, experience interruption of their business or lose their jobs after an earthquake, major fire or flood or other natural disaster. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Unlike a bank with operations that are more geographically diversified, the Bank will be vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Southern California.

DIVIDENDS

         The Bank paid cash dividends of $0.05 per common share in May, August and November of 2003 and in February of 2004. The decision to pay cash dividends in the future is solely within the discretion of the Bank's Board of Directors, subject to compliance with legal and regulatory requirements. The Bank's ability to pay cash dividends in the future will depend on the Bank's profitability, growth and capital needs. No assurance can be given whether or in what amounts any dividends will be declared or whether any such dividends, once declared, will continue to be paid in subsequent years.

MANAGEMENT ROTATION

         Prior to the Bank's initial public offering, KEB had traditionally appointed certain members of the Bank's senior management team pursuant to a rotation system whereby KEB assigned selected employees from KEB to work at the Bank for a temporary period. Such employees returned to KEB after completion of their assignment at the Bank. Since the initial public offering, KEB has agreed to "localize" the CEO position and has reduced the total number of KEB seconded officers serving at the Bank. KEB's remaining involvement in the selection of management could result in a lesser degree of management continuity and knowledge of local market conditions than would be the case for a locally-owned and operated institution, and could therefore have an adverse impact on the Bank's operations. Upon consummation of the pending acquisition of the Bank by Hanmi Financial Corp., however, KEB's management rotation system will cease.

MANAGEMENT OF GEOGRAPHIC EXPANSION

         The Bank's current business strategy includes expanding its operations geographically into select metropolitan areas with large Korean-American populations through the acquisition or opening of new branches and LPO's. In July 2001, the Bank opened its Silicon Valley office as a full service branch office and closed its San Jose LPO, which was opened in July 2000 in San Jose, Northern California. In May 2000 the Bank opened its first LPO, which is located in the greater Seattle area. If the acquisition of the Bank by Hanmi Financial Corp. does not occur, anticipated future growth outside of the Bank's current market area could place extra demands on the Bank's Management, personnel, systems, asset quality, earnings, policies and procedures and present problems not faced when the Bank concentrated its branch network within a relatively concentrated geographic area. There can be no assurance that the Bank will be able to make all adjustments necessary to employ and retain personnel with adequate training and experience to manage the anticipated geographical expansion of the Bank which will necessitate, among other things, developing knowledge and expertise in new markets and familiarity with the laws and regulations of other states. The failure to manage such geographic expansion effectively could have a material adverse effect on the Bank's business, cash flows, financial condition and results of operations. See "Item 1. Business__ General".

LOAN LOSS ALLOWANCE MAY NOT COVER ACTUAL LOAN LOSSES

         The Bank maintains an allowance for loan losses at a level which it believes is adequate to absorb any inherent losses in its loan portfolio. However, changes in economic, operating and other conditions may cause its actual loan losses to exceed its current allowance estimates. For the foreseeable future, the Bank anticipates that the allowance for loan losses will remain approximately at current levels. No assurance can be given that the amounts of the required provisions for loan losses will in fact correspond to such projections, that the actual loan growth will be consistent with projections, or that the Bank may not sustain unexpected credit deterioration or losses which would increase the required amount of the provisions, thereby adversely affecting the Bank's earnings. See Item 7. "Management Discussion and Analysis of Financial Condition and Results of Operation -- Provision for Loan Losses" and "Nonperforming Assets -- Allowance for Loan Losses."

         In addition, the FDIC and the Department of Financial Institutions, as an integral part of their respective supervisory functions, periodically review the Bank's allowance for loan losses. These regulatory agencies may require the Bank to increase its provision for loan losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in the Bank's allowance required by the FDIC or the Department of Financial Institutions could adversely affect the Bank.

SHARES AVAILABLE FOR FUTURE SALE

         If the merger of the Bank and Hanmi Financial Corp. does not occur, the future sale of a substantial number of shares of Common Stock by KEB, or by the Trust into which KEB has transferred its shares, or the perception that such sales could occur, could have an adverse effect on the market

POTENTIAL STATE TAX LIABILITY

         The Bank pays California state franchise taxes on the taxable income allocated from the combined taxable income of KEB's branches and affiliates in the United States, including the Bank, using the apportionment factors of California property, payroll and revenues over combined property, payroll and revenue of KEB's branches and its affiliates in the United States under the Water's Edge Unitary method, which applies if KEB owns more than a 50% interest in the Bank. To the extent that the Bank's taxable income, as a percentage of the combined taxable income, is more or less than the apportionment percentage, the actual California franchise tax liability and expense of the Bank may be higher or lower than if the Bank were not part of the combined KEB group. It is possible that the Bank could have no taxable income in a particular year, but that based on the taxable income of the other entities in the group, the Bank's state tax liability could be substantial. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" ___ "Provision for Income Taxes" and "Taxation."

COMPETITION

         The banking business in the Bank's current and intended future market areas is highly competitive with respect to virtually all products and services. While the California banking market in general is dominated by a relatively small number of major banks with many offices operating over a wide geographic area, the Bank's direct competitors in its Southern California niche market currently consist primarily of eight locally owned and operated Korean-American banks and one subsidiary of a South Korean bank which focus their businesses on Korean-American consumers and businesses. There is a high level of competition within this specific niche. While major banks have not historically focused their marketing efforts on the Bank's Korean-American customer base in Southern California, their competitive influence could increase in the future. Similar competitive factors exist in the Bank's other existing and potential geographical markets, except that more of the Bank's competition outside of Southern California comes from major or regional banks. In addition to competitive factors impacting its specific market niche, the Bank is affected by more general competitive trends in the banking industry, including intra-state and interstate consolidation, competition from non-bank sources and technological innovations. Many of the Bank's competitors have advantages over the Bank in conducting certain businesses and providing certain services, and there can be no assurance that the Bank will be able to successfully compete in its current markets or markets into which it expands. See Item 1. "Business ___ Competition."

MONETARY POLICY AND ECONOMIC CONDITIONS

         The Bank's net income depends to a large extent on its ability to maintain a favorable differential or "spread" between the rates earned on its loans and other interest-earning assets and the rates paid on its deposits and other interest-bearing liabilities. These rates are highly sensitive to many factors that are beyond the Bank's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular the Board of Governors of the Federal Reserve System. In addition, future adverse economic conditions or changes in regulatory policies or procedures could make a higher provision for loan losses prudent and could cause higher loan charge-offs, thus adversely affecting the Bank's net earnings. See Item 1. "Business-- Regulation and Supervision" and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk/Interest Rate Risk Management."

GOVERNMENT REGULATION AND LEGISLATION

         The Bank is subject to extensive state and federal regulation, supervision and legislation, and the laws that govern the Bank and its operations are subject to change from time to time. These laws and regulations increase the cost of doing business and have an adverse impact on the Bank's ability to compete efficiently with other financial service providers that are not similarly regulated. Changes in regulatory policies or procedures could result in Management determining that a higher provision for loan losses was necessary and could cause higher loan charge-offs, thus adversely affecting the Bank's net earnings. There can be no assurance that future regulation or legislation will not impose additional requirements and restrictions on the Bank in a manner that will adversely affect its results of operations, cash flows, financial condition and prospects.

ITEM 2. PROPERTIES

         Pacific Union Bank's principal office is located at 3530 Wilshire Boulevard, #1800, Los Angeles, California. The office is leased pursuant to a 10-year term lease which expires on December 9, 2008 plus an option to renew for a term of five years. The following table sets forth information about the Bank's owned and leased properties:

         NAME                                 LOCATION                             USE OF FACILITIES   OWNED/LEASED
         ----                                 --------                             -----------------   ------------
Corporate Headquarters   3530 Wilshire Boulevard, #1800, Los Angeles, California    Main Office           Leased

Wilshire Office          3327 Wilshire Boulevard, Los Angeles, California           Branch Office         Leased

Olympic Office           3099 Olympic Boulevard, Los Angeles, California            Branch Office(1)      Owned

San Francisco Office     1491 Webster Street, San Francisco, California             Branch Office         Leased

Western Office           928 South Western Avenue, Los Angeles, California          Branch Office(2)      Leased

Garden Grove Office      9122 Garden Grove Boulevard, Garden Grove, California      Branch Office         Owned

Vermont Office           933 South Vermont Avenue, Los Angeles, California          Branch Office(3)      Owned

Downtown Office          401 East 11th Street, Suite 207, Los Angeles, California   Branch Office         Leased

Van Nuys Office          114427 Sherman Way, Van Nuys, California                   Branch Office         Leased

Torrance Office          21838 Hawthorne Boulevard, Torrance, California            Branch Office         Leased

Rowland Heights Office   18399 East Colima Road, Rowland Heights, California        Branch Office         Leased

Cerritos Office          11900 South Street, #109, Cerritos, California             Branch Office         Leased

Silicon Valley Office    3402 El Camino Real, Santa Clara, California               Branch Office         Leased

---------------------
(1) International Department is located at this facility

(2) Consumer Loan Center is located at this facility

(3) SBA Department is located at this facility

ITEM 3. LEGAL PROCEEDINGS

         From time to time, the Bank is a party to claims and legal proceedings arising in the ordinary course of business. Currently, however, there are no pending legal proceedings or substantial threatened claims against the Bank. Moreover, on February 25, 2004, the FDIC terminated the Consent Order to Cease and Desist which had been issued against the Bank on April 4, 2002. The April 4, 2002 Consent Order had required correction of certain Bank Secrecy Act ("BSA") compliance deficiencies which the Bank has fully implemented.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not applicable.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

                  MARKET INFORMATION

                  The Bank's common stock is traded on the Nasdaq National Market under the symbol "PUBB." Previously, all of the capital stock of the Bank was owned by KEB, which now beneficially owns approximately 62.0% of the Bank's outstanding common stock. See "Item 1 -- Business" herein. Trading in the Common Stock of the Bank has not been extensive and such trades cannot be characterized as amounting to an active trading market. Management is aware of the following securities dealers which make a market in the Bank's stock: Sandler O'Neill & Partners, L.P., New York, New York; Hoefer & Arnett, San Francisco, California; and Wedbush Morgan Securities, Inc., Los Angeles, California ("the Securities Dealers").

                  The following table summarizes trades of the Bank's Common Stock for the last two fiscal years setting forth the approximate high and low sales prices of trading for the periods indicated, based upon information provided by the Securities Dealers. The information in the following table does not include trading activity between dealers.

                                         SALE PRICE OF
                                          THE BANK'S      TRADING
                                         COMMON STOCK     VOLUME
            CALENDAR                     -------------   ---------
          QUARTER ENDED                  HIGH     LOW     Shares
          -------------                  -----   -----   ---------
March 31, 2002(1)..............          10.26    9.04     295,600

June 30, 2002..................          17.59   10.27   1,226,300

September 30, 2002.............          18.20   11.01     758,300

December 31, 2002..............          13.21    9.28     782,800

March 31, 2003.................          12.74   11.16     445,500

June 30, 2003..................          15.46   11.59   1,005,000

September 30, 2003.............          20.98   12.99     933,900

December 31, 2003..............          26.92   18.55     939,700

                  HOLDERS

                  On February 10, 2004, there were approximately 795 beneficial owners of the Common Stock.

                  DIVIDENDS

                  Shareholders are entitled to receive dividends only when and if dividends are declared by the Bank's Board of Directors. The Bank paid $0.05 cash dividends in February 2004 and in May, August and November of 2003 and paid a 12% stock dividend in 2002. Under California law, the Bank may declare a cash dividend out of the Bank's net profits up to the lesser of the Bank's retained earnings or the Bank's net income for the last three (3) fiscal years (less any distributions made to stockholders during such period), or, with the prior written approval of the California Department of Financial Institutions, in an amount not exceeding the greatest of (i) the retained earnings of the Bank, (ii) the net income of the Bank for its last fiscal year, or (iii) the net income of the Bank for its current fiscal year. The payment of any cash dividends by the Bank will depend not only upon the Bank's earnings during a specified period, but

----------------------
(1) Stock prices have been adjusted to reflect the stock dividend on April 17, 2002 also on the Bank meeting certain capital requirements. See "Item 1 -- Business-- Regulation and Supervision -- Capital Adequacy Requirements" herein.

                  STOCK PURCHASES

                  There were no stock repurchases during the fourth quarter of 2003.

ITEM 6. SELECTED FINANCIAL DATA

         The selected financial data presented below is derived from the audited Financial Statements of the Bank. The selected financial data should be read in conjunction with the audited Financial Statements and notes thereto which appear elsewhere in this Annual Report, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 below.

         The selected financial data as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 is derived from our audited consolidated financial statements and related notes, which are included in this Annual Report. The selected financial data for prior years is derived from our audited consolidated financial statements which are not included in this Annual Report. All per share information has been adjusted for stock splits and dividends declared from time to time.

                                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                      2003              2002             2001            2000             1999
                                                      ----              ----             ----            ----             ----
                                                                                (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
  Total assets ...............................     $ 1,136,403      $   936,995      $   789,509      $   731,822      $   595,179
  Cash and due from banks ....................          24,516           24,266           26,074           32,326           40,524
  Federal funds sold .........................           8,500           62,500           42,000           61,600                -
  Federal Home Loan Bank stock ...............           7,851            3,538            1,504            1,414            2,000
  Securities available-for-sale ..............         151,815           64,701          139,662          150,097          143,626
  Securities held-to-maturity ................          58,864           89,314                -            6,007           11,761
  Total loans ................................         873,206          683,131          572,354          467,807          385,745
  Allowance for loan losses ..................          10,302            8,873            9,467            8,895            8,351
  Other real estate owned ....................               -                -                -              375                -
  Total deposits .............................         862,981          759,995          692,752          646,404          533,120
  Other borrowings ...........................               -                -                -                -                -
  Total stockholders' equity .................         110,683          100,876           89,960           76,299           56,442
SELECTED STATEMENT OF OPERATIONS DATA:
  Interest income ............................          50,861           46,378           55,276           53,169           39,751
  Interest expense ...........................          14,017           13,311           22,204           20,126           13,616
  Net interest income before
    provision for loan losses ................          36,844           33,067           33,073           33,043           26,135
  Provision for loan losses ..................           1,900            1,100            1,300            1,300              200
  Net interest income after
    provision for loan losses ................          34,944           31,967           31,773           31,743           25,935
  Noninterest income .........................          13,721           12,645            9,907            9,335            8,224
  Noninterest expense ........................          28,645           25,557           23,396           22,083           20,282
  Income before income taxes .................          20,020           19,055           18,283           18,995           13,877
  Income tax expense .........................           8,006            7,404            6,711            6,844            5,494
  Net income .................................          12,014           11,651           11,572           12,151            8,383
  Comprehensive income1 ......................          10,856           10,768           13,603           14,783            5,125
SHARE DATA:
  Net income per share - basic ...............     $      1.13      $      1.10      $      1.09      $      1.32      $      1.02
  Net income per share - diluted .............     $      1.12      $      1.09      $      1.08      $      1.32      $      1.02
  Book value per share .......................           10.36             9.50             8.48             7.20             6.87
  Cash dividends .............................            0.15                -                -             0.87             0.61
  Weighted average common
  shares outstanding .........................      10,655,349       10,616,017       10,600,306        9,180,807        8,213,334
  Year end shares outstanding ................      10,686,984       10,621,554       10,606,417       10,597,254        8,213,334

-----------------------
(Table continues following page.)

                                                        2003             2002             2001             2000              1999
                                                        ----             ----             ----             ----              ----
  KEY OPERATING RATIOS:
  PERFORMANCE RATIOS:
  Return on average equity(2) ...................        11.39%           12.40%           13.99%           19.69%           15.05%
  Return on average assets(3) ...................         1.15             1.34             1.41             1.84             1.50
  Interest rate spread(4) .......................         3.00             3.17             2.90             3.75             3.71
  Net interest margin(5) ........................         3.68             4.01             4.28             5.43             5.11
  Efficiency ratio(6) ...........................        56.65            55.91            54.44            52.11            59.03
  Net loans(7) to total deposits at year end ....        99.99            88.72            81.25            70.99            70.79
  Dividend payout ratio(8) ......................        13.30                -                -            65.84            59.64
  Average stockholders' equity to average
    total assets ................................        10.07            10.84            10.08             9.33             9.98
ASSET QUALITY RATIOS:
  Nonperforming loans to total loans(9) .........         0.13             0.30             0.88             0.13             1.03
  Nonperforming assets to total loans
    and other real estate owned(10) .............         0.13             0.30             0.88             0.21             1.03
  Net charge-offs to average total loans ........         0.06             0.28             0.14             0.17            (0.02)
  Allowance for loan losses to total
    loans at year end ...........................         1.18             1.30             1.65             1.90             2.16
  Allowance for loan losses to
    nonperforming loans .........................       904.48           437.96           187.09          1434.68           211.09
CAPITAL RATIOS:
  Tier 1 capital to average total assets ........        10.62            11.56            10.77            10.56            10.33
  Tier 1 capital to total risk-weighted assets ..        12.63            14.70            14.82            15.01            14.20
  Total capital to total risk-weighted assets ...        13.73            15.95            16.07            16.26            15.46

-----------------------
(Footnote appears on the following page.)

(1) Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale.

(2)  Net income divided by average stockholders' equity.

(3)  Net income divided by average total assets.

(4) Represents the weighted average yield earned on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(5) Represents net interest income as a percentage of average interest-earning assets.

(6) Represents noninterest expense as a percentage of the sum of net interest income before provision for loan losses and total noninterest income including securities gains and losses.

(7) Represents total gross loans less the allowance for loan losses, deferred fees and related costs.

(8)  Represents dividends declared per share divided by net income per share.

(9) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(10) Nonperforming assets consist of nonperforming loans and other real estate owned.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

         This discussion presents Management's analysis of the financial condition and results of operations of the Bank as of and for each of the years in the three-year period ended December 31, 2003 and includes the statistical disclosures required by SEC Guide 3 ("Statistical Disclosure by Bank Holding Companies"). The discussion should be read in conjunction with the Financial Statements of the Bank and the notes related thereto which appear elsewhere in this Form 10-K Annual Report (see Item 8 below). All share and per share information set forth herein has been adjusted to reflect stock splits and dividends declared.

         Statements contained in this report that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended, including the Bank's expectations, intentions, beliefs, or strategies regarding the future. All forward looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to the Bank on the date noted, and the Bank assumes no obligation to update any such forward looking statements. It is important to note that the Bank's actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which the Bank conducts its operations.

CRITICAL ACCOUNTING POLICIES

      The Bank's financial statements are prepared in accordance with accounting principles generally accepted in the U.S. The financial information contained within these statements is, to a significant extent, based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, Management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Bank's allowance for loan loss methodologies incorporate a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan loss that Management believes is appropriate at each reporting date.

      Quantitative factors include our historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers' sensitivity to interest rate movements and borrowers' sensitivity to quantifiable external factors including commodity and finished good prices as well as acts of nature (earthquakes, floods, fires, etc.) that occur in a particular period.

      Qualitative factors include the general economic environment in our markets, including economic conditions in Southern California and in particular, the state of certain industries. Size and complexity of individual credits in relation to lending officers' background and experience levels, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in our methodologies.

      As the Bank adds new products, increases the complexity of its loan portfolio, and expands its geographic coverage, it will enhance its methodologies to keep pace with the size and complexity of the loan portfolio. Management might report a materially different amount for the provision for loan losses in the statement of operations to change the allowance for loan losses if its assessment of the above factors were different. This discussion and analysis should be read in conjunction with the Bank's financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management's Discussion and Analysis section entitled "- Financial Condition - Allowance for Loan Losses." Although Management believes the level of the allowance as of December 31, 2003 is adequate to absorb losses inherent in the loan portfolio, a decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time.

      In addition to the Bank's policy with respect to the allowance for loan losses, the Bank has identified one additional critical accounting policies as discussed below.

      The Bank must make a determination of fair market value ("FMV") for loans held for sale (lower of cost or market), collateral underlying loans, and a variety of matters including our investment portfolio. These FMV's are determined based on consistently applied methods which are accepted within the regulatory environment the Bank operates. Investments are marked to market according to similar or identical financial instruments available in the market at the time of the mark. For all other items, market accepted techniques such as valuations, discounted cash flow and brokers' price opinions are utilized.

GENERAL

      The Bank is a community-oriented bank focused on Korean-American niche markets in California. The Bank has grown significantly over the past five years by emphasizing personalized customer service for the Korean-speaking communities which it serves. Total assets have increased by 90.9% over this five year period. See "Item 6 -- Selected Financial Data" herein.

      Over the past three years, the Bank has experienced significant balance sheet growth. Total assets increased to $1.1 billion at December 31, 2003 from $937.0 million, and $789.5 million at December 31, 2002 and 2001, respectively, for increases of 21.3% and 18.7% in 2003 and 2002, respectively. Total loans, including loans held for sale, increased to $873.2 million at December 31, 2003 from $683.1 million, and $572.4 at December 31, 2002 and 2001, respectively, for increases of 27.8% and 19.4% in 2003 and 2002, respectively. Total deposits increased to $863.0 million at December 31, 2002 from $760.0 million, and $692.8 million at December 31, 2002 and 2001, respectively, for increases of 13.6% and 9.7% at December 31, 2002 and 2001, respectively. For the year ended December 31, 2003, the Bank realized net income of $12.0 million or $1.13 per basic and $1.12 per diluted share compared to net income of $11.7 million or $1.10 per basic and $1.09 per diluted share for 2002 and $11.6 million or $1.09 per basic and $1.08 per diluted share for 2001. The Bank's return on average equity was 11.39%, 12.40% and 13.99% for the years ended

December 31, 2003, 2002 and 2001, respectively. The Bank's return on average assets for the same years was 1.15%, 1.34% and 1.41%, respectively.

                              RESULTS OF OPERATIONS

      The Bank's earnings depend largely upon its net interest income, which is the difference between the income received from its loan portfolio and other interest-earning assets and the interest paid on deposits and other liabilities. The net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. The Bank's net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. The Bank's net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on the Bank's loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond the Bank's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the FRB.

      Net interest income was $36.8 million, $33.1 million and $33.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Bank's average interest-earning assets were $1.0 billion, $823.8 million and $773.3 million in 2003, 2002 and 2001, respectively, representing increases of 21.6% and 6.5% in 2003 and 2002, respectively. The yield on interest-earning assets was 5.0%, 5.6% and 7.1% for 2003, 2002 and 2001, respectively, and the proportion of average net loans to average total interest-earning assets was 77.0% in 2003 compared to 72.2% in 2002 and 67.7% in 2001. The Bank's future interest income will largely depend on its ability to originate a sufficient volume of loans in its market areas. There is no assurance that the Bank will be able to sustain satisfactory loan growth in 2004. The ratio of average investment securities to average total interest-earning assets was 15.6% in 2003, compared to 18.8% and 21.2% in 2002 and 2001, respectively. The decreases in the ratio of average investment securities to average total interest-earning assets in 2003 and 2002 were primarily due to sales of available-for-sale investment securities and strong loan growth.

      The proportion of low yielding Fed funds sold to total average interest-earning assets decreased to 6.8% for 2003, compared to 8.6% for 2002 and 10.8% for 2001. The weighted average yield on Fed funds sold was 1.1%, 1.6% and 4.0% in 2003, 2002 and 2001, respectively. The yields on Fed funds sold decreased by 49 basis points and 240 basis points to 1.1% and 1.6% during 2003 and 2002, respectively due to decreases in the target weighted average Fed funds rate. The weighted average target Fed funds rate was 1.12%, 1.67% and 3.68% during 2003, 2002 and 2001, respectively.

      Interest income on loans increased by $6.7 million or 18.2% in 2003 compared with 2002 and decreased by $5.2 million or 12.2% in 2002 compared with 2001. Average net loans, including loans held for sale, increased $176.5 million to $771.1 million in 2003 and $71.3 million to $594.6 million in 2002 compared to $523.3 million in 2001. The increase of $6.7 million is net of an increase in interest income of $10.3 million resulting from the average volume increase of $176.5 million offset by a $3.5 million decrease due to the rate change.

      Total interest expense increased by $706,000 or 5.3% to $14.0 million in 2003 compared to $13.3 million in 2002. In 2002, the interest expense decreased by $8.9 million or 40.1% to $13.3 million compared to $22.2 million in 2001. The interest expense increase of $706,000 resulted from a $3.2 million increase due to the volume change and was offset by a $2.5 million decrease due to the rate change of average interest-bearing liabilities. The majority of this increase was attributable to a $1.3 million increase in interest on FHLB advances and was offset by a $553,000 decrease in the average balance of other time certificates of deposit.

      Total average interest-bearing liabilities were $696.3 million and $555.8 million in 2003 and 2002, respectively, representing an increase of 25.3%. The average rate paid on interest-bearing liabilities were 2.0% and 2.4% in 2003 and 2002, respectively. The decrease of 39 bps in average rate paid on interest bearing liabilities in 2003 was primarily the result of the lower interest rate environment and the decrease in the proportion of TCDs over $100,000 to total interest bearing liabilities.

NET INTEREST MARGIN

      The net interest margin for the years ended December 31, 2003, 2002 and 2001 was 3.68%, 4.01% and 4.28%, respectively. The decrease in the net interest margin in 2003 is due to the fact that a substantial portion of the Bank's interest earning assets reprice immediately after a rate change whereas interest-bearing liabilities reprice slower than interest-earning assets. The timing difference causes the Bank to be asset-sensitive, which means that all else being equal, the Bank's net interest margin will be lower during periods when short-term interest rates are falling and higher when rates are rising. The average yield on interest earning assets decreased by 55 basis points mainly due to the decreases in the yields on investment securities and loans which resulted from a decrease in the prime rate. The Bank's loans are generally tied to an index of prime rate, plus a spread. This decrease was partially offset by a decrease in the average rate paid on interest-bearing liabilities of 39 basis points mainly due to a decrease in the average deposit rate.

      The net interest margin was also affected by the relative change in the mix of the Bank's interest-earning assets during 2003. The Bank's average net loans (its highest yielding assets) increased as a percentage of earning assets to 77.0% in 2003, compared 72.2% and 67.7% in 2002 and 2001, respectively. At the same time, average Fed funds (its lowest yielding earning assets) decreased to 6.8% of earning assets in 2003, compared to 8.6% and 10.8% of earning assets in 2002 and 2001, respectively. The average investment securities, a relatively low-yielding asset, decreased to 15.6% of earning assets in 2003, compared to 18.8% and 21.2% of earning assets in 2002 and 2001, respectively.

      The following table shows the Bank's average balances of assets, liabilities and stockholders' equity; the amount of interest income or interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the years indicated:

               DISTRIBUTION, YIELD AND RATE ANALYSIS OF NET INCOME

                                                          FOR THE YEARS ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------------------
                                           2003                          2002                        2001
                                           -----                         -----                       ----
                                          INTEREST                     INTEREST                     INTEREST
                                AVERAGE    INCOME/   AVERAGE  AVERAGE  INCOME/   AVERAGE   AVERAGE  INCOME/   AVERAGE
                                BALANCE   EXPENSE  RATE/YIELD BALANCE  EXPENSE  RATE/YIELD BALANCE  EXPENSE  RATE/YIELD
                              ----------  -------- ---------  -------- -------- ---------- -------- -------- ---------
                                                             (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning
  assets:
Loans, net(1)...............  $  771,106  $43,854       5.61% $594,641 $ 37,107      6.15% $523,337 $ 42,258      7.96%
Federal Home Loan Bank stock       4,312      200       4.64     2,362      116      4.91     1,463       75      5.13
Taxable investment
  securities:
U. S. Treasury securities...       2,018       70       3.47     1,247       74      5.93     5,486      304      5.54
U. S. Government agencies...     154,015    5,964       3.87   153,233    7,912      5.16   157,946    9,199      5.82
Tax-exempt investment
  securities:(2)
State and political
  subdivisions..............           0        0          0       167        6      3.84       201        8      3.83
Federal funds sold..........      67,903      754       1.10    70,753    1,144      1.59    83,454    3,382      4.00
Interest-earning deposits...       2,048       19       0.93     1,409       19      1.35     1,371       50      3.65
                              ----------  -------             -------- --------            -------- --------
Total interest-earning
  assets....................   1,001,402   50,861       5.02   823,812   46,378      5.57   773,258   55,276      7.07
                              ----------  -------             -------- --------            -------- --------
Noninterest-earning assets:
Cash and due from banks.....      24,707                        25,402                       27,391
Bank premises and
  equipment, net............       6,424                         7,777                        9,658
Other real estate owned, net           -                             -                           35
Customers' acceptance
  liabilities...............       1,326                         1,041                          742
Accrued interest receivable.       3,317                         3,403                        3,956
Other assets................       9,462                         5,333                        5,278
                              ----------                      --------                     --------
Total noninterest-earning
  assets....................      45,236                        42,956                       47,060
                              ----------                      --------                     --------
Total assets................  $1,046,638                      $866,768                     $820,318
                               =========                      ========                     ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Interest-bearing
  liabilities:
Deposits:
Money market................    $176,866    2,646       1.50  $118,875    2,227       1.87 $102,151    2,744      2.69
Super NOW...................       7,868       23       0.29     7,517       39       0.52    6,141       59      0.96
Savings.....................      46,119      115       0.25    42,505      289       0.68   42,833      564      1.32
Time certificates of
  deposit of $100,000 or
  more......................     286,241    6,177       2.16   249,205    6,413       2.57  273,266   13,820      5.06
Other time..................     106,830    2,627       2.46   104,355    3,180       3.05  108,587    5,015      4.62
Other borrowings............      72,399    2,429       3.31    33,295    1,163       3.45       38        1      2.60
                              ----------  -------             -------- --------            -------- --------
Total interest-bearing
  liabilities...............     696,323   14,017       2.01   555,752   13,311       2.40  533,016   22,203      4.17
                              ----------  -------             -------- --------            -------- --------

------------------
(Table continues and footnote appears on following page.)

                                                          FOR THE YEARS ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------------------
                                           2003                          2002                        2001
                                           -----                         -----                       ----
                                          INTEREST                     INTEREST                     INTEREST
                                AVERAGE    INCOME/   AVERAGE  AVERAGE  INCOME/   AVERAGE   AVERAGE  INCOME/   AVERAGE
                                BALANCE   EXPENSE  RATE/YIELD BALANCE  EXPENSE  RATE/YIELD BALANCE  EXPENSE  RATE/YIELD
                              ----------  -------- ---------- -------- -------- ---------- -------- -------- ----------
                                                             (DOLLARS IN THOUSANDS)
Noninterest-bearing
  liabilities:
Demand deposits.............     237,528                       210,778                      192,589
Other liabilities...........       7,353                         6,316                       12,010
                              ----------                      --------                     --------
Total noninterest-bearing ..     244,881                       217,094                      204,599
Stockholders' equity........     105,434                        93,922                       82,703
                              ----------                      --------                     --------
Total liabilities and
  Stockholders' equity......  $1,046,638                      $866,768                     $820,318
                              ==========                      ========                     ========
Net interest income.........              $ 36,844                     $ 33,067                      $33,073
                                          ========                     ========                     ========
Net interest spread(3)......                            3.00%                         3.17%                       2.90%
                                                   =========                    ==========                   =========
Net interest margin(4)......                            3.68%                         4.01%                       4.28%
                                                   =========                    ==========                   =========
Ratio of average
  interest-bearing Assets to
  average interest-bearing
  liabilities................                         143.81%                       148.23%                     145.07%
                                                   =========                    ==========                   =========

----------------------------
(1) Loans are net of the allowance for loan losses, deferred fees and related direct costs. Non-accrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were $810,000, $615,000 and $504,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

(2) Yields on tax-exempt income have not been computed on a tax equivalent basis because tax-exempt securities are minimal.

(3) Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(4) Represents net interest income as a percentage of average interest-earning assets.

      The following table sets forth, for the years indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

                   RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

                                                 YEAR ENDED                            YEAR ENDED
                                                DECEMBER 31,                          DECEMBER 31,
                                               2003 VS. 2002                          2002 VS. 2001
                                               -------------                          -------------
                                           INCREASES (DECREASES)                  INCREASES (DECREASES)
                                             DUE TO CHANGE IN                       DUE TO CHANGE IN
                                             ----------------                       ----------------
                                           VOLUME      RATE          TOTAL     VOLUME     RATE       TOTAL
                                           ------      ----          -----     ------     ----       -----
                                                             (DOLLARS IN THOUSANDS)
EARNING ASSETS:
INTEREST INCOME:
  Loans, net(1)...................        $10,260     ($3,514)      $ 6,746    $5,267   ($10,418)   ($5,151)
   Federal Home Loan Bank stock...             91          (7)           84        44         (3)        41
   Taxable investment securities:
     U. S. Treasury securities....             34         (38)           (4)     (250)        20       (230)
     U. S. Government agencies....             40      (1,987)       (1,947)     (268)    (1,020)    (1,288)
   Tax-exempt securities:(2)
     State and political
      subdivisions................             (6)          -            (6)       (1)         -         (1)
   Federal funds sold.............            (44)       (346)         (390)     (452)    (1,786)    (2,238)
   Interest-earning deposits......              7          (7)            -         1        (32)       (31)
                                          -------     -------       -------    ------   --------    -------
       Total net change in
        interest income...........        $10,382     ($5,899)      $ 4,483    $4,341   ($13,239)   ($8,898)
                                          -------     -------       -------    ------   --------    -------

----------------
(Table continues and footnote appears on following page.)

                                                       YEAR ENDED                             YEAR ENDED
                                                      DECEMBER 31,                           DECEMBER 31,
                                                     2003 VS. 2002                           2002 VS. 2001
                                                     -------------                           -------------
                                                 INCREASES (DECREASES)                   INCREASES (DECREASES)
                                                   DUE TO CHANGE IN                        DUE TO CHANGE IN
                                                   -----------------                       ----------------
                                           VOLUME       RATE          TOTAL           VOLUME     RATE       TOTAL
                                           ------       ----          -----           ------     ----       -----
                                                             (DOLLARS IN THOUSANDS)
DEPOSITS AND BORROWED FUNDS:
INTEREST EXPENSE:
   Money market deposits..........            931        (513)          418              402       (919)      (517)
   Super NOW......................              2         (18)          (16)              11        (31)       (20)
   Savings deposits...............             23        (197)         (174)              (4)      (271)      (275)
   Time certificates of deposit
    in denominations of $100,000
    or more.......................            879      (1,115)         (236)          (1,126)    (6,281)    (7,407)
   Other time deposits............             74        (627)         (553)            (189)    (1,646)    (1,835)
   Other borrowings...............          1,314         (47)        1,267            1,161          1      1,162
                                          -------     -------       -------           ------    -------     ------
       Total net change in
        interest expense..........          3,223      (2,517)          706              255     (9,147)    (8,892)
                                          -------     -------       -------           ------    -------     ------
Change in net interest income.....        $ 7,159     ($3,382)      $ 3,777           $4,086    ($4,092)   ($    6)
                                          =======     =======       =======           ======    =======    =======

-----------------------------
(1) Loan fees net of direct cost have been included in the calculation of interest income. Loan fees were $615,000, $504,000 and $405,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Loans are net of the allowance for loan losses, deferred fees and related direct costs.

(2) Yields on tax-exempt income have not been computed on a tax equivalent basis, because the percentage of tax-exempt securities is minimal.

PROVISION FOR LOAN LOSSES

      Credit risk is inherent in making loans. The Bank sets aside an allowance for loan losses through charges to earnings. The charges are reflected in the income statement as the provision for loan losses. Specifically, the provision for loan losses represents the amount charged against current period earnings to achieve an allowance for loan losses that in Management's judgment is adequate to absorb losses inherent in the Bank's loan portfolio.

      The provision for loan losses was $1.9 million, $1.1 million and $1.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Bank had net charge-offs of $471,000 (including $330,000 in recoveries) in 2003, of $1.7 million (including $111,000 in recoveries) in 2002, and $727,000 (including $581,000 in recoveries) in 2001.

      NONINTEREST INCOME

      The Bank generates noninterest income from service fees on deposit accounts and from other transactional and operating income in connection with remittances, letters of credit, merchant service and other activities. The following table sets forth the various components of the Bank's noninterest income for the years indicated:

                                                                       FOR THE YEARS
                                                                     ENDED DECEMBER 31,
                                                                 ---------------------------
                                                                  2003      2002      2001
                                                                 -------   -------   -------
                                                                   (DOLLARS IN THOUSANDS)
Service charges on deposit accounts ..........................   $ 6,298   $ 6,484   $ 6,573
Remittance fees ..............................................       906       912       918
Letter of credit related fees ................................       777       807       768
Net other real estate owned income ...........................         -         -       114
Gain on sale of loans ........................................     3,450       705         -
Gain on sale of securities ...................................       409       825         -
Gain on sale of premise ......................................         -     1,194         -
Other operating income .......................................     1,880     1,718     1,534
                                                                 -------   -------   -------
   Total .....................................................   $13,721   $12,645   $ 9,907
                                                                 -------   -------   =======
   As a percentage of average earning assets                        1.37%     1.53%     1.28%

      The Bank earns the majority of its noninterest income from service charges on deposit accounts, which amounted to $6.3 million, $6.5 million and $6.6 million in 2003, 2002 and 2001, respectively, or 45.9%, 51.3%, and 66.3% of total noninterest income in 2003, 2002 and 2001, respectively. The slight decrease in service charges on deposit accounts in 2003 and 2002 mainly resulted from a decrease in fees collected due to the non-sufficient funds. Other operating income amounted to $1.9 million, $1.7 million and $1.5 million in 2003, 2002, and 2001, respectively. The increase is mainly due to an increase in loan related service fees. The Bank realized a $3.5 million in gain on sale of loans including a $3.4 million gain on sale from SBA loans in 2003 compared to a $705,000 gain on sale of loans in 2002 and no gain on sale of loans in 2001, which gains on sale of loans constituted 25.1%, 5.6% and 0% of the Bank's total noninterest income in 2003, 2002 and 2001, respectively. The Bank is planning to continue to originate and sell SBA loans in 2004. However, there can be no assurance that the Bank will be able to continue to realize premiums upon the sale of, the guaranteed portions of the SBA loans. The Bank realized a gain on sale of securities in 2003 of $409,000 compared to a gain on sale of securities of $825,000 in 2002 and no gain on sale of securities in 2001. The Bank had a one-time gain on sale of premises in 2002 of $1.2 million relating to the sale of the Bank's San Francisco office in 2002. Remittance fees amounted to $906,000, $912,000 and $918,000 or 6.6%, 7.2% and 9.3% of total non-interest income in 2003, 2002, and 2001, respectively.

         Other operating income was composed of various fee income from routine banking operations, such as credit card processing fees, loan related service fees, merchant discount fees, safety deposit box rental and check printing charges, none of which were individually significant.

NONINTEREST EXPENSE

         The following table sets forth the breakdown of non-interest expense for the years indicated:

                                                                          FOR THE YEARS
                                                                       ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                 2003         2002         2001
                                                                -------      -------      -------
                                                                     (DOLLARS IN THOUSANDS)
Salaries and employee benefits..........................        $14,216      $12,348      $11,946
Security guards.........................................            878          938          868
Net occupancy expense...................................          2,841        2,873        2,903
Equipment expense.......................................          1,395        1,384        1,247
Data processing expense.................................          1,950        1,942        1,713
Office supplies.........................................            453          483          553
Legal and professional expense..........................          1,754        1,206          757
Advertising and public relations........................            915          845          568
Communication related expense                                     1,009        1,035          948
Other operating expense.................................          3,234        2,503        1,894
                                                                -------      -------      -------
                Total...................................        $28,645      $25,557       23,397
                                                                =======      =======      =======

      Total noninterest expense was $28.6 million, $25.6 million and $23.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. The increase in 2003 was mainly attributable to an increase in salaries and employee benefits of $1.9 million, other operating expenses of $731,000, and legal and professional expenses of $548,000.

      Salaries and employee benefit costs totaled $14.2 million, $12.3 million and $11.9 million or 49.6%, 48.3% and 51.1% of total noninterest expenses in 2003, 2002 and 2001, respectively. The number of full-time equivalent employees was 291, 261 and 252 as of December 31, 2003, 2002, and 2001, respectively. The salaries and employee benefit costs increased by $1.9 million or 15.1% in 2003 compared with 2002, and $267,000 or 2.9% in 2002 compared with 2001.

      Net occupancy expense totaled $2.8 million, $2.9 million and $2.9 million or 9.9%, 11.2% and 12.4% of total noninterest expenses in 2003, 2002 and 2001, respectively. In the middle of 2002, the Bank sold its San Francisco premise and relocated its San Francisco office by reducing the size in furtherance of its right-sizing strategy.

      Data processing expenses totaled $2.0 million, $1.9 million and $1.7 million or 6.8%, 7.6% and 7.3% of noninterest expenses in 2003, 2002 and 2001, respectively.

      Legal and professional expenses totaled $1.8 million, $1.2 million and $757,000 or 6.1%, 4.7% and 3.2% of the noninterest expenses in 2003, 2002 and 2001, respectively. The increase of $548,000 or 45.4% in 2003 compared with 2002 was primarily attributable to an expense in relation to merger and acquisition of the Bank in 2003. The increase of $449,000 or 59.3% in 2002 compared with 2001 was primarily attributable to an increase in consulting and legal expenses for retaining an outside consultant for reviewing a bank-wide risk program.

      Other operating expense was comprised of FDIC and state assessment on deposits expenses, SBA referral fees, employee related expenses, correspondent bank charges, and other various expenses. Other operating expenses totaled $3.2 million, $2.5 million and $1.9 million or 11.3%, 9.8% and 8.1% of total noninterest expenses in 2003, 2002, and 2001, respectively. An increase in other operating expenses of $731,000 or 29.2% in 2003 was mainly attributable to the increases in SBA referral fees and FDIC and state assessment fees on deposits of $484,000 and $167,000, respectively. An increase of $609,000 or 32.2% in 2002 was mainly attributable to the increases in SBA loan referral fees and sundry loss of $144,000 and $256,000, respectively.

      The efficiency ratio, defined as the ratio of noninterest expense to the sum of net interest income before provision for loan losses and noninterest income, was 56.7%, 55.9% and 54.4% in 2003, 2002 and 2001, respectively. The efficiency ratio went up slightly in 2003 compared with 2002 primarily due to an increase in legal professional expenses in a relation to merger and acquisition of the Bank. The increase in noninterest expenses in 2002 was primarily due to an increase in expenses in monitoring, training and auditing for compliance with BSA in spite of the Bank's consistent efforts to control expenses and increase revenues through improved marketing strategies compared with 2001.

PROVISION FOR INCOME TAXES

      The Bank had income taxes of $8.0 million, $7.4 million and $6.7 million in 2003, 2002 and 2001, respectively, resulting in effective tax rates of 40.0%, 38.9% and 36.7% for 2003, 2002 and 2001, respectively. The effective tax rate fluctuations are strongly influenced by California state franchise taxes net of Federal tax benefits under the Water's Edge Unitary method.

      Income tax expenses included $1.7 million, $2.0 million and $611,000 for California franchise taxes in 2003, 2002 and 2001, respectively. The fluctuation in California franchise taxes over the years was mainly due to a fluctuation in taxable income of the Bank's affiliates in the United States under the Water's Edge Unitary method. The Bank accrues state franchise taxes based on the tax sharing agreement between the Bank and KEB. This agreement requires that each party pay its share of California franchise tax liability on the taxable income allocated from estimated combined net taxable income of KEB's branches and affiliates in the United States, including the Bank, using the apportionment factor of California property, payroll and revenues over combined property, payroll and revenue of KEB's branches and its affiliates in the United States under the Water's Edge Unitary method. See " Taxation" below.

      Deferred tax assets were $5.2 million, $4.7 million and $3.3 million as of December 31, 2003, 2002 and 2001, respectively. The major portion of the Bank's temporary differences involve recognizing substantially more loan loss provisions in its financial statements than it has been allowed to deduct for taxes. For tax purposes, the Bank must use the specific charge-off method for bad debt deduction, which claims deductions only to the extent that loans become wholly or partially worthless.

MARKET RISK/INTEREST RATE RISK MANAGEMENT

      Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, Management actively monitors and manages its interest rate risk exposure.

      Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Bank to attempt to control risks associated with interest rate movements. In general, Management's strategy is to match asset and liability balances within maturity categories to limit the Bank's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Bank's asset and liability management strategy is formulated and monitored by the Bank's Asset/Liability Management Committee, which is composed of executive and manager level officers from various areas of the Bank including lending, investment and deposit gathering, in accordance with policies approved by the Board of Directors. The Asset/Liability Management Committee meets regularly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses and maturities of investments and borrowings. The Asset/Liability Management Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition, and reports regularly to the Board of Directors.

      One of the primary goals of the Bank's Asset/Liability Management Committee is to manage the financial components of the Bank so as to optimize net income under varying interest rate environments. The focus of this process is the development, analysis, implementation and monitoring of earnings enhancement strategies that provide stable earnings and capital levels during periods of changing interest rates.

      Interest rate risk occurs when assets and liabilities re-price at different times as interest rates change. Generally speaking, the rates of interest that the Bank earns on its assets, and pays on its liabilities, are established contractually for specified periods of time. Unfortunately, market interest rates change over time and if a financial institution cannot quickly adapt to interest rate changes, then as a result it may be exposed to lower profit margins or even losses. For instance, if the Bank were to fund long-term assets with short-term deposits, and interest rates were to rise over the term of the assets, the short-term deposits would rise in cost, decreasing or perhaps eliminating the prior amount of net interest income. Similar risks exist when rate sensitive assets (for example, prime rate-based loans) are funded by longer-term fixed rate liabilities in a falling interest rate environment.

      In the management of interest rate risk, the Bank utilizes 1) monthly gap analysis, and 2) quarterly simulation modeling to determine the sensitivity of net interest income and economic value sensitivity of the balance sheet. These techniques are complementary and are used to provide a more accurate measurement of interest rate risk.

      Gap analysis measures the repricing mismatches between assets and liabilities. The interest rate sensitivity gap is determined by subtracting the amount of liabilities from the amount of assets that reprice in a particular time interval. A liability sensitivity results when more liabilities than assets reprice or mature within a given period. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period. At December 31, 2003, the Bank maintained a one-year gap position of $61.0 million or 5.4% of total assets because the Bank's assets tend to reprice more frequently than its liabilities over a twelve months period. The Bank will realize lower net interest income in a falling rate environment. The FRB reduced the targeted Fed funds rate by 25 basis points in 2003 and 50 basis points in 2002 in response to a perceived economic slowdown

      The following table sets forth the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 2003 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

                                                                  INTEREST RATE SENSITIVITY ANALYSIS
                                                                           AT DECEMBER 31, 2003
                                                                  AMOUNTS SUBJECT TO REPRICING WITHIN
                                              -----------------------------------------------------------------------
                                             0-3 MONTHS     3-12 MONTHS        1-5 YEARS     AFTER 5 YEARS    TOTAL
                                             ----------     -----------        ---------     -------------    -----
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
     Total loans(1)..................         $697,851       $ 28,573           $58,131         $89,165     $ 873,720
     Federal Home Loan Bank stock....            7,851              -                 -               -         7,851
     Investment securities(2)........            3,768         11,162           105,686          90,063       210,679
     Federal funds sold..............            8,500              -                 -               -         8,500
     Interest-earning deposits.......              220              -                 -               -           220
                                              --------       --------           -------         -------     ---------
        Total........................          718,190         39,735           163,817         179,228     1,100,970
                                              ========       ========           =======         =======     =========
Interest-bearing liabilities:
     Money market....................          128,662              -                 -               -       128,662
     NOW.............................            7,730              -                 -               -         7,730
     Savings deposits................           46,474              -                 -               -        46,474
     Time deposits of $100,000
        or more......................          183,645        144,178             3,982               -       331,805
     Other time deposits.............           40,219         43,969             9,499               -        93,687
     Other borrowed funds............           52,017         50,000            55,000               -       157,017
                                             ---------       --------           -------         -------     ---------
        Total........................        $ 458,747       $243,147           $13,481         $     -     $ 765,375
                                             =========       ========           =======         =======     =========

--------------------
(Table continues and footnote appears on following page.)

                                             0-3 MONTHS     3-12 MONTHS       1-5 YEARS     AFTER 5 YEARS
                                             ----------     -----------       ---------     -------------
Cumulative interest rate
     sensitivity gap.................         $259,443        $61,031          $156,367        $335,595

Cumulative interest rate
     sensitivity gap ratio as a
     percentage of total assets......            22.83%          5.37%            13.76%          29.53%

--------------------------
(1) Excludes non-accrual loans and including deferred loan fees.

(2) Based on maturity dates and repricing frequencies.

      Although interest rate sensitivity gap is a useful measurement and contributes to effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly uses simulation modeling as a tool to measure the sensitivity of earnings and net portfolio value ("NPV") to interest rate changes. Net portfolio value is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. The simulation model captures all assets, liabilities, and off-balance sheet financial instruments, accounting for significant variables that are believed to be affected by interest rates. These include prepayment speeds on loans, cash flows of loans and deposits, principal amortization, call options on securities, balance sheet growth assumptions and changes in rate relationships as various rate indices react differently to market rates. The simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling market interest rate scenarios in 100 basis point increments.

      The following table sets forth as of December 31, 2003 the Bank's estimated net interest income over a twelve months period and NPV based on the indicated changes in market interest rates.

                       % Change
     Change         (in Net Interest     % Change in
(in Basis Points)        Income)             NPV
-----------------   ----------------     -----------
       200               10.21%              9.62%
       100                5.10               2.81
         0
      -100               -9.27              -5.10

      As indicated above, the net interest income increases (decreases) as market interest rates rise (fall). This is due to the fact that the Bank maintained a positive gap and also a substantial portion of the interest earning assets reprice immediately after the rate change, interest-bearing liabilities reprice slower than interest-earning assets, and interest-bearing liabilities do not reprice to the same degree as interest earning assets, given a stated change in the interest rate. The NPV increases (declines) as the interest income increases (decreases) since the change in the discount rate has a greater impact on the change in the NPV than does the change in the cash flows.

      Management believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

      The Bank's historical strategies in protecting both net interest income and economic value of equity investments from significant movements in interest rates have involved restructuring its investment portfolio and using FHLB advances. Bank policies also permit the purchase of rate caps and floors, and engaging in interest rate swaps, although the Bank has not yet engaged in either of these activities. At December 31, 2003, the Bank had no derivative instruments outstanding.

LIQUIDITY AND CAPITAL RESOURCES

      LIQUIDITY. Liquidity is the Bank's ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. The Bank's principal sources of liquidity have been growth in deposits and proceeds from the maturity of securities and prepayments from loans. To supplement its primary sources of liquidity, the Bank maintains $282.2 million of borrowing capacity under a collateralized line of credit with the FHLB of San Francisco. As of December 31, 2003, the Bank's available liquidity totaled $226.0 million, which was approximately 22.2% of total deposits and 70.2% of total volatile liabilities. It is the Bank's policy to maintain a minimum fund availability to total deposit and borrowing ratio of 20% and a minimum fund availability to total volatile liability ratio of 50%. The Bank considers any excessive cash holdings or balances in due from banks, overnight Fed funds sold, uncollateralized available-for-sale securities, readily marketable loans and readily available FHLB advances as fund availability. The Bank follows the regulatory definition of volatile liabilities, which is Jumbo CD's.

      The Bank has various financial obligations, including contractual obligations and commitments, that may require future cash payments. The following table presents future net minimum rental commitments, primarily representing noncancelable operating leases and borrowings from Federal Home Loan Bank at December 31, 2003.

                                           Payment due by Period

   Contractual          Less than 1                                 More than 5
   Obligations             year        1-3 years      3-5 years        years           Total
----------------       ------------   ----------      ---------     -----------    ------------
Operating Lease        $  1,857,274    2,951,477      2,175,165        929,999     $  7,913,916
Other borrowings       $102,016,700   55,000,000             --             --     $157,016,700

OFF-BALANCE SHEET ARRANGEMENTS

      As part of its service to its small to medium sized business customers, the Bank issues formal commitments to extend credit and lines of credit. These commitments can be either secured or unsecured. They may be in the form of revolving lines of credit for seasonal working capital needs. These commitments may also take the form of standby letters of credit and commercial letters of credit. Commercial letters of credit facilitate import trade. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. Since many of the letters of credit and commitments to extend credit are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. For further information about these arrangements, See Note 11 of the Notes to Financial Statements included elsewhere in this report

      The following table shows the commercial commitments of the Bank as of December 31, 2003.

                                                                      COMMITMENTS EXPIRING
                                                                      AT DECEMBER 31, 2003
                                                                          (IN THOUSANDS)

                                                                 AFTER ONE BUT
                                                  WITHIN ONE        WITHIN           AFTER FIVE
                                                     YEAR         FIVE YEARS           YEARS           TOTAL
                                                  ----------     --------------      ----------       --------
                                                             (DOLLARS IN THOUSANDS)
Commercial commitments:
     Loans......................................   $ 80,778          $10,906           $1,330          $93,014
     Standby letters of credit..................     18,991               25                -           19,016
     Commercial Letters of credit...............      7,199                3                -            7,202
                                                   --------          -------           ------         --------
         Total commercial commitments              $106,968          $10,934           $1,330         $119,232
                                                   ========          =======           ======         ========

      The following table shows the commitments to extend credit whose contract amounts represent the amount of credit risk include the following at December 31, 2003 and 2002:

                                                              2003                               2002
                                                  -----------------------------     --------------------------------
                                                    OUTSTANDING      GUARANTEED      OUTSTANDING      GUARANTEED
                                                      AMOUNT           AMOUNT           AMOUNT           AMOUNT
                                                  ---------------   -----------     --------------   ---------------
Commitments to extend credit:
    Commercial loans                              $     93,014,44   $        --     $   92,454,510   $            --
    Home equity line of credit                          6,404,219            --          4,325,374                --
    Credit card loans and others                        7,201,429            --          6,623,348                --
Standby letters of credit                              19,015,661    19,015,661         19,575,312        19,575,312
Commercial letters of credit                            7,202,074            --          5,404,357                --

CAPITAL RESOURCES. Stockholders' equity at December 31, 2003 was $110.7 million, compared to $100.9 million and $90.0 million at December 31, 2002 and 2001, respectively. An increase of $9.8 million or 9.7% in 2003 compared with 2002 and an increase of $10.9 million or 12.1% in 2002 compared with 2001 mainly resulted from retained earnings and was partially offset by the unrealized loss on securities classified as available-for-sale

      The Bank is committed to maintaining capital at a level sufficient to assure shareholders, customers and regulators that the Bank is financially sound. The Bank is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution's asset risk profile and off-balance sheet exposures. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity. Based on the guidelines, the Bank's Tier I capital risk based capital ratio, total risk based capital ratio and leverage ratio meet or exceed 6%, 10%, and 5%, respectively. The Bank's Tier 1 and total risk based capital ratios at December 31, 2003 were 12.63% and 13.73%, respectively, compared with 14.70% and 15.95%, respectively, at December 31, 2002 and 14.82% and 16.07%, respectively at December 31, 2001. The Bank's leverage ratio was 10.62%, 11.56% and 10.77% at December 31, 2003, 2002 and 2001, respectively.

TAXATION

      FEDERAL TAXATION: The Bank is subject to those rules of federal income taxation generally applicable to corporations under the Internal Revenue Code. The Bank files its federal income taxes independently from KEB.

      BAD DEBT DEDUCTION: The Bank must use the specific charge-off method for bad debt deduction, which claims deductions only to the extent that loans become wholly or partially worthless.

      STATE TAXATION: The Bank files a separate California franchise tax return and pays California state franchise taxes on the taxable income allocated from the combined taxable income of KEB's branches and affiliates in the United States, including the Bank, using the apportionment factors of California property, payroll and revenues over combined property, payroll and revenue of KEB's branches and its affiliates in the United States under the Water's Edge Unitary method.

      Within the United States KEB currently has branches in Seattle, Chicago, New York City and Los Angeles. For purposes of the Water's Edge Unitary method the taxable income from all these entities is combined. The percentage of this combined income taxable to the Bank in California is the percentage derived by taking the Bank's apportionment factors over the total apportionment factors. To the extent that the Bank's taxable income, as a percentage of the combined taxable income, is more or less than the apportionment percentage, the actual California franchise tax liability and expense of the Bank would differ from the amount determined if the Bank was not part of the combined group. For instance, even if the Bank had no taxable income, a tax liability and expense could exist to the extent that the other entities did have taxable income. It is possible that the Bank could have no taxable income in a particular year, but that based on the taxable income of the other entities in the group, the Bank's state tax liability could be significant.

IMPACT OF INFLATION; SEASONALITY

      The impact of inflation on a financial institution differs significantly from such impact on other companies. Banks, as financial intermediaries, have assets and liabilities that tend to move in concert with inflation both as to interest rates and value. This is especially true for the Bank, with a high percentage of interest rate-sensitive assets and liabilities. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. The Bank attempts to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital. See "

Market Risk/ Interest Rate Risk Management" above. The effect of inflation on premises and equipment as well as noninterest expense has generally not been significant. The Bank's business is generally not seasonal.

                               FINANCIAL CONDITION

SUMMARY

      The Bank's average total assets were $1.0 billion, $866.8 million and $820.3 million in 2003, 2002, and 2001, respectively. The increase of $179.9 million or 20.8% in 2003 compared with 2002 was primarily due to an increase in average total loans including loans held for sale of $176.5 million, partially offset by the decrease in average available for sale securities of $28.6 million. The increase of $46.5 million or 5.7% in 2002 compared to 2001 was primarily due to the increase in average loan portfolio of $71.3 million offset by the decreases in Federal funds sold and available for sale securities by $12.7 million and $5.1 million, respectively.

       Total nonperforming assets at December 31, 2003 were $1.1 million, compared to $2.0 million and $5.1 million at December 31, 2002 and 2001, respectively. Total nonperforming assets were 0.10% of total assets at December 31, 2003 compared to 0.22% and 0.64% of total assets at December 31, 2002 and 2001, respectively. See " Nonperforming Assets."

     During this same three year period, the Bank's average deposits showed a continual growth pattern. In 2003, the average deposits showed a significant growth. Average total deposits were $861.5 million, $733.2 million and $725.6 million in 2003, 2002 and 2001, respectively, representing an increase of $128.2 million or 17.5% in 2003 and $7.7 million or 1.06% in 2002.

     At December 31, 2003 total assets were $1.1 billion, compared to $937.0 million at December 31, 2002. Gross loans were $873.2 million at December 31, 2003 compared to $683.1 million at December 31, 2002. Total deposits were $863.0 million at December 31, 2003 compared to $760.0 million at December 31, 2002.

LOAN PORTFOLIO

     Total loans outstanding, including loans held for sale, as of December
31, 2003 were $873.2 million, compared to $683.1 million and $572.4 million at December 31, 2002 and 2001, respectively. Total loans including loans held for sale comprised 76.8% of total assets at December 31, 2003, compared with 72.9% and 72.5% at December 31, 2002 and 2001, respectively. Total loans including loans held for sale increased by $190.1 million or 27.8% in 2003. Total loans increased by $110.8 million or 19.4% in 2002. The net increase in total loans is attributable to a $148.7 million increase in commercial real estate secured loans, a $27.5 million increase in commercial and industrial loans, a $16.0 million increase in bills bought, and offset by a $4.9 million decrease in SBA loans.

        The following table set forth the composition of the Bank's loan portfolio as of the dates indicated:

                                                            LOAN PORTFOLIO COMPOSITION
                                                                  AT DECEMBER 31,
                                                                  ---------------
                                   2003                2002                2001                2000               1999
                            ------------------  ------------------  ------------------  -----------------  ------------------
                                      PERCENT             PERCENT             PERCENT            PERCENT             PERCENT
                            AMOUNT    OF TOTAL  AMOUNT    OF TOTAL  AMOUNT    OF TOTAL  AMOUNT   OF TOTAL  AMOUNT    OF TOTAL
                            ------    --------  ------    --------  ------    --------  ------   --------  ------    --------
                                                                (DOLLARS IN THOUSANDS)
Commercial and             $152,877     17.51% $125,363     18.35% $110,514     19.31% $ 90,827    19.42% $ 86,483     22.42%
industrial(1)

Installment loans, net       22,175      2.54    21,225      3.11    14,521      2.54    17,398     3.72     8,984      2.33
Real estate loans:

Commercial.........         544,474     62.35   395,807     57.94   311,326     54.39   250,477    53.54   178,740     46.34
Home mortgage......          36,649      4.20    37,459      5.48    56,558      9.88    56,623    12.10    51,579     13.37
Home equity........           6,403      0.73     5,993      0.88     4,697      0.82     4,724     1.01     4,122      1.07
Other(2)...........          72,681      8.32    78,179     11.44    57,349     10.02    37,124     7.94    24,187      6.27
Trade Finance......          15,342      1.76    12,488      1.83     7,990      1.40     9,061     1.94     9,521      2.47
Bills Bought(3)....          22,605      2.59     6,617      0.97     9,399      1.64     1,573     0.33    22,129      5.73
                           --------    ------  --------    ------  --------    ------  --------   ------  --------    ------
Total loans(4).....        $873,206    100.00% $683,131    100.00% $572,354    100.00% $467,807   100.00% $385,745    100.00%
                           ========    ======  ========    ======  ========    ======  ========   ======  ========    ======

------------------
(Footnote appears on following page.)

--------------------
(1) Includes Korean L/C Loans and Korean Affiliate Loans. See " Loans Involving Country Risk."

(2) Consists predominantly of SBA loans.

(3) See " Loans Involving Country Risk."

(4) Net of unearned income and participation loans sold and includes loans held of sale.

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATE

      The following table shows the maturity distribution and repricing intervals of the Bank's outstanding loans as of December 31, 2003. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table includes deferred loan fees of $1.7 million and loans held of sale at December 31, 2003.

                                                          LOAN MATURITIES AND REPRICING SCHEDULE

                                                                 AFTER ONE BUT
                                                  WITHIN ONE         WITHIN         AFTER FIVE
                                                    YEAR           FIVE YEARS          YEARS           TOTAL
                                                    ----           ---------           -----           -----
                                                                    (DOLLARS IN THOUSANDS)
Commercial loans(1).........................      $ 604,525          $40,006          $91,045         $735,576
Installment loans...........................          6,347           15,811               17           22,175
Home equity.................................          6,428                -                -            6,428
Other(2)....................................         70,280            2,391               62           72,733
Trade Finance...............................         15,342                -                -           15,342
Bills Bought(3).............................         22,605                -                -           22,605
                                                  ---------          -------          -------         --------
        Total...............................      $ 725,527          $58,208          $91,124         $874,859
                                                  =========          =======          =======         ========
Loans with variable (floating) interest
rates.......................................      $ 718,546          $    23          $14,722         $733,291
Loans with predetermined (fixed) interest
rates.......................................      $   6,981          $58,185          $76,402         $141,568

-----------------------
(1) Includes commercial and industrial loans and real estate loans

(2) Consists predominantly of SBA loans.

(3) See "Loans Involving Country Risk" below.

      COMMERCIAL LENDING-GENERAL. The Bank offers an array of commercial loan products catering primarily to the needs of the Korean-American community. Commercial loans offered by the Bank consist of three primary categories: commercial real estate loans, commercial business loans, and international trade finance. Commercial loans also include Korean L/C Loans and Korean Affiliate Loans, which amounted to $16.6 million and $11.2 million, respectively, at December 31, 2003. See "Loans Involving Country Risk" below.

      COMMERCIAL REAL ESTATE LOANS. The Bank offers mini-perm commercial real estate loans secured by commercial, multifamily, special use, or industrial buildings where the loan's repayment source generally comes from tenants, or a business, that fully or partially occupy the building. The majority of properties that secures commercial real estate loans are located in Southern California. After the recession in the California real estate market in the early 1990's the Bank strengthened its loan underwriting policies for these loans by adopting various policies, such as centralized appraisal review by a loan review officer, and the requirement of an annual physical inspection and valuation of the property.

      The Bank has established general underwriting guidelines for commercial property real estate loans, except multifamily property secured loans, requiring a maximum loan-to-value ratio ("LTV") of 65% of the lesser of the appraised value or the purchase price. For multifamily property secured loans, the maximum LTV allowed is 70% of the lesser of the appraised value or the purchase price. The Bank's underwriting policies also require that the properties securing commercial real estate loans have debt service coverage ratios of at least 1.25:1 for investor-owned property. Additionally, for owner-occupied properties, the Bank expects additional debt service capacity from the business itself. As additional security, the Bank generally requires personal guaranties when the commercial real estate loans are extended to corporations, limited partnerships, and other legal entities.

      Commercial real estate loans are in all cases secured by first deeds of trust, are generally for a term extending no more than seven years and are amortized up to 20 to 25 years. The majority of the commercial real estate loans currently being originated contain interest rates tied to the Wall Street Journal prime rate that adjusts with changes in the federal discount rate. The Bank also extends commercial real estate loans with fixed rates due to the high demand for fixed rate loans.

      As of December 31, 2003, commercial real estate loans totaled $544.5 million, compared with $395.8 million at December 2002 and $311.3 million at December 31, 2001. Total commercial real estate loans comprised 62.4% of total gross loans at December 31, 2003, compared to 57.9% at December 31, 2002 and 54.4% at December 31, 2001. The increase of $148.7 million or 37.6% during 2003 and $84.5 million or 27.1% during 2002 was primarily due to the Bank's emphasis on increasing its local loan origination activities in recognition of the continuing strength of the real estate market in Southern California. During these periods, the Bank sought to increase its loans to local customers through the active marketing of its loan products, more competitive pricing policies based on loan quality and faster processing of loan applications.

      COMMERCIAL BUSINESS LOANS. The Bank originates commercial business loans to facilitate permanent working capital and to finance business acquisitions, fixed asset purchases, accounts receivable and inventory financing. These term loans to businesses generally have terms of up to five years, interest rates tied to the Bank's prime rate and may be secured in whole or part by owner-occupied real estate. As of December 31, 2003, the Bank had a total of $152.9 million in commercial business loans representing 17.5% of total gross loans, including $100.4 million in term loans and $32.5 million in commercial lines of credit. This represents an increase of $27.5 million or 22.0% in 2003 compared with 2002 and $14.8 million or 13.4% in 2002 compared with 2001. These increases are attributable to increased loan origination for business loans to finance business acquisitions and to facilitate permanent working capital.

      Underwriting guidelines for commercial business loans include evaluation of the borrower's quality of operations and management, specific use of loan proceeds and proper identification of the repayment source. The loan proceeds are advanced against security interests in blanket asset coverage, and equipment loans are advanced against underlying specific equipment. When appropriate, the Bank may require additional collateral with a lien on real estate. Guaranties are generally required of borrowers other than individuals.

      In addition to term loans, the Bank offers commercial revolving lines of credit to finance accounts receivable and inventory on a short term basis, usually less than one year. This short term financing enables borrowers to finance their cash needs during a business cycle and repay shortly thereafter. In recognition of the rapidly changing small business credit market, the Bank reintroduced a new unsecured, small business commercial loan product in April 2003 that incorporates a commercial credit scoring system and streamlines the application process with a single simplified application. The applicant is approved based on established scoring parameter which takes into consideration length of business experience, banking relationship and status of applicant's personal credit history. The maximum loan amount allowed for this product is $150,000 per borrower. As of December 31, 2003, such streamlined business loan totaled $17.0 million.

      TRADE FINANCE. For the purpose of financing overseas transactions, the Bank provides short term trade financing to local borrowers in connection with the issuance of letters of credit to overseas suppliers/sellers. As of December 31, 2003, such trade financing totaled $15.3 million and represented 1.8% of total gross loans. Pursuant to such letters of credit, the Bank extends credit to the borrower by providing assurance to the borrower's foreign suppliers that payment will be made upon shipment of goods. Upon shipment of goods, and when the letters of credit are negotiated by the foreign suppliers, the borrower's inventory is financed by the Bank under the approved line of credit facility. The typical term of trade finance is 90 days. The underwriting procedure for this type of credit is the same as the procedures for commercial business loans.

      CONSUMER LENDING-GENERAL. The Bank offers a wide range of consumer loan products. The primary component of the Bank's consumer loans are residential real estate loans, followed by automobile loans, home equity loans, cash secured loans and credit cards. Other lesser amounts are comprised of reserve and personal loans. All processing of residential real estate loans, home equity loans and lines, automobile and credit card loans are centralized at the Bank's Consumer Loan Center.

      RESIDENTIAL REAL ESTATE LOANS. The Bank offers residential real estate loans, comprised of both variable and fixed rate, 1-4 unit single family residence, first trust deed loans. The Bank is both portfolio lender and secondary market lender. In April 2003, the Bank entered into a correspondent lending program with Washington Mutual to sell all Fannie Mae conformed loans to Washington Mutual after the loan consummation. Substantially all residential real estate loans involve properties located in the Bank's primary lending area. As of December 31, 2003, residential real estate loans totaled $36.6 million and represented 4.2% of total gross loans.

      The Bank extends portfolio residential real estate loans with an LTV of up to 80% for loan amounts up to $650,000, and an LTV of up to 75% for loan amounts in excess of $650,000 for owner occupied property. The maximum loan amount for this type of loan is $1 million. For non-owner occupied properties, the Bank requires an LTV of at least 70% for loan amounts up to $500,000. The Bank does not make loans of more than $500,000 for non-owner occupied properties. A majority of the residential real estate loans originated by the Bank are 5-year balloon, fixed rate loans, amortizing up to 30 years. The Bank also originates a variety of ARM loans with low initial interest rates fixed for the first six months and which adjust semi-annually thereafter. All ARM loans are tied to the 11th District Cost of Funds Index.

      In addition to portfolio residential real estate lending, the Bank has established a correspondent lending program with Washington Mutual which became effective in the second quarter of 2003 and has loan brokering agreements with several major mortgage lenders in effect since the first quarter of 2002. These two new programs provided an opportunity for the Bank to provide an additional variety of residential real estate loans offered by major lenders while earning income from the transactions. As an agent of those major lenders, the Bank is taking mortgage loan applications, collecting and processing applicant and property information according to each lender's specific program guidelines, and submitting such processed packages to a lender for approval and funding. With respect to its correspondent lending program, the Bank approves, funds the loan and sells back to Washington Mutual within a specified time frame. In connection with these correspondent lending and loan brokering activities, the Bank is responsible for ensuring that no fraud or material misrepresentations are committed by the borrowers when obtaining the loans, and the loans are sold subject to a repurchase obligation if such fraud or material misrepresentations occur. In order to reduce the risks associated with such repurchase obligations, the Bank has strengthened its due diligence and underwriting criteria for such brokered loans.

      On September 29, 2003, the Bank purchased a total of $15,150,000 fixed rated Jumbo residential mortgage loans from ABN-AMRO on a service retained basis. The ABN-AMRO charges the Bank 0.25% of the loan amount as a service fee. The loans were purchased at a discount of 99.14 of par. They are all 30 years loans with amortized over 30 years. All of the borrowers are California residents with properties located at California. The average loan to value was 63.52% and they are of recent origination. The loans are originated by ABN-AMRO subsidiaries. The purpose of this purchase was to stabilize the risk to the Bank's earnings as many of the Bank's assets include loans and investments tied to variable rates.

      HOME EQUITY LINES AND LOANS. The Bank offers home equity loans and lines of credit secured by second deeds of trust on 1-4 unit single family residences. At December 31, 2003, total outstanding balances for home equity lines of credit totaled $6.1 million, representing 0.7% of total loans. As of December 31, 2003, home equity loans totaled $287,000.

      INSTALLMENT LOANS. The Bank offers automobile loans up to 100% of purchase price in case of new automobile or wholesale price listed on Kelly's Blue Book in case of used automobile for loan amounts up to $50,000. The maximum term Bank offers is up to 72 months. As of December 31, 2003, the outstanding balance totaled $22.2 million. The Bank also originates cash secured loans and automobile loans, which totaled $6.5 million and $15.6 million, respectively.

      OTHER. Other loans at December 31, 2003 totaled $72.7 million or 8.3% of total gross loans. Of this amount, $69.7 million or 95.9% were SBA loans and the remainder was made up of credit cards and a very small balance of reserve accounts (for overdraft protection). The SBA currently guarantees from 75% to 80% of the principal of SBA loans. Loans are provided to eligible applicants or small businesses to finance working capital and the purchase of equipment or real estate. Depending on the use of proceeds, the loan term may range from seven to twenty-five years. The Bank attained its "PLP" (Preferred Lenders Program) with the SBA in 1999, which status permits the Bank to approve SBA guaranteed loans directly. Since June 2001, the Bank purchased SBA guaranteed loans from the secondary market for $33.8 million primarily to reduce its high liquidity position. The purchased loans are 100% secured by the US Small Business Administration. Total SBA loans outstanding as of December 31, 2003 were $69.7 million, compared to $74.6 million and $53.4 million at December 31, 2002 and 2001, respectively. The slight decrease of $4.9 million or 6.5% during 2003 was primarily due to actively generating and selling SBA loans. During 2003, $47.7 million of SBA loans were sold to the secondary market.

      LOANS INVOLVING COUNTRY RISK. The Bank has historically made the following three types of credit extensions involving exposure to the Korean Economy: (i) extensions of credit to banks in South Korea in the form of Bills Bought transactions ("Bills Bought"); (ii) loans to borrowers in the U. S. secured by stand-by letters of credit issued by banks in South Korea ("Korean L/C Loans"); and (iii) loans to U. S. affiliates/subsidiaries, whose parent company is located in South Korea ("Korean Affiliate Loans"). As a policy of the Bank, all loans involving exposure to the Korean Economy are monitored at regular intervals and reported on to the Bank's Board of Directors.

      The following table sets forth the amounts of outstanding loans in the above three categories as of the years indicated for South Korea, which is the only country as to which the Bank's total outstandings exceeded one percent (1%) of the Bank's total assets.

                                           LOANS INVOLVING COUNTRY RISK
        CATEGORY                                  AT DECEMBER 31,
-----------------------          -----------------------------------------------
                                   2003      2002      2001      2000      1999
                                   ----      ----      ----      ----      ----
                                              (DOLLARS IN THOUSANDS)
Bills Bought...............      $22,605   $ 6,617   $ 9,399   $ 1,573   $22,129
Korean L/C Loans(1)........       16,569     7,350     8,700    11,607    17,017
Korean Affiliate Loans(2)..       11,202    10,179     9,775     4,430     6,243
                                 -------   -------   -------   -------   -------
         Total                   $50,376   $34,146   $27,874   $ 4,146   $27,874

---------------------------
(1) In addition, the Bank had unfunded commitments for Korean L/C Loans in the amounts of $2.2 million, $2.7 million, $3.2 million, $3.1 million and $4.0 million as of December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

(2) In addition, the Bank had unfunded commitments for Korean Affiliate Loans in the amounts of $7.5 million, $10.2 million, $5.4 million $8.5 million and $4.3 million as of December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

      Bills Bought represents negotiations of multiple short term acceptances drawn under normal commercial letters of credit, and refinancing of sight transactions under similar letters of credit. These transactions are exclusively handled by the Bank's International Department. As of December 31, 2003, the Bank had total outstanding Bills Bought of $22.6 million compared to $6.6 million and $9.4 million outstanding at December 31, 2002 and 2001, respectively. The Bank evaluates the banks in Korea involved in Bills Bought transactions primarily according to publicly available long-term debt and deposit ratings as provided by Moody's, Standard and Poors or other accepted international rating agencies. The Bank has never experienced any losses with respect to such Bills Bought.

      As of December 31, 2003, the Bank had $16.6 million in Korean L/C Loans, compared to $17.4 million and $8.7 million at December 31, 2002 and 2001, respectively. The Bank also had unfunded commitments for Korean L/C Loans of $2.2 million as of December 31, 2003. These loans are short-term commercial and industrial loans to U. S. borrowers whose business is located and operated in California. The Bank plans to continue extending this type of credit in the future in order to encourage its relationship banking with local customers who are recent immigrants from South Korea and may not yet have adequate credit histories in the U. S. to support more traditional loan products. Some of these domestic borrowers may be subsidiaries of Korean corporations. The Bank evaluates the banks in South Korea from which letters of credit are accepted primarily according to the same procedure described above for Bills Bought transactions.

      Korean Affiliate Loans totaled $11.2 million as of December 31, 2003, compared to $10.2 million and $9.8 million at December 31, 2002 and 2001, respectively. The Bank also had unfunded commitments for Korean Affiliate Loans of $7.5 million as of December 31, 2003, compared to $10.2 million and $5.4 million at December 31, 2002 and 2001. The aggregate loans outstanding and commitments at December 31, 2003, 2002 and 2001 were $18.7 million, $20.3 million and $15.2 million, respectively. Due to certain historical losses with this type of loan, the Bank instituted a policy in 1999 of not making any new Korean Affiliate Loans unless the borrower meets all applicable underwriting criteria on a stand-alone basis. Renewals of Korean Affiliate Loans of current borrowers and amounts will be permitted on the basis of both credit factors and in consideration of parent/guarantor capacity to perform. As of December 31, 2003, no Korean Affiliate Loans were considered nonperforming by Management. See "-- Nonperforming Assets."

      In addition to the three types of credit extensions listed above, the Bank has historically issued performance letters of credit, which are considered off-balance sheet items, on behalf of certain large, internationally-known Korean companies in connection with such companies' transactions in the U. S. Such performance letters of credit totaled $6.7 million, $6.2 million and $5.1 million as of December 31, 2003, 2002 and 2001, respectively. The Bank has never experienced a demand for payment from the beneficiaries to such letters of credit, and all of the customers for whom such letters of credit have been issued are substantial depositors which have typically maintained balances in excess of the amounts of such letters of credit.

NONPERFORMING ASSETS

      Nonperforming assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal, and other real estate owned ("OREO"). Management generally places loans on non-accrual status when they become 90 days past due, unless they are both fully secured and in process of collection. Loans may be restructured by Management when a borrower has experienced some change in financial status causing an inability to meet the original repayment terms, where the Bank believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of real property acquired through foreclosure on the collateral underlying defaulted loans. OREO acquired in settlement of loans is carried at fair value, less estimated costs to sell. Any excess loan balance over the fair value, less selling costs at the time of acquisition, is charged off to the allowance for loan losses.

      The following table provides information with respect to the components of the Bank's nonperforming assets as of the dates indicated:

                                                                        NONPERFORMING ASSETS
                                                                           AT DECEMBER 31,
                                                  ----------------------------------------------------------------
                                                   2003            2002          2001          2000          1999
                                                  ------          ------        ------        ------        ------
                                                                        (DOLLARS IN THOUSANDS)
NONACCRUAL LOANS:(1)
Commercial and industrial(2) ..............       $  906          $1,091        $1,043        $  149        $1,625
Installment loans, net ....................            4              28             4             8            35
Real estate loans:
     Commercial ...........................           --              --         3,374            --         1,464
     Home mortgage ........................           96             805           197            --           232
Home equity ...............................           --              --           130            68            95
Other(3) ..................................          133              74           273           335            25
Trade Finance .............................           --              --            --            --            --
Bills Bought(4) ...........................           --              --            --            --            --
                                                  ------          ------        ------        ------        ------
       Total ..............................        1,139           1,998         5,021           560         3,476
LOANS 90 DAYS OR MORE PAST DUE AND STILL
     ACCRUING (AS TO PRINCIPAL OR INTEREST):
Other(3) ..................................       $   --          $   28        $   39        $    2        $   23
                                                  ------          ------        ------        ------        ------
       Total ..............................           --              28            39            42            23
RESTRUCTURED LOANS:(5)
Real estate loans:
     Commercial ...........................       $   --          $   --        $   --        $   --        $  457
     Home mortgage ........................           --              --            --            --            --
Other(3) ..................................           --              --            --            18            --
                                                  ------          ------        ------        ------        ------
Trade Finance .............................           --              --            --            --            --
       Total ..............................           --              --            --            18           457
                                                  ------          ------        ------        ------        ------
Total nonperforming loans .................        1,139           2,026         5,060           620         3,956
Other real estate owned ...................           --              --            --           375            --
                                                  ------          ------        ------        ------        ------
       Total nonperforming assets .........       $1,139          $2,026        $5,060        $  995        $3,956
                                                  ======          ======        ======        ======        ======
Nonperforming loans as a percentage
     of total gross loans .................         0.13%           0.30%         0.88%         0.13%         1.03%
Nonperforming assets as a percentage
     of total gross loans and other real
     estate owned .........................         0.13%           0.30%         0.88%         0.21%         1.03%
Allowance for loan losses as a percentage
     of nonperforming loans ...............       904.48%         437.96%       187.09%      1434.68%       211.09%

----------

(1) During the year ended December 31, 2003, additional interest income of approximately $53,000 would have been recorded if these loans had been paid in accordance with their original terms and had been outstanding throughout the applicable year then ended or, if not outstanding throughout the applicable year then ended, since origination.

(2) Includes Korean L/C Loans and Korean Affiliate Loans. See "--Loans Involving Country Risk" above.

(3)   Consists predominantly of SBA loans.

(4)   See -- Loans Involving Country Risk" above.

(5) A "restructured loan" is one where the terms of which were renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

      The total nonperforming assets at December 31, 2003 was $1.1 million, compared to $2.0 million and $5.1 million at December 31, 2002 and 2001, respectively. Total nonperforming assets were 0.10% of total assets at December 31, 2003 compared to 0.22% and 0.64% of total assets at December 31, 2002 and 2001, respectively. Total nonperforming loans decreased $887,000 to a total of $1.1 million at December 31, 2003 compared to a decrease of $3.1 million from the same period of 2001 to $2.0 million at December 31, 2002 compared with total nonperforming loans of $5.1 million at December 31, 2001.

      There is no outstanding OREO at December 31, 2003.

ALLOWANCE FOR LOAN LOSSES

      Credit risk is inherent in making loans. The Bank sets aside an allowance for loan losses through charges to earnings. The charges are reflected in the income statement as the provision for loan losses. Loans are promptly charged against the allowance when, in Management's opinion, they are deemed uncollectable, although the Bank continues to aggressively pursue collection efforts.

      The allowance for loan losses increased to $10.3 million at December 31, 2003, from $8.9 million at December 31, 2002. The allowance for loan losses was $9.5 million at December 31, 2001. The allowance for loan losses at December 31, 2003, as a percentage of total loans was 1.2%, compared to 1.3% and 1.7% at December 31, 2002 and 2001, respectively. The continual decline of allowance for loan losses as a percentage of total gross loans is a reflection of the Bank's loan portfolio growth in the commercial real estate relative to minimal charge-off history on commercial real estate loan portfolio. Based on the current migration methodology used to determine the adequacy of the allowance for loan losses, and the historically low charge-off ratio relative to its portfolio size, the reserve requirement ratio of commercial real estate loans is substantially lower than for other segments of the other loan portfolio, such as commercial and industrial loan portfolio, which has a higher historical charge-off ratio.

      The Bank formally assesses the adequacy of the allowance on a quarterly basis. The allowance is maintained at a level the Bank considers adequate to cover the inherent risk of loss associated with its loan portfolio under prevailing economic conditions. In determining the adequacy of the allowance for loan losses, Management takes into consideration growth trends in the portfolio, examination by financial institution supervisory authorities, prior loan loss experience by the Bank, concentrations of credit risk, delinquency trends, general economic conditions, the interest rate environment and internal and external credit reviews, including (i) detailed analysis of individual loans for which full recovery may not be assured, (ii) loss migration methodology results and (iii) peer group loan loss allowance data.

      Additionally, each quarter the Bank updates its twelve-quarter loss migration analysis for commercial loan pool, six-quarter loss migration analysis for homogeneous loan pool and four-quarter loss migration analysis for credit card loan pool to derive rolling respective loan loss experience percentages. These loan pools are assigned an appropriate reserve factor based upon the Bank's historical charge off experience or a minimum floor, whichever is greater, and then accounts for qualitative adjustments that takes consideration of current and anticipated conditions. The allowance is maintained at a level the Bank considers adequate to cover the inherent risk of loss associated with its loan portfolio under prevailing and anticipated economic conditions.

      No assurance can be given that the amounts of the required provisions will in fact correspond to such projections or that the Bank may not sustain unexpected credit deterioration or losses which would increase the required amount of the provisions. Management believes that the allowance for loan and lease losses at December 31, 2003 is adequate to absorb the known and inherent risks in the loan portfolio. However, no assurance can be given that changes in the current economic environment in the Bank's principal market area or other circumstances will not result in increased losses in the Bank's loan portfolio in the future.

The table below summarizes the activity in the Bank's allowance for loan losses for the years indicated:

                                                                             ALLOWANCE FOR LOAN LOSSES
                                                                              YEARS ENDED DECEMBER 31,
                                                                              ------------------------
                                                          2003        2002          2001        2000          1999
                                                       ---------    ---------    ---------    ---------    ---------
                                                                                (DOLLARS IN THOUSANDS)
BALANCES:
     Average total loans outstanding during year...    $ 771,106    $ 603,654    $ 532,441    $ 444,287    $ 317,500
                                                       =========    =========    =========    =========    =========
     Total gross loans outstanding
       at end of year .............................    $ 873,206    $ 683,131    $ 572,354    $ 467,807    $ 385,745
                                                       =========    =========    =========    =========    =========
ALLOWANCE FOR LOAN LOSSES:
     Balances at beginning of year ................    $   8,873    $   9,467    $   8,895    $   8,351    $   8,075

     Charge-offs:
       Commercial and industrial(1) ...............          582        1,479        1,094          567          962
       Installment loans, net .....................           45           18           --           33           17
       Real estate loans:
         Commercial ...............................           --           --           --           --          457
         Home mortgage ............................           --           --           --           --           --
       Home equity ................................           --           --           --           --           --
       Other(2) ...................................          174          250          214           96          140
       Trade Finance ..............................           --           58           --          492           --
       Bills Bought(3) ............................           --           --           --           --           --
                                                       ---------    ---------    ---------    ---------    ---------
         Total charge-offs ........................          801        1,805        1,308        1,188        1,576

     Recoveries:
       Commercial and industrial(1)................          265           70          525          282        1,098
       Installment loans, net .....................            3           --            9           14            3
       Real estate loans:
         Commercial ...............................           --           10           --           73          304
         Home mortgage ............................           --           --           --            0           --
       Home equity ................................           50            1           --           45          229
       Other(2) ...................................           12           30           23           16           18
       Trade Finance ..............................           --           --           24            2           --
       Bills Bought(3) ............................           --           --           --           --           --
                                                       ---------    ---------    ---------    ---------    ---------
         Total recoveries .........................          330          111          581          432        1,652
     Net loan charge-offs (recoveries) ............          471        1,694          727          756          (76)
     Provision for loan losses ....................        1,900        1,100        1,300        1,300          200
                                                       ---------    ---------    ---------    ---------    ---------
     Balance at end of year .......................    $  10,302    $   8,873    $   9,467    $   8,895    $   8,351
                                                       =========    =========    =========    =========    =========
RATIOS:
     Nonperforming loans to total loans ...........         0.13%        0.30%        0.88%        0.13%        1.03%
     Nonperforming assets to total loans
       and other real estate owned ................         0.13         0.30         0.88         0.21         1.03
     Allowance for loan losses to total
       loans at year end ..........................         1.18         1.30         1.65         1.90         2.16
     Allowance for loan losses to total
       nonperforming loans ........................       904.48       437.96       187.09      1434.68       211.09
     Net loan Charge-offs to allowance
       for loan looses at end of year .............         4.57        19.10         7.68        11.33        (0.91)
     Net loan Charge-offs to provision
       for loan looses ............................        24.80       154.05        55.96        58.15       (38.00)

----------

(1) Includes Korean L/C Loans and Korean Affiliate Loans. See "Lending Activities -- Loans Involving Country Risk" above.

(2)   Consists predominantly of SBA loans.

(3)   See "Lending Activities -- Loans Involving Country Risk" above.

      Net loan charge-offs were $471,000, $1.7 million, and $727,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Gross charge-offs for these same periods were $801,000, $1.8 million and $1.3 million, respectively. The decrease in charge offs in 2003 was primarily due to the decrease in commercial business loan charge offs.

      For the year ended December 31, 2003, no amounts were charged off on Loans Involving Country Risk, but the Bank charged off a total of $801,000, including $582,000 in commercial and industrial, $161,000 in credit card debt, $45,000 in installment, and $13,000 in others. These charge-offs were offset by total recoveries in the amount of $330,000 during the same period. With recoveries, the allowance for loan losses at December 31, 2003 increased to $10.3 million, compared to $8.9 million, $9.5 million at December 31, 2002 and 2001 respectively. The allowance for loan losses at December 31, 2003 as a percentage of total loans and as a percentage of nonperforming loans was 1.2% and 904.5%, respectively, compared to 1.3% and 438.0% at December 31, 2002 and 1.7% and 187.1% at December 31, 2001, respectively. The increase in the allowance for loan losses as a percentage of total nonperformaing loans was primarily due to the decrease in total nonperforming loans to $1.1 million in 2003 compared to $2.0 million in 2002. The decrease in nonperforming loans in 2002 was primarily attributable to an elimination by note sale and a payoff of loans. The continual decline of allowance for loan losses as a percentage of total gross loans is a reflection of the Bank's loan portfolio growth in the commercial real estate relative to minimal charge-off history on commercial real estate loan portfolio. Based on the current migration methodology used to determine the adequacy of the allowance for loan losses, and the historically low charge-off ratio relative to its portfolio size, the reserve requirement ratio is substantially lower than for other segments of the other loan portfolio, such as commercial and industrial loan portfolio, which has a higher historical charge-off ratio.

      In view of the potential risks to the Bank presented by another possible deterioration of the Korean Economy, the Bank has taken steps to minimize and mitigate its credit exposure to the Korean Economy. The Bank instituted new underwriting policies regarding Korean Affiliate Loans. Under the new policies, the Bank, in general, does not make any new Korean Affiliate Loans unless the borrower meets all applicable underwriting criteria on a stand-alone basis. Renewals of Korean Affiliate Loans of current borrowers and amounts, will be permitted on the basis of both credit factors and in consideration of parent/guarantor capacity to perform. The Bank has experienced no losses on its Korean L/C Loans for at least the past five years and Management does not intend to reduce this segment of the loan portfolio. See "-- Loans Involving Country Risk."

      The following table provides a breakdown of the allowance for loan losses by category as of the dates indicated. The allocation presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

                                                            ALLOCATION OF ALLOWANCE OF LOAN LOSSES
                                                                     AT DECEMBER 31,
                                                                     ---------------
                                 2003               2002                2001               2000                1999
                         ------------------ ------------------  -----------------  ------------------  -------------------
                                 % OF LOANS         % OF LOANS          % OF LOANS           % OF LOANS         % OF LOANS
                                      IN                 IN                  IN                  IN                  IN
                                   CATEGORY           CATEGORY            CATEGORY           CATEGORY            CATEGORY
 BALANCE AT END OF YEAR            TO TOTAL           TO TOTAL            TO TOTAL           TO TOTAL            TO TOTAL
      APPLICABLE TO       AMOUNT    LOANS    AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                         -------  --------- -------    ------    -------  ------     ------   ------    -------   ------
                                                                (DOLLARS IN THOUSANDS)
Commercial and
    industrial(1)        $ 5,833    17.51%  $ 5,495    18.35%   $ 5,753    19.31%   $ 4,309    19.42%   $ 3,288    22.42%
Term Federal funds sold       --       --        --       --         --       --         --       --         --       --
Installment loans, net        25     2.54        30     3.11         51     2.54         38     3.72         64     2.33
Real estate loans:
    Commercial .......     2,587    62.35     1,938    57.94      2,318    54.39      1,598    53.54      1,524    46.34
    Home mortgage ....         0     4.20         0     5.48         71     9.88        143    12.10        135    13.37
Home equity ..........         2     0.73         2     0.88         64     0.82        223     1.01        394     1.07
Other(2) .............       321     8.32       413    11.44        346    10.02        450     7.94        542     6.27
Trade Finance ........       946     1.76       467     1.83        303     1.40        552     1.94        267     2.47
Bills Bought(3) ......        88     2.59        28     0.97         61     1.64          5     0.34         21     5.74
Unallocated(4) .......       500                500                 500               1,577               2,116
                         -------   ------   -------   ------    -------   ------    -------   ------    -------   ------
      Total ..........   $10,302   100.00%  $ 8,873   100.00%   $ 9,467   100.00%   $ 8,895   100.00%   $ 8,351   100.00%
                         =======   ======   =======   ======    =======   ======    =======   ======    =======   ======

----------
(1) Includes Korean L/C Loans and Korean Affiliate Loans. See "Lending Activities -- Loans Involving Country Risk" above.

(2)   Consists predominantly of SBA loans.

(3)   See "Lending Activities -- Loans Involving Country Risk" above.

(4) As of December 31, 2003, 2002 and 2001, the unallocated solely consists of International Transfer Risk allocation for probable impact on Korean guarantors, as well as for Korean banks that support Korean L/C Loans.

INVESTMENT PORTFOLIO

      The investment securities portfolio is the Bank's second major interest earning asset, the Bank classifies its investments into two portfolios: those held-to-maturity and those available-for-sale. The Bank has no investments which are classified as a trading portfolio.

      The Bank's securities portfolio is managed in accordance with a comprehensive written Investment Policy which addresses strategies, types and levels of allowable investments and which is reviewed from time to time, at least on an annual basis, by the Board of Directors. The management of the securities portfolio is set in accordance with strategies developed and overseen by the Bank's Asset/Liability Management and Investment Committee.

      The Bank's Investment Policy authorizes the Bank to invest in Fed funds sold (with limits as to how much may be sold to any one institution), repurchase agreements (not to exceed a three month period and only to be engaged in with correspondent banks, authorized broker/dealers and the Bank's customers), certificates of deposit in other federally insured financial institutions (with a maturity of five years or less and of no more than $100,000 per institution),
U. S. Treasury obligations (with a maturity up to fifteen years), U. S. Agency obligations (with a maturity of up to ten years), U. S. Government agency mortgage-backed securities (with average life of up to fifteen years and limited to no more than 40% of the Bank's total securities portfolio), state and municipal bonds (with limits as to size, quality and term), bankers acceptances (limited to no more than 10% of the Bank's total securities portfolio), Eurobonds (must be rated "A2" or better by Moody's at purchase, have a term not exceeding 10 years and be limited to 20% of the Bank's total securities portfolio) and commercial paper (with a maturity of up to three months and limited to 10% of the Bank's total securities portfolio).

      At December 31, 2003, the Bank's investment portfolio amounted to $210.7 million or 18.5% of total assets, compared to $154.0 million or 16.4% of total assets at December 31, 2002 and $139.7 million or 17.7% of total assets at December 31, 2001. The net increase of $56.7 million or 26.9% in 2003 resulted from the purchase of securities of $219.8 million offset by matured securities of $64.5 million and sales of securities of $37.5 million The net increase of $14.3 million or 10.3% in 2002 resulted from the purchase of securities of $129.1 million offset by matured securities of $58.7 million and sales of securities of $29.3 million.

      The following table summarizes the amortized cost, fair value and distribution of the Bank's investment securities as of the dates indicated:

                                                                      INVESTMENT PORTFOLIO
                                                                        AT DECEMBER 31,
                                         -------------------------------------------------------------------------------
                                                    2003                       2002                        2001
                                         -----------------------     -----------------------      ----------------------
                                         AMORTIZED       FAIR        AMORTIZED       FAIR         AMORTIZED       FAIR
                                           COST          VALUE          COST         VALUE          COST          VALUE
                                         ---------      ------       ---------       -----        ---------       -----
                                                                    (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE:
   U. S. Treasury securities ........     $  1,001      $  1,030     $  1,003       $  1,074      $  1,504      $  1,573
   U. S. Government agencies ........       29,730        29,458       25,996         26,290        71,000        72,687
   Mortgage-backed securities(1) ....      118,075       117,537       34,000         34,730        61,090        61,592
   State and political subdivisions..        3,779         3,790        2,507          2,607         3,699         3,810
                                          --------      --------     --------       --------      --------      --------
      Total available-for-sale ......      152,585       151,815       63,506         64,701       137,293       139,662
HELD-TO-MATURITY:

   Mortgage-backed securities(1) ....       58,864        58,819       89,314         90,799            --            --
                                          --------      --------     --------       --------      --------      --------
      Total investment securities ...     $211,449      $210,634     $152,820       $155,500      $137,293      $139,662
                                          ========      ========     ========       ========      ========      ========

----------------
(1)   Principal balances may be prepaid before contractual maturity date.

      The following table summarizes the maturity and repricing schedule of the Bank's investment securities and their weighted average yield at December 31, 2003:

                                                                   INVESTMENT MATURITIES AND REPRICING SCHEDULE

                                                            AFTER ONE BUT    AFTER FIVE BUT
                                         WITHIN ONE YEAR  WITHIN FIVE YEARS WITHIN TEN YEARS   AFTER TEN YEARS        TOTAL
                                         ---------------  ----------------- ---------------    ---------------  ------------------
                                         AMOUNT  YIELD(1)  AMOUNT  YIELD(1)  AMOUNT  YIELD(1)  AMOUNT  YIELD(1) AMOUNT   YIELD(1)
                                        -------  -------   ------  --------  ------  --------  ------  -------  ------   -------
                                                                              (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE:
U. S. Treasury securities .........       1,030   5.82%         --     --        --     --         --     --    $  1,030    5.82%
U. S. Government agencies..........          --     --      29,458   2.69%       --     --         --     --      29,458    2.69%
Mortgage-backed securities(2)......      12,871   3.42%     26,680   4.47%   49,218   4.48%    28,768   4.51%    117,537    4.37%
Obligations of states and political
     subdivisions..................       1,028   6.17%         --     --     2,505   2.89%       257   3.82%      3,790    3.84%
                                        -------   ----    --------   ----   -------   ----    -------   ----    --------    ----
Total available-for-sale...........      14,929   3.78%     56,138   3.54%   51,723   4.40%    29,025   4.50%    151,815    4.04%
                                        -------   ----    --------   ----   -------   ----    -------   ----    --------    ----
HELD-TO-MATURITY:
Mortgage-backed securities(2).....           --     --      49,548   4.07%       --     --      9,316   3.98%     58,864    4.06%

Total investment securities.......      $14,929   3.78%   $105,686   3.79%  $51,723   4.40%   $38,341   4.37%   $210,679    4.04%
                                        =======   =====   ========   ====   =======   ====    =======   ====    ========    ====

----------

(1) Yields on tax-exempt obligations have not been computed on a tax equivalent basis because the percentage of tax-exempt securities is minimal.

(2)   Principal balances may be prepaid before contractual maturity date.

NON-INTEREST EARNING ASSETS

      The largest portion of noninterest-earning assets as of December 31, 2003 consisted of cash and due from banks. Cash and due from banks consisted of cash on hand, deposits with correspondent banks and deposits with the Federal Reserve Bank of San Francisco which included required reserves. The outstanding balance of cash and due from banks was $24.5 million, $24.1 million and $26.0 million as of December 31, 2003, 2002 and 2001, respectively. The ratio of average cash and due from banks to the average total assets was 2.4%, 2.9% and 3.3 % for the years ended December 31, 2003, 2002 and 2001, respectively. The Bank maintained balances with correspondent banks to cover daily in-clearings and other activity.

OTHER REAL ESTATE OWNED

      Other real estate owned acquired in settlement of loans is carried at the lower of cost or fair value, less estimated cost to sell and any excess loan balance over the fair value, less selling cost at the time of acquisition, is charged to the allowance for loan losses. The Bank had no OREO for the years ended December 31, 2003, 2002 and 2001.

DEPOSITS

      Deposits are the Bank's primary source of funds. Total deposits at December 31, 2003, 2002 and 2001 were $863.0 million, $760.0 million and $692.8 million, respectively. The Bank's average deposits were $861.5 million, $733.2 million and $725.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. The ratio of average noninterest-bearing deposits to average total deposits was 27.6%, 28.7%and 26.5%for the years ended December 31, 2003, 2002 and 2001, respectively. The Bank's average total cost of deposits was 1.35%, 1.66% and 3.06% for the years ended December 31, 2003, 2002 and 2001, respectively. Information concerning the average balance and average rates paid on deposits by deposit type for the past three fiscal years is contained in the Distribution, Rate and Yield table above located in Results of Operations--Net Interest Income and Margin.

      At December 31, 2003, core deposits, representing demand deposits and low cost deposits, were $437.5 million, compared to $401.5 million and $341.9 million at December 31, 2002 and 2001, respectively, representing 50.7% of total deposits at December 31, 2003 compared to 52.8% and 47.4% at December 31, 2002 and 2001, respectively. The average core deposits for 2003 were $468.4 million, compared to $379.7 million and $343.7 million for 2002 and 2001, respectively.

      The Bank offers a wide array of deposit products in order to satisfy its customers' needs, including noninterest-bearing checking accounts, interest-bearing checking and savings accounts, money market accounts and TCD's, through its branch system in order to foster retail deposit growth and to maintain low cost of deposits. The Bank does not hold any brokered deposits.

         The following tables summarize the distribution of average daily deposits and the average daily rates paid for the years indicated:

                                                                     AVERAGE DEPOSITS
                                                                   YEARS ENDED DECEMBER 31,
                                                                   ------------------------
                                               2003                      2002                      2001
                                               ----                      ----                      ----
                                       AVERAGE      AVERAGE     AVERAGE       AVERAGE     AVERAGE      AVERAGE
                                       BALANCE        RATE      BALANCE        RATE       BALANCE       RATE
                                       -------      -------     -------       -------     -------      -------
                                                                 (DOLLARS IN THOUSANDS)
Demand, noninterest-bearing.......     $237,528        --%     $ 210,778          --%     $192,589         --%
Money market......................      176,866      1.50        118,875        1.87       102,151       2.69
Super NOW.........................        7,868      0.29          7,517        0.52         6,141       0.96
Savings...........................       46,119      0.25         42,505        0.68        42,833       1.32
Time certificates of deposit of
     $100,000 or more.............      286,241      2.16        249,205        2.57       273,266       5.06
Other time........................      106,830      2.46        104,355        3.05       108,587       4.62
                                       --------      ----      ---------        ----      --------       ----
       Total deposits.............     $861,452      1.35%     $ 733,235        1.66%     $725,567       3.06%
                                       ========      ====      =========        ====      ========       ====

      The following table sets forth the scheduled maturities of the Bank's time deposits in denominations of $100,000 or more at December 31, 2003:

                                 MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

                                                         AT DECEMBER 31, 2003
                                                         --------------------
                                                        (DOLLARS IN THOUSANDS)
Three months or less................................            $183,645
Over three months through six months................             100,338
Over six months through twelve months...............              43,840
Over twelve months..................................               3,982
                                                                --------
         Total......................................            $331,805
                                                                ========

BORROWINGS FROM THE FEDERAL HOME LOAN BANK

      The Bank became a member of the FHLB in October 1999. The Bank maintains a secured credit facility with the FHLB of San Francisco against which the Bank may take advances. The Bank utilizes FHLB advances to fund loan growth when longer-term deposit growth has not kept pace with loan demand. The terms of this credit facility require the Bank to maintain in safekeeping with the FHLB eligible collateral of at least 100% of outstanding advances. The outstanding FHLB advances were $157.0 million at December 31, 2003 and $70.0 million at December 31, 2002. The average outstanding amount for 2003 and 2002 was $72.4 million and $33.3 million and the weighted average rate was 3.3% and 3.5%, respectively. The maximum outstanding amount during the year 2003 and 2002 was $157.0 million and $70.0 million, respectively.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The information concerning quantitative and qualitative disclosures about market risk called for by Item 305 of Regulation S-K is included as part of Item 7 above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk/Interest Rate Risk Management".

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The following financial statements and independent auditors' reports are included in here in:

                                                                                                   PAGE
                                                                                                   ----
Independent Auditor's Report from KPMG LLP....................................................      44

Independent Auditor's Report from PricewaterhouseCoopers LLP..................................      45

Balance Sheets
   December 31, 2003 and 2002.................................................................      46

Statements of Operations
   Years Ended December 31, 2003, 2002 and 2001...............................................      47

Statements of Changes in Stockholders' Equity and Comprehensive Income
   Years Ended December 31, 2003, 2002 and 2001...............................................      48

Statements of Cash Flows
   Years Ended December 31, 2003, 2002 and 2001...............................................      49

Notes to Financial Statements.................................................................      50

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pacific Union Bank:

We have audited the accompanying balance sheet of Pacific Union Bank as of December 31, 2003 and the related statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the years ended December 31, 2003 and 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Union Bank as of December 31, 2003 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2001 in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California
February 20, 2004, except as to notes 14 (c) of the notes to financial statements, which is as of February 25, 2003

                         REPORT OF INDEPENDENT AUDITORS





To the Board of Directors and Stockholders of Pacific Union Bank


In our opinion, the accompanying balance sheet as of December 31, 2002 and the related statements of operations, changes in stockholders' equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Pacific Union Bank ("the company") at December 31, 2002, and the results of its operations and its cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in note 14, the company is subject to a consent order issued by the FDIC.





Los Angeles, California
January 20, 2003

\
                               PACIFIC UNION BANK

                                 Balance Sheets

                           December 31, 2003 and 2002

                                                                                 2003                2002
                                                                           ----------------   ----------------
                            ASSETS
Cash and due from banks - demand                                           $    24,296,291    $    24,054,519
Federal funds sold                                                               8,500,000         62,500,000
Due from banks - interest-bearing                                                  219,693            210,654
Federal Home Loan Bank Stock                                                     7,850,900          3,537,800
Securities held-to-maturity, at amortized cost (fair value of
    $58,819,467 in 2003 and $90,798,966 in 2002) (note 2)                       58,864,296         89,313,683
Securities available-for-sale, at fair value (note 3)                          151,814,571         64,701,421

Loans                                                                          872,299,999        683,131,191
    Less allowance for loan losses                                             (10,301,793)        (8,872,995)
                                                                           ---------------    ---------------

               Net loans (note 4)                                              861,998,206        674,258,196
                                                                           ---------------    ---------------
Loans held for sale                                                                906,414                 --
Customers' acceptance liabilities                                                1,053,807            657,760
Bank premises and equipment, net (note 5)                                        6,683,818          6,610,142
Accrued interest receivable                                                      3,779,836          3,404,574
Deferred tax asset (note 8)                                                      5,214,895          4,663,046
Other assets                                                                     5,220,103          3,083,442
                                                                           ---------------    ---------------

               Total assets                                                $ 1,136,402,830    $   936,995,237
                                                                           ===============    ===============

                LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (note: 7)
    Demand, non-interest bearing                                           $   254,623,241    $   223,377,195
    Demand, interest-bearing                                                     7,729,539          7,602,024
    Money market and savings                                                   175,136,447        170,486,917
    Time certificates of deposit:
       Less than $100,000                                                       93,686,774         99,876,831
       $100,000 or more                                                        331,805,430        258,652,585
                                                                           ---------------    ---------------

               Total deposits                                                  862,981,431        759,995,552
                                                                           ---------------    ---------------

Federal Home Loan Bank advances                                                157,016,700         70,000,000
Acceptance liabilities                                                           1,053,807            657,760
Accrued interest payable                                                         3,425,775          3,140,064
Other liabilities                                                                1,242,442          2,325,902
                                                                           ---------------    ---------------

               Total liabilities                                             1,025,720,155        836,119,278
                                                                           ---------------    ---------------

Commitments and Contingencies (note 11)

Stockholders' equity (notes 3, 9, and 15):
    Common stock, $6 par value.  Authorized 30,000,000 shares;
       issued and outstanding 10,686,984 shares at December 31, 2003 and
       10,621,554 shares at December 31, 2002                                   64,117,087         63,724,507
    Capital surplus                                                             22,332,751         22,174,825
    Retained earnings                                                           24,698,212         14,283,984
    Accumulated other comprehensive gain (loss) - net unrealized gain (loss) on securities available-for-sale and interest only
       strips                                                                     (465,375)           692,643
                                                                           ---------------    ---------------

                                                                               110,682,675        100,875,959
                                                                           ---------------    ---------------

                                                                           $ 1,136,402,830    $   936,995,237
                                                                           ===============    ===============

                 See accompanying note to financial statements.

                               PACIFIC UNION BANK

                            Statements of Operations

                  Years ended December 31, 2003, 2002 and 2001

                                                                            2003          2002           2001
                                                                      -------------  -------------   -------------
Interest income:
    Interest and fees on loans                                        $ 43,854,139   $ 37,107,264    $ 42,257,739
    Dividend on Federal Home Loan Bank stock                               200,095        115,457          75,617
    Interest on securities held-to-maturity                              2,913,767      2,013,163         265,552
    Interest on securities available-for-sale                            3,120,246      5,979,170       9,244,815
    Interest on federal funds sold                                         754,197      1,143,880       3,382,300
    Other interest income                                                   18,845         19,176          50,238
                                                                      ------------   ------------    ------------
                                                                        50,861,289     46,378,110      55,276,261
                                                                      ------------   ------------    ------------

Interest expense:
    Demand - interest bearing                                               23,274         38,953          58,721
    Savings and money market                                             2,760,612      2,515,999       3,308,177
    Time certificates of deposit:
       Less than $100,000                                                2,626,877      3,179,952       5,015,274
       $100,000 or more                                                  6,176,661      6,412,516      13,820,403
    Other borrowings                                                     2,429,408      1,163,409             907
                                                                      ------------   ------------    ------------
               Total interest expense                                   14,016,832     13,310,829      22,203,482
                                                                      ------------   ------------    ------------
               Net interest income before provision for loan losses     36,844,457     33,067,281      33,072,779

Provision for loan losses                                                1,900,000      1,100,000       1,300,000
                                                                      ------------   ------------    ------------
               Net interest income after provision for loan losses      34,944,457     31,967,281      31,772,779
                                                                      ------------   ------------    ------------
Other income:
    Service charges on deposit accounts                                  6,297,855      6,484,137       6,572,888
    Remittance fees                                                        906,263        912,045         918,421
    Letter of credit related fees                                          777,218        807,397         767,741
    Net other real estate owned income (expense)                                --            (41)        113,708
    Gain on sale of loans                                                3,450,305        705,351              --
    Gain on sale of securities                                             409,181        824,472              --
    Gain on sale of bank premise                                                --      1,193,797              --
    Other operating income                                               1,880,401      1,718,108       1,533,777
                                                                      ------------   ------------    ------------
               Total other income                                       13,721,223     12,645,266       9,906,535
                                                                      ------------   ------------    ------------
Other expenses:
    Salaries and employee benefits                                      14,216,133     12,347,558      11,946,311
    Security guards                                                        878,191        937,700         868,007
    Net occupancy expense                                                2,840,644      2,872,931       2,902,808
    Equipment expense                                                    1,394,404      1,384,149       1,246,714
    Data processing                                                      1,950,154      1,942,384       1,713,408
    Office supplies                                                        453,170        482,764         552,627
    Legal and professional                                               1,754,146      1,206,560         756,620
    Advertising and public relations                                       914,881        844,688         568,332
    Communication expenses                                               1,009,360      1,034,561         947,838
    Other operating expenses                                             3,234,383      2,503,874       1,893,751
                                                                      ------------   ------------    ------------
               Total other expenses                                     28,645,466     25,557,169      23,396,416
                                                                      ------------   ------------    ------------
               Income before income taxes                               20,020,214     19,055,378      18,282,898

Income taxes                                                             8,006,000      7,404,000       6,711,000
                                                                      ------------   ------------    ------------
               Net income                                             $ 12,014,214   $ 11,651,378    $ 11,571,898
                                                                      ============   ============    ============
Net income per share (Note 15)
    Basic                                                             $       1.13   $       1.10    $       1.09
    Diluted                                                                   1.12           1.09            1.08
                                                                      ============   ============    ============
Weighted-average common shares outstanding (Note 15)
    Basic                                                               10,655,349     10,616,017      10,600,306
    Diluted                                                             10,725,580     10,702,092      10,695,306

                 See accompanying note to financial statements.

                               PACIFIC UNION BANK

     Statements of Changes in Stockholders' Equity and Comprehensive Income

                  Years ended December 31, 2003, 2002 and 2001

                                                                                                   Accumulated
                                         Number of                                                     other           Total
                                           shares        Common          Capital       Retained    comprehensive   stockholder's
                                        Outstanding       stock          surplus       earnings    income (loss)      equity
                                        -----------  -------------  -------------  -------------   -------------   --------------
Balance at December 31, 2001              9,470,015  $  56,820,088  $  15,860,704  $  15,703,322   $   1,575,943   $  89,960,057
                                                                                                                   =============
Stock options exercised                      14,992         85,137         11,545             --              --          96,682
Stock dividend                            1,136,547      6,819,282      6,251,009    (13,070,291)             --              --
Tax benefit of non qualified stock
options exercised                                               --         51,567             --              --          51,567
Cash paid for fractional shares                  --             --             --           (425)             --            (425)
Comprehensive income:
   Net income                                    --             --             --     11,651,378              --      11,651,378
   Change in unrealized gain (loss) on
     securities available-for-sale,
     net of tax effect                           --             --             --             --        (883,300)       (883,300)
Total comprehensive income                       --             --             --             --              --      10,768,078
                                         ----------  -------------  -------------  -------------   -------------   -------------
Balance at December 31, 2002             10,621,554  $  63,724,507  $  22,174,825  $  14,283,984   $     692,643   $ 100,875,959
                                                                                                                   =============
Stock options exercised                      65,430        392,580        144,422             --              --         537,002
Cash dividend                                    --             --             --     (1,599,986)             --      (1,599,986)
Tax benefit of non qualified stock
options exercised                                               --         13,504             --              --          13,504
Comprehensive income:
   Net income                                    --             --             --     12,014,214              --      12,014,214
   Change in unrealized gain (loss) on:
     Securities available-for-sale,
     net of tax effect                           --             --             --             --      (1,154,571)
     Interest-only-strips, net of
     tax effect                                  --             --             --             --          (3,447)     (1,158,018)
                                                                                                                   -------------
Total comprehensive income                       --             --             --             --              --      10,856,196
                                         ----------  -------------  -------------  -------------   -------------   -------------
Balance at December 31, 2003             10,686,984  $  64,117,087  $  22,332,751  $  24,698,212   $    (465,375)  $ 110,682,675
                                         ==========  =============  =============  =============   =============   =============

                 See accompanying notes to financial statements.

                               PACIFIC UNION BANK

                            Statements of Cash Flows

                  Years ended December 31, 2003, 2002 and 2001

                                                                                     2003              2002              2001
                                                                                ---------------  ---------------   ---------------
Cash flows from operating activities:
    Net income                                                                  $   12,014,214   $    11,651,378   $    11,571,898
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization expenses                                         1,240,421         1,346,077         1,358,581
      Provision for loan losses                                                      1,900,000         1,100,000         1,300,000
      Gain on sale of securities                                                      (409,181)         (824,472)               --
      Amortization of premium and (accretion of discount)
      on securities held-to-maturity, net                                               40,019          (722,824)            1,387
      Amortization of premium and (accretion of discount)
      on securities available-for-sale, net                                           (879,835)         (100,250)          118,990
      Gain on disposal of Bank premises                                                     --        (1,193,797)               --
      Net loss (gain) on disposal of Bank equipment                                     17,862            (6,114)            9,084
      Gain on sale of loans                                                         (3,450,305)         (705,351)               --
      Origination of loans held for sale                                           (54,170,069)       (2,260,426)               --
      Proceeds from sale of loans held for sale                                     58,221,431         2,380,000                --
      Net gain on sale of other real estate owned                                           --                --          (115,460)
      (Increase) decrease in accrued interest receivable                              (375,262)           50,447         1,479,283
      Decrease (increase) in deferred income taxes                                     261,000        (1,055,000)         (480,000)
      (Increase) decrease in income taxes receivable                                (1,435,743)       (1,116,038)          539,950
      Stock dividend on Federal Home Loan Bank stock                                  (172,400)         (102,700)          (89,500)
      (Increase) decrease in other assets                                             (706,662)       (1,295,279)           59,980
      Increase (decrease) in accrued interest payable                                  285,711        (1,544,601)       (1,627,173)
      (Decrease) increase in other liabilities                                      (1,083,460)          812,154          (250,058)
                                                                                --------------   ---------------   ---------------
               Net cash provided by operating activities                            11,297,741         6,413,204        13,876,962
                                                                                --------------   ---------------   ---------------
Cash flows from investing activities:
    Increase in Federal Home Loan Bank stock                                        (4,140,700)       (1,931,300)               --
    Proceeds from maturities and redemptions of securities held-to-maturity         55,374,502        11,883,552         6,005,687
    Proceeds from maturities and redemptions of securities
    available-for-sale                                                              79,342,440        73,260,223        97,863,961
    Proceeds from sale of securities available-for-sale                             27,713,354        30,125,842                --
    Purchase of securities held-to-maturity                                        (24,965,134)     (100,474,410)               --
    Purchase of securities available-for-sale                                     (194,845,051)      (28,674,047)      (84,479,380)
    Proceeds from recoveries of written-off loans                                      330,231           110,488           580,525
    Net increase in loans                                                         (191,477,713)     (111,996,337)     (105,855,094)
    Purchases of Bank premises and equipment                                        (1,331,959)       (1,013,395)         (741,232)
    Proceeds from sale of Bank premises and equipment                                       --         3,595,554                --
    Proceeds from sale of other real estate owned                                           --                --           490,943
                                                                                --------------   ---------------   ---------------
               Net cash used in investing activities                              (254,000,030)     (125,113,831)      (86,134,590)
                                                                                --------------   ---------------   ---------------
Cash flows from financing activities:
    Net increase in demand deposits, non-interest bearing                           31,246,046        20,016,967        14,207,901
    Net increase (decrease) in demand deposits, interest-bearing                       127,515         1,031,798           (32,665)
    Net increase in money market and savings deposits                                4,649,530        38,528,595        14,048,687
    Net increase in time certificates of deposit                                    66,962,788         7,666,663        18,123,837
    Increase in other borrowed funds                                                87,016,700        70,000,000                --
    Proceeds from exercise of stock options, including tax benefits                    550,506           148,249            58,409
    Cash dividends paid                                                             (1,599,986)               --                --
    Cash paid for fractional shares                                                         --              (425)              (30)
                                                                                --------------   ---------------   ---------------
               Net cash provided by financing activities                           188,953,099       137,391,847        46,406,139
                                                                                --------------   ---------------   ---------------
               Net increase (decrease) in cash and cash equivalents                (53,749,189)       18,691,220       (25,851,489)
                                                                                --------------   ---------------   ---------------
Cash and cash equivalents at beginning of year                                      86,765,173        68,073,953        93,925,442
                                                                                --------------   ---------------   ---------------
Cash and cash equivalents at end of year                                        $   33,015,984   $    86,765,173   $    68,073,953
                                                                                ==============   ===============   ===============
Supplemental disclosures of cash flow information:
    Cash paid during the year
    for:
      Interest                                                                  $   13,731,121   $    14,855,429   $    23,830,656
      Income taxes                                                                  10,450,000         8,757,760         6,134,000
                                                                                ==============   ===============   ===============
    Noncash investing and financing activities:
      Real estate acquired in settlement of loans                               $           --   $            --   $       117,000
      Stock dividend                                                                        --        13,070,291         9,547,820
      Transfer of loans receivable to loans held for sale                              906,414
                                                                                ==============   ===============   ===============

                 See accompanying notes to financial statements.

                               PACIFIC UNION BANK

                          NOTES TO FINANCIAL STATEMENTS

                       THREE YEARS ENDED DECEMBER 31, 2003

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION

            Pacific Union Bank (the Bank), formerly known as California Korea Bank, was incorporated as a state-chartered bank in February 1974. The Bank currently operates ten banking offices in Southern California and two banking offices in Northern California. The Bank also has a loan production office in Seattle, Washington. During 2000, the Bank issued common stock in an initial public offering. Korea Exchange Bank ("KEB"), formerly the sole owner of the Bank, now beneficially owns 62.0% of the outstanding shares which shares have been placed in a Trust pending the acquisition of the Bank by Hanmi Financial Corp. The remaining shares are publicly traded.

            On December 22, 2003, the Bank entered into a definitive agreement whereby Hanmi Financial Corp. will acquire Pacific Union Bank. It is anticipated that the acquisition of the Bank will close in the second quarter of 2004, subject to receipt of all necessary regulatory approvals.

      (a)   GENERAL

            The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The financial statements are generally prepared on the accrual basis of accounting. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

      (b)   FEDERAL HOME LOAN BANK STOCK

            Federal Home Loan Bank (FHLB) stock carried at cost, is a restricted investment and is required to be maintained as collateral for FHLB advances.

      (c)   SECURITIES HELD-TO-MATURITY

            The Bank has classified certain securities as held-to-maturity securities. Securities held-to-maturity are carried at cost, adjusted for the accretion of discounts and the amortization of premiums. The Bank classifies securities as held-to-maturity when it determines that it has the ability and intent to hold such securities to maturity. Accreted discounts and amortized premiums are included in interest income. Gains and losses realized from unforeseen disposition, or determination of impairment of value deemed other than temporary, of securities held-to-maturity are recorded in income using the specific-identification method.

      (d)   SECURITIES AVAILABLE-FOR-SALE

            The Bank has classified certain securities as available-for-sale. The Bank classifies securities as available-for-sale when it determines that such securities may be sold at a future date or if there are foreseeable circumstances under which the Bank would sell such securities. Securities designated as available-for-sale are recorded at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive income until realized. Accreted discounts and amortized premiums are included in interest income. Gains and losses realized from disposition, or determination of impairment of value deemed other than temporary, of securities available-for-sale are recorded in income using the specific-identification method. There were realized gains of $409,000, $824,000 and zero during the years ended December 31, 2003, 2002 and 2001, respectively. The gross unrealized losses of $2.0 million, $1.2 million, and gross unrealized gain of $3.1 million during the years ended December 31, 2003, 2002 and 2001, respectively.

         (e)   LOANS AND ALLOWANCE FOR LOAN LOSSES

               Loans are recorded in the financial statements at the principal amount outstanding, net of unearned income, deferred loan fees and the allowance for loan losses. Interest income is accrued on all loans, except when loans are delinquent 90 days or more, at which time such loans are generally placed on a nonaccrual status. Nonaccrual loans are reclassified to accrual status when the Bank has received a minimum of six full payments based on the contractual terms of the loan agreement and management determines that future payments can be sustained to support the overall value of the loan.

               The Bank maintains an allowance for loan losses at a level which it believes is adequate to absorb any inherent losses in its loan portfolio. Management, in determining the adequacy of the allowance for loan losses as well as the appropriate provision for loan losses in any given year, takes into consideration (1) detailed analysis of individual loans for which full recovery may not be assured, (2) loan loss experience, (3) growth in the loan portfolio, (4) an assessment of the effect of current economic conditions on the loan portfolio and (5) examinations conducted by the Bank's supervisory authorities.

               Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan loss provisions, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

               Management, based on current information and events regarding the borrowers' ability to repay their obligations, evaluates individual loans for impairment. A loan is considered to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the impairment is measured based on the fair value of the collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses accounts through a charge to the provision for loan losses. Interest income is recognized on the accrual basis for impaired loans not meeting the criteria for nonaccrual.

         (f)   OTHER REAL ESTATE OWNED

               Other real estate owned acquired in settlement of loans is carried at the lower of cost or fair value, less estimated costs to sell. Any excess loan balance over the fair value, less selling costs at the time of acquisition, is charged to the allowance for loan losses. Operating expenses of such property, net of related income, subsequent declines in estimated fair value and gains and losses on their disposition, are included in other income or expense, as appropriate.

         (g)   LOAN FEES

               Loan origination fees and certain direct loan origination costs associated with the originated loans are deferred and recognized over the lives of the loans as an adjustment to the loans' yield. The Bank does not amortize net deferred loan fees for nonaccrual loans and loans held for sale.

         (h)   STOCK OPTIONS

               Had compensation cost for the Bank's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the Bank's net income and earnings per share for the years ended December 31, 2003, 2002 and 2001 would have been reduced to the pro forma indicated below.

                                     2003            2002          2001
                                 ------------    -----------    -----------
Net Income:
   As reported                   $ 12,014,214    11,651,378    11,571,898
   Compensation expense               (61,139)      (51,491)      (49,940)
                                 ------------    ----------    ----------
   Pro-forma                       11,953,075    11,599,887    11,521,958

(Table continues on following page.)

                                     2003           2002           2001
                                 ------------   ------------   ------------
Earnings per share:
   As reported:
   Basic                         $       1.13       1.10           1.09
   Diluted                               1.12       1.09           1.08

   Pro-forma:
   Basic                         $       1.12       1.09           1.09
   Diluted                               1.11       1.08           1.08

         (i)   BANK PREMISES AND EQUIPMENT

               Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of Bank premises and equipment are provided on the straight-line method over the following estimated useful lives:

Building                                25 years
Equipment and furnishings               3 to 10 years
Leasehold improvements                  Life of lease or improvements, whichever is shorter

         (j)   INCOME TAXES

               The Bank provides for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

               The Bank provides for California franchise taxes using the water's-edge method based on the total U.S. income of KEB branches, agency and subsidiary. Accordingly, the provision for California franchise taxes provided may be different from the amount computed by applying the California franchise tax rate to income before income taxes.

         (k)   COMPREHENSIVE INCOME

               Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale and is presented in the statement of stockholders' equity and comprehensive income.

         (l)   RECLASSIFICATIONS

               Certain reclassifications of prior year's data have been made to conform to the current year presentation.

         (m)   STATEMENT OF CASH FLOWS

               For purposes of the statement of cash flows, the Bank considers "cash and due from banks - demand," "federal funds sold" and "due from banks - interest-bearing" as cash and cash equivalents.

         (n)   RECENT ACCOUNTING PRONOUNCEMENTS

               In January 2003, The Financial Accounting Standards Board (FASB or the "Board") issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN No. 46). This Interpretation addressed consolidation by business enterprises of variable interest entities and clarified the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applied immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The application of FIN 46 did not have a material impact on the Bank's financial statements.

               In December 2003, the FASB Interpretation No. 46R (revised December 2003), Consolidation of Variable Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FASB Interpretation No. 46R ("FIN 46R") replaces FASB Interpretation No. 46, which was issued in January 2003. The Bank will be required to apply FIN 46R to variable interest in variable interest entities ("VIE") created after December 31, 2003. For IVEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and my previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be issued to measure the assets, liabilities and noncontrolling interest of the VIE. The application of FIN 46R is not expected to have material effect on the Bank's financial statements.

               FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, ("SFAS No. 150") was issued in May 2003. It establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 also for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, SFAS No. 150 will be effective for the Bank on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Bank currently does not have any financial instruments that are within the scope of this statement.

(2)   SECURITIES HELD-TO-MATURITY

      The amortized cost, estimated fair value and maturities of securities held-to-maturity at December 31, 2003 are summarized as follows:

                                                                2003
                                 -------------------------------------------------------------------
                                   AMORTIZED          GROSS        GROSS UNREALIZED   ESTIMATED FAIR
                                     COST       UNREALIZED GAINS        LOSSES            VALUE
                                 ------------   ----------------   ----------------   --------------
Mortgage-backed securities       $ 58,864,296       339,447            (384,276)      $ 58,819,467

                                                                2002
                                 -------------------------------------------------------------------
                                   AMORTIZED          GROSS        GROSS UNREALIZED   ESTIMATED FAIR
                                     COST       UNREALIZED GAINS        LOSSES            VALUE
                                 ------------   ----------------   ----------------   --------------
Mortgage-backed securities       $ 89,313,683       1,485,283             --          $   90,798,966

      Securities held-to-maturity with an amortized cost of $58,864,296 and $89,313,683 at December 31, 2003 and 2002, respectively, were pledged to secure a borrowing line of credit and for other purposes as required or permitted by law.

(3)   SECURITIES AVAILABLE-FOR-SALE

      The following is a summary of the major components of securities available-for-sale and a comparison of amortized cost, gross unrealized gains and losses, estimated fair value and maturities at December 31, 2003 and 2002:

                                                                  2003
                                        ---------------------------------------------------------
                                                           GROSS        GROSS
                                          AMORTIZED      UNREALIZED   UNREALIZED   ESTIMATED FAIR
                                            COST           GAINS        LOSSES         VALUE
                                        --------------   ----------   ----------   --------------
Securities available-for-sale:
    U.S. Treasury securities:
      Due in one year or less           $    1,001,005     29,308            --    $    1,030,313
    U.S. government agencies:
      Due after one year through five
        years                               29,730,000      3,689      (276,433)       29,457,256

------------------------------------
(Table continues on following page.)

                                                           GROSS        GROSS
                                          AMORTIZED      UNREALIZED   UNREALIZED   ESTIMATED FAIR
                                            COST           GAINS        LOSSES         VALUE
                                        --------------   ----------   ----------   --------------
Mortgage-backed securities:
  Due in one year or less                   12,896,457     112,779      (138,088)      12,871,148
  Due after one year through five
    years                                   26,604,836     149,957       (74,828)      26,679,965
  Due after five through ten years          49,506,366      61,325      (349,513)      49,218,178
  Due after ten years                       29,066,940      60,748      (360,058)      28,767,630
  State and political subdivisions:
  Due in one year or less                    1,000,000      28,270            --        1,028,270
  Due after one year through five
    years                                    2,525,762      18,482       (39,664)       2,504,580
  Due after ten years                          253,086       4,145            --          257,231
                                        --------------     -------    ----------   --------------
          Total                         $  152,584,452     468,703    (1,238,584)  $  151,814,571
                                        ==============     =======    ==========   ==============

                                                                  2002
                                        ---------------------------------------------------------
                                                           GROSS        GROSS
                                          AMORTIZED      UNREALIZED   UNREALIZED   ESTIMATED FAIR
                                            COST           GAINS        LOSSES         VALUE
                                        --------------   ----------   ----------   --------------
Securities available-for-sale:
    U.S. Treasury securities:
      Due after one year through five
        years                           $    1,002,619      70,975          --     $    1,073,594
    U.S. government agencies:
      Due in one year or less                6,000,000     171,477          --          6,171,477
      Due after one year through five
        years                               19,995,990     122,985          --         20,118,975
    Mortgage-backed securities              33,999,977     730,101          --         34,730,078
    State and political subdivisions :
      Due in one year or less                1,504,263      39,121          --          1,543,384
      Due after one year through five
        years                                1,003,329      60,584          --          1,063,913
                                        --------------   ---------     -------     --------------
              Total                     $   63,506,178   1,195,243          --     $   64,701,421
                                        ==============   =========     =======     ==============

      Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time individual securities have been in a continuous unrealized loss position at December 31, 2003, were as follows.

                                          Less than 12 months           12 months or more                  Total
                                      --------------------------------------------------------------------------------------
                                                       Unrealized                 Unrealized                     Unrealized
                                         Fair Value      Losses      Fair Value     Losses      Fair Value         Losses
                                      ----------------------------   -----------------------   -----------------------------
Available-for-Sale:
  U.S. government agencies            $   24,723,567     (276,433)        -            -       $  24,723,567   $   (276,433)
  Mortgage-backed securities              68,352,434     (922,487)        -            -          68,352,434       (922,487)
  State and political subdivisions         1,567,987      (39,664)        -            -           1,567,987        (39,664)
                                      --------------   ----------       ---          ---       -------------   ------------
Total available-for-sale                  94,643,988   (1,238,584)        -            -          94,643,988     (1,238,584)
Held-to-Maturities:
  Mortgage-backed securities              23,315,983     (384,276)                                23,315,983       (384,276)
                                      --------------   ----------       ---          ---       -------------   ------------
Total investment securities           $  117,959,971   (1,622,860)        -            -       $ 117,959,971   $ (1,622,860)
                                      ==============   ==========       ===          ===       =============   ============

      The unrealized losses on investment securities are caused by interest rate increases. These investment securities are not considered other-than-temporarily impaired since the Bank has the ability and intent to hold these investment securities until a market price recovery or maturity.

      Securities available-for-sale of $108,900,517 and $53,350,436 at December 31, 2003 and December 31, 2002, respectively were pledged to secure a borrowing line of credit and for other purposes as required or permitted by law.

(4)   LOANS AND ALLOWANCE FOR LOAN LOSSES

      Total loans including loans held for sale at December 31, 2003 and 2002 consisted of the following:

                                      2003              2002
                                 --------------    --------------
Commercial and industrial        $  153,118,103    $  125,864,751
Installment loans, net               22,174,890        21,223,988
Real estate loans                   582,510,703       434,072,716
Home equity                           6,427,553         6,018,120
Bills bought                         22,604,568         6,616,931
Trade finance                        15,342,364        12,488,147
SBA loans                            69,683,580        74,560,313
Other                                 2,997,454         3,618,998
                                 --------------    --------------
                                 $  874,859,215    $  684,463,964
Less deferred loan fees              (1,652,802)       (1,332,773)
                                 --------------    --------------
Total loans                      $  873,206,413    $  683,131,191
                                 ==============    ==============

      Substantially all of the Bank's lending activity is with customers located in Southern California. The Bank concentrates its lending in commercial, installment and real estate loans generally collateralized with real estate properties in Southern California. Loans are generally expected to be paid off from the operating profit of the borrower or by refinancing through third parties. The majority of the commercial and real estate loans are made to small businesses. The loans are not concentrated in any specific industry. Bills bought transactions primarily consist of credit lines extended to banks in South Korea. These represent short-term acceptances drawn under normal commercial letters of credit transactions.

      The Bank services Small Business Administration (SBA) loans for investors which are not included in the accompanying financial statements. The total balance of SBA loans serviced for others by the Bank was approximately $55,357,000 and $9,151,000 as of December 31, 2003 and 2002, respectively.

      Loans on which the accrual of interest has been discontinued amounted to $1,139,000 and $1,998,000 at December 31, 2003 and 2002, respectively. If interest on these loans had been accrued, interest income would have increased by approximately $44,000 in 2003 and $41,000 in 2002.

      At December 31, 2003, no loans were 90 days or more past due as to interest and/or principal which are not on nonaccrual status and approximately $28,000 were 90 days or more past due at December 31, 2002.

      Restructured loans where the terms have been altered to provide a reduced repayment schedule amounted to $12,000, at December 31, 2003 and zero at December 31, 2002 and 2001.

      The total recorded investment in impaired loans was $1,139,000 and $2,551,000 with a related impairment allowance of $277,000 and $371,000 at December 31, 2003 and 2002, respectively. During the years ended December 31, 2003, 2002 and 2001, respectively, the Bank's average investment in impaired loans was $1,589,000, $7,248,000 and $3,645,000. Interest income of $53,000, $129,000 and $138,000 would have been recorded during the years ended December 31, 2003, 2002 and 2001, respectively, had the loans not been considered impaired. The Bank has no commitments to lend additional funds to debtors whose terms have been modified in a troubled debt restructuring.

      Changes in the allowance for loan losses are summarized as follows:

                                                        2003              2002              2001
                                                   --------------    --------------    --------------
Balance at beginning of year                       $    8,872,995    $    9,467,490    $    8,894,927
Provision charged to operating expense                  1,900,000         1,100,000         1,300,000
Loans charged off                                        (801,433)       (1,804,983)       (1,307,962)
Recoveries on loans previously charged off                330,231           110,488           580,525
                                                   --------------    --------------    --------------
             Net loan charge offs                        (471,202)       (1,694,495)         (727,437)
                                                   --------------    --------------    --------------
Balance at end of year                             $   10,301,793    $    8,872,995    $    9,467,490
                                                   ==============    ==============    ==============

(5)   BANK PREMISES AND EQUIPMENT

      Bank premises and equipment at December 31, 2003 and 2002 consisted of:

                                                     2003           2002
                                                 ------------    ------------
Land                                             $  1,511,425    $  1,511,425
Building                                            5,308,227       5,303,227
Equipment and furnishings                           8,568,480       8,141,377
Leasehold improvements                              5,051,821       4,561,162
                                                 ------------    ------------

                                                   20,439,953      19,517,191
Less accumulated depreciation and amortization    (13,756,135)    (12,907,049)
                                                 ------------    ------------

Net premises and equipment                       $  6,683,818    $  6,610,142
                                                 ============    ============

      Depreciation and amortization expense for the years ended December 31, 2003, 2002 and 2001 amounted to $1,240,421, $1,346,077 and $1,358,581, respectively.

(6)   OTHER REAL ESTATE OWNED

      For the years ended December 31, 2003, 2002 and 2001, net other real estate owned (income) expense was comprised of the following:

                                                     2003           2002            2001
                                                  ----------     ----------     -----------
Net gain on sale of other real estate owned       $       --     $       --     $  (115,460)
Direct holding costs, net                                 --             41           1,752
                                                  ----------     ----------     -----------
         Net other real estate owned (income)
                expense                           $       --     $       41     $  (113,708)
                                                  ==========     ==========     ===========

(7)   DEPOSITS

      Time deposits by maturity dates are as follows at December 31, 2003 and 2002.

                                        2003          2002
                                    ------------   ------------
Less than three months              $223,864,199   $197,403,240
After three months to six months     123,932,932     78,887,240
After six months to twelve months     64,214,598     70,081,859
After twelve months                   13,480,475     12,157,077
                                    ------------   ------------
      Total time deposits           $425,492,204   $358,529,416
                                    ============   ============

      A summary of interest expense on deposits is as follows for the years ended December 31, 2003, 2002 and 2001.

                                   2003          2002          2001
                                -----------   -----------   -----------
Demand - interest bearing       $    23,274   $    38,953   $    58,721
Savings and money market          2,760,612     2,515,999     3,308,177
Time certificates of deposit:
       Less than $100,000         2,626,877     3,179,952     5,015,274
       $100,000 or more           6,176,661     6,412,516    13,820,403
Other borrowings                  2,429,408     1,163,409           907
                                -----------   -----------   -----------
       Total interest expense   $14,016,832   $13,310,829   $22,203,482
                                ===========   ===========   ===========

(8)   INCOME TAXES

      The provision for income taxes includes the following:

                                                                DECEMBER 31
                                                 -----------------------------------------
                                                    2003           2002           2001
                                                 -----------    -----------    -----------
Current:
    Federal                                      $ 6,096,000    $ 5,465,500    $ 6,580,000
    State                                          1,649,000      2,993,500        611,000
                                                 -----------    -----------    -----------
                                                   7,745,000      8,459,000      7,191,000
                                                 -----------    -----------    -----------
Deferred:
    Federal                                          257,000        (22,000)      (480,000)
    State                                              4,000       (439,000)      (186,000)
                                                 -----------    -----------    -----------
                                                     261,000       (461,000)      (666,000)
                                                 -----------    -----------    -----------
Total:
    Federal                                        6,353,000      5,443,500      6,100,000
    State                                          1,653,000      2,554,500        425,000

Change in valuation allowance for deferred tax            --       (594,000)       186,000
    assets
                                                 -----------    -----------    -----------
           Total income tax expense              $ 8,006,000    $ 7,404,000    $ 6,711,000
                                                 ===========    ===========    ===========

      Applicable income tax expense in 2003, 2002 and 2001 resulted in effective tax rates of 39.99%, 38.86% and 36.71%, respectively, of income before income taxes. The primary reasons for the differences from the federal statutory tax rate of 35% in 2003, 2002 and 2001 are as follows:

                                                      2003           2002           2001
                                                   -----------    -----------    -----------
Income tax expense at federal statutory rate       $ 7,007,000    $ 6,669,000    $ 6,399,000
State franchise taxes, net of federal income tax
    benefit                                          1,075,000      1,660,000        276,000
Valuation allowance                                         --       (594,000)       186,000
Other, net                                             (76,000)      (331,000)      (150,000)
                                                   -----------    -----------    -----------
                                                   $ 8,006,000    $ 7,404,000    $ 6,711,000
                                                   ===========    ===========    ===========

      At December 31, 2003, and 2002, income tax receivable of $2,551,781 and income tax payable of $166,723 was included in other assets and other liabilities, respectively.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2003 and 2002 are presented below:

                                                                                    2003          2002
                                                                                 -----------   -----------
Deferred tax assets:
    Loans principally due to allowance for loan losses                           $ 3,964,642   $ 3,897,000
    Bank premises and equipment principally due to differences in depreciation       155,499       125,000
    Federal deduction of state tax                                                   730,492     1,079,000
    Net unrealized loss on securities available-for-sale                             310,249            --
    Other                                                                             54,013        64,646
                                                                                 -----------   -----------
              Total gross deferred tax assets                                      5,214,895     5,165,646

    Less valuation allowance                                                              --            --
                                                                                 -----------   -----------
              Net deferred tax assets                                              5,214,895     5,165,646
                                                                                 -----------   -----------
Deferred tax liabilities:
    Net unrealized gain on securities available-for-sale                                  --      (502,600)
                                                                                 -----------   -----------
              Net deferred tax assets, net                                       $ 5,214,895   $ 4,663,046
                                                                                 ===========   ===========

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

      Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Bank has concluded that a valuation allowance against the deferred tax asset is not required.

(9)   STOCK OPTIONS

      The Bank adopted a stock option plan in 2000, under which options may be granted to key employees and directors of the Bank. The option price may not be less than the fair value of the Bank's stock on the effective date of the grant. The Bank authorized a total of 586,000 options under the plan as of December 31, 2000. These options will vest over five to ten years and may be exercised over five to ten year period. The number and price per share of outstanding options have been adjusted to reflect the stock dividends issued on March 28, 2002 and on April 26, 2001 (See note
      15).

      Activity in the stock option plan for the years ended December 31, 2003, 2002 and 2001 follows:

                                                    2003                        2002                        2001
                                                    ----                        ----                        ----
                                                        WEIGHTED                     WEIGHTED                    WEIGHTED
                                                        AVERAGE                       AVERAGE                    AVERAGE
                                          NUMBER OF     EXERCISE       NUMBER OF      EXERCISE    NUMBER OF      EXERCISE
                                           SHARES         PRICE         SHARES         PRICE        SHARES        PRICE
                                          ---------     --------       ---------     --------     ---------      --------
Options outstanding, beginning of year     312,239       $ 11.15        263,560       $ 8.91        259,400       $ 8.02

Options granted                             81,700       $ 17.50        117,500       $17.38         52,300       $11.04
Options exercised                          (65,430)      $  8.21        (14,996)      $ 6.37         (8,184)      $ 7.14
Options expired / canceled                 (47,229)      $ 10.38        (79,789)      $ 7.08        (68,486)      $ 7.33

Stock dividend                                  --            --         25,964       $ 8.30         28,530       $ 8.78
                                           -------       -------        -------       ------        -------       ------

Options outstanding, end of year           281,280       $ 13.80        312,239       $11.15        263,560       $ 8.91
                                           =======       =======        =======       ======        =======       ======

      The Bank applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan. Accordingly, no compensation costs have been recognized for its stock option plan in the financial statements.

      The weighted average fair value of options granted was $2.74, $2.53 and $2.06 per share in 2003, 2002 and 2001, respectively. The weighted average fair value of options was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility of 39%, 62% and 36% in 2003, 2002 and 2001, respectively, risk-free interest rate of 3.49%, 4.21% and 4.78% in 2003, 2002 and 2001, respectively and expected lives of five to ten years in 2003 and 2002.

      Information pertaining to stock options outstanding at December 31, 2003 is as follows:

                                                     OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                       -----------------------------------------    -------------------------
                                                        WEIGHTED         WEIGHTED                    WEIGHTED
                                                         AVERAGE          AVERAGE                     AVERAGE
                                          NUMBER        REMAINING        EXERCISE     NUMBER         EXERCISE
RANGE OF EXERCISE PRICES               OUTSTANDING   CONTRACTUAL LIFE      PRICE    EXERCISABLE        PRICE
                                       -----------   ----------------    --------   -----------      ---------
$ 6.37 - 10.06                           99,360         2.99 years          7.16       52,392           7.15
$12.86 - 17.38                          139,220         6.02 years         16.69       23,340          16.61
$18.30 - 24.12                           42,700         4.80 years         19.84           --             --
                                        -------                                        ------
Outstanding at end of year              281,280         4.80 years         13.80       72,732          10.06
                                        =======                                        ======

(10)  EMPLOYEE BENEFIT PLANS

      The Bank has a 401(k) profit sharing plan. This plan is for the benefit of substantially all of its employees. The Bank contributed 4.3% of each participant's annual compensation in 2003, 2002 and 2001. Contributions for the years ended December 31, 2003, 2002 and 2001 were approximately $273,000, $262,000 and $285,000 respectively.

(11) COMMITMENTS AND CONTINGENT LIABILITIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

      There are various legal proceedings pending against the Bank that arise in the normal course of business. In the opinion of management, based upon the advice of counsel, liabilities arising from these proceedings, if any, will not materially affect the financial position of the Bank.

      The Bank leases premises for eight of its branches and head office under lease agreements that contain renewal options and escalation clauses which provide for the payment of taxes, insurance and certain other expenses by the Bank.

      Included in net occupancy expense and equipment expense are rental payments for premises and equipment of $1,774,752 in 2003, $1,697,147 in 2002 and $1,629,571 in 2001. The following is a schedule by years of future minimum rental commitments, primarily representing noncancelable operating leases and a noncancelable sublease as of December 31, 2003:

                            MINIMUM       SUBLEASE RENTAL
                            RENTALS           INCOME
                           ----------     ---------------
Year ending December 31:
       2004                $1,857,274       $  247,632
       2005                 1,599,302           12,800
       2006                 1,352,175               --
       2007                 1,334,750               --
       2008                   840,416               --
       Later years            929,999               --
                           ----------       ----------
                           $7,913,916       $  260,432
                           ==========       ==========

      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit. Those instruments involve varying degrees and elements of credit risk in excess of the amount recognized in the balance sheet. The dollar amount related to such commitments reflects the extent of involvement the Bank has in particular classes of financial instruments.

      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

      Commitments to extend credit whose contract amounts represent the amount of credit risk include the following at December 31, 2003 and 2002:

                                             2003                        2002
                                  --------------------------   -------------------------
                                   OUTSTANDING   GUARANTEED    OUTSTANDING   GUARANTEED
                                     AMOUNT        AMOUNT        AMOUNT        AMOUNT
                                  ------------   -----------   -----------   -----------
Commitments to extend credit:
    Commercial loans              $ 93,014,448   $        --   $92,454,540   $        --
    Home equity line of credit       6,404,219            --     4,325,374            --
    Credit card loans and others     7,201,429            --     6,623,348            --
Standby letters of credit           19,015,661    19,015,661    19,575,312    19,575,312
Commercial letters of credit         7,202,074            --     5,404,357            --

      Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the borrower.

      The commitments can be either secured or unsecured and may also take the form of standby letters of credit and commercial letters of credit. Commercial letters of credit facilitate import trade. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.

(12)  TRANSACTIONS WITH AFFILIATES

      The Bank had the following assets and liabilities at December 31 resulting from transactions with Korea Exchange Bank.

                                           2003        2002
                                        ----------   ----------
Due from banks - demand                 $  217,158   $  264,633
Demand deposits, non-interest bearing   $2,828,537   $3,515,539

      At December 31, 2003 and 2002, loans to certain directors and officers amounted approximately $365,000 and $55,000, respectively. There was no director who had a line of credit at December 31, 2003 and 2002, respectively.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

      (a)   CASH AND SHORT-TERM INSTRUMENTS

            For those short-term instruments whose maturity is less than 90 days, the carrying amount is assumed to be a reasonable estimate of fair value.

      (b)   FEDERAL HOME LOAN BANK STOCK

            The carrying amount is assumed to be a reasonable estimate of fair value.

      (c)   SECURITIES

            Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      (d)   LOANS

            Fair value is estimated for portfolios of loans with similar financial characteristics. Each loan portfolio was further segmented into fixed and adjustable rate interest groups and by performing and nonperforming categories.

            The fair value of performing loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

            Fair value for nonperforming loans was based on recent external appraisals and related estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

      (e)   DEPOSIT LIABILITIES

            The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

      (f)   OTHER BORROWED FUNDS

            The fair value of borrowed funds is based on the estimated discount cash flow.

      (g) COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND COMMERCIAL LETTERS OF CREDIT

            The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The uncertainty involving the attempt to determine the likelihood and the timing of a commitment being drawn upon, along with the lack of established markets, would not result in what the Bank believes to be a meaningful estimate of fair value.

            The fair value disclosed hereinafter does not reflect any premium or discount that could result from offering the instruments for sale. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in amounts disclosed. The fair value estimates are dependent upon subjective estimates of market conditions and perceived risks of financial instruments at a point in time and involve significant uncertainties resulting in variability in estimates with changes in assumptions.

            The estimated fair value of the Bank's financial instruments at December 31, 2003 and 2002 is as follows (dollars in thousands):

                                             2003                  2002
                                      -------------------   -------------------
                                      CARRYING     FAIR     CARRYING    FAIR
                                       AMOUNT     VALUE      AMOUNT     VALUE
                                      --------   --------   --------   --------
Financial assets:
    Cash and short-term instruments   $ 33,016   $ 33,016   $ 86,765   $ 86,765
    Federal home loan bank stock         7,851      7,851      3,538      3,538
    Securities held-to-maturity         58,864     58,820     89,314     90,799
    Securities available-for-sale      151,815    151,815     64,701     64,701
    Loans, net                         861,989    865,809    674,258    684,215
    Loans held for sale                    906        941         --         --
    Interest-only-strips                 5,100      5,100         --         --
    Accrued interest receivable          3,780      3,780      3,405      3,405

Financial liabilities:
    Deposits                           862,981    857,894    759,996    748,929
    Other borrowed funds               157,017    159,314     70,000     72,906
    Accrued interest payable             3,426      3,426      3,140      3,140

(14)  REGULATORY MATTERS

      (a)   CAPITAL REQUIREMENTS

            The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

            Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes as of December 31, 2003 that the Bank meets all capital adequacy requirements to which it is subject.

            At December 31, 2003, the Bank met the minimum total risk-based, Tier I risk based and Tier 1 leverage ratios to be considered well-capitalized, however, it was not considered to be well-capitalized because it was subject to a Consent Order issued by the FDIC (see Other below). To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table and not be subject to any regulatory order, agreement or directive.

            The Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are as follows (dollars in thousands):

                                                          2003
                             -------------------------------------------------------------------
                                                                        TO BE WELL CAPITALIZED
                                                     FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                   ACTUAL         ADEQUACY PURPOSE        ACTION PROVISIONS
                             -----------------   -------------------    ------------------------
                               AMOUNT    RATIO    AMOUNT     RATIO       AMOUNT          RATIO
                             ---------   -----   --------   --------    ----------     ---------
Total capital (to
    risk-weighted assets)    $ 120,804   13.73%  $ 70,366   >or= 8.0%   $   87,958     >or= 10.0%
Tier I capital (to
    risk-weighted assets)      111,119   12.63     35,183   >or= 4.0        52,775     >or=  6.0
Tier I capital (to
    average assets)            111,119   10.62     41,853   >or= 4.0        52,316     >or=  5.0
                             =========   =====   ========   ========    ==========     =========

                                                          2002
                             ------------------------------------------------------------------
                                                                        TO BE WELL CAPITALIZED
                                                    FOR CAPITAL         UNDER PROMPT CORRECTIVE
                                   ACTUAL         ADEQUACY PURPOSE         ACTION PROVISIONS
                             -----------------   -------------------    -----------------------
                               AMOUNT    RATIO    AMOUNT    RATIO         AMOUNT         RATIO
                             ---------   -----   --------   --------    ----------     ---------
Total capital (to
    risk-weighted assets)    $ 108,689   15.95%  $ 54,515   >or= 8.0%   $   68,144     >or= 10.0%
Tier I capital (to
    risk-weighted assets)      100,169   14.70     27,257   >or= 4.0        40,885     >or=  6.0
Tier I capital (to
    average assets)            100,169   11.56     34,671   >or= 4.0        43,338     >or=  5.0
                             =========   =====   ========   ========    ==========     =========

      (b)   FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT

            The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. FDICIA establishes a new framework for the relationship between insured depository institutions and their regulators.

            FDICIA requires insured depository institutions to maintain capital ratio thresholds. Regulators are required to take prompt corrective actions to resolve the problems of any institution failing to meet these minimum ratios. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervisions by the federal regulatory agencies, increased reporting requirements for insured institutions and new regulations concerning internal controls, accounting and operations.

      (c)   OTHER

            On February 25, 2004, the FDIC terminated the Consent Order to Cease and Desist which had been issued against the Bank on April 4, 2002. The April 4, 2002 Consent Order had required correction of certain Bank Secrecy Act ("BSA") compliance deficiencies which the Bank has since fully implemented.

(15)  EARNINGS PER SHARE

      The following earnings per share as of December 31, 2003, 2002 and 2001 has been restated for the 12% stock dividend in 2002 and 10% stock dividend in 2001. For the three years ended December 31, 2003, 2002 and 2001, 351,000, 116,000 and 23,000 options, respectively, were excluded from the weighted-average diluted common shares outstanding due to their antidilutive effect.

                                                   INCOME          SHARES        PER SHARE
2003                                             (NUMERATOR)    (DENOMINATOR)      AMOUNT
-------------------------------------------     ------------    -------------    ---------
Basic EPS -
    Income available to common stockholders     $ 12,014,214       10,655,349    $    1.13
Effect of Dilutive Securities -
    Options                                               --           70,231        (0.01)
                                                ------------    -------------    ---------
Diluted EPS -
    Income available to common stockholders     $ 12,014,214       10,725,580    $    1.12
                                                ============    =============    =========

                                                   INCOME          SHARES        PER SHARE
2002                                             (NUMERATOR)    (DENOMINATOR)      AMOUNT
-------------------------------------------     ------------    -------------    ---------
Basic EPS -
    Income available to common stockholders     $ 11,651,378       10,616,017    $    1.10
Effect of Dilutive Securities -
    Options                                               --           86,075        (0.01)
                                                ------------    -------------    ---------
Diluted EPS -
    Income available to common stockholders     $ 11,651,378       10,702,092    $    1.09
                                                ============    =============    =========

                                                   INCOME          SHARES        PER SHARE
2001                                             (NUMERATOR)    (DENOMINATOR)      AMOUNT
-------------------------------------------     ------------    -------------    ---------
Basic EPS -
    Income available to common stockholders     $ 11,571,898       10,600,306    $    1.09
Effect of Dilutive Securities -
    Options                                               --           95,000        (0.01)
                                                ------------    -------------    ---------
Diluted EPS -
    Income available to common stockholders     $ 11,571,898       10,695,306    $    1.08
                                                ============    =============    =========

(16)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Summarized unaudited quarterly financial data follows:

                                                    THREE MONTHS ENDED
                                    -----------------------------------------------------
                                    MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                    --------    --------    ------------    -------------
                                           (In thousands, except share amounts)
2003
  Interest income                   $ 11,828    $ 12,407    $     12,820    $      13,807
  Net interest income                  8,516       8,975           9,292           10,063
  Provision for losses on loans          600         300             400              600
  Net income before income taxes       4,570       4,623           5,117            5,711
  Net income                           2,721       2,794           3,067            3,432
  Basic earnings per common share       0.26        0.26            0.29             0.32
  Diluted earnings per share            0.25        0.26            0.29             0.32

2002
  Interest income                   $ 10,872    $ 10,982    $     12,056    $      12,468
  Net interest income                  7,914       8,076           8,329            8,748
  Provision for losses on loans          100         100             200              700
  Net income before income taxes       4,299       5,326           4,128            5,302
  Net income                           2,581       3,198           2,637            3,235
  Basic earnings per common share       0.24        0.30            0.25             0.30
  Diluted earnings per share            0.24        0.30            0.25             0.30

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      At its Audit Committee meeting on July 21, 2003, the Audit Committee of Pacific Union Bank ("the Bank"), Los Angeles, California, selected the accounting firm of KPMG, LLP ("KPMG"), as independent auditors for the Bank's 2003 fiscal year. At the same meeting the Audit Committee dismissed PricewaterhouseCoopers LLP ("PWC") as independent auditors for the Bank.

      PWC audited the financial statements for the Bank for the year ended December 31, 2002. The reports of PWC on the financial statements for the year 2002 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

      During the fiscal year ended December 31, 2002 and the subsequent interim period January 1, 2003 through July 21, 2003, there were no disagreements between PWC and the Bank on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the financial statements.

      KPMG had served the Bank as its independent auditors and audited the financial statements since the inception of the Bank through the fiscal year ended December 31, 2001.

      The Bank filed a Report on Form 8-K concerning the change in accountants dated July 26, 2003. The Bank requested that PWC review the disclosure in the Report on Form 8-K, and PWC has been given the opportunity to furnish the Bank with a letter addressed to the Federal Deposit Insurance Corporation containing any new information, clarification of the Bank's expression of its views, or the respects in which it does not agree with the statements made by the Bank herein. Such letter was filed as an exhibit to the Form 8-K.

ITEM 9A. CONTROLS AND PROCEDURES

      (a) Evaluation of Disclosure Controls and Procedures

            The Bank's Chief Executive Officer and its Chief Financial Officer, after evaluating the effectiveness of the Bank's disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) promulgated under the Exchange Act as of the end of the period covered by this report (the "Evaluation Date") have concluded that as of the Evaluation Date, the Bank's disclosure controls and procedures were adequate and effective to ensure that material information relating to the Bank and its consolidated subsidiaries would be made known to them by others within those entities, particularly during the period in which this report was being prepared. Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

      (b) Changes in Internal Controls

            There were no significant changes in the Bank's internal controls over financial reporting or in other factors in the fourth quarter of 2003 that has materially affected, or is reasonably likely to materially affect, the Bank's internal controls over financial reporting.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

            The following table sets forth certain information as of March 24, 2004, with respect to (i) each of the Bank's directors and executive officers, and (ii) the directors and executive officers of the Bank as a group:

                                                                                                        COMMON STOCK
                                                                                                    BENEFICIALLY OWNED ON
                                                                                                      MARCH 24, 2004(1)
                                                                            YEAR FIRST     -----------------------------------------
                                                                            ELECTED OR                    VESTED        PERCENTAGE
      NAME AND OFFICES               PRINCIPAL OCCUPATION                   APPOINTED       NUMBER        OPTION        OF SHARES
       HELD WITH BANK               FOR THE PAST FIVE YEARS         AGE      DIRECTOR      OF SHARES     SHARES(2)    OUTSTANDING(3)
----------------------------    --------------------------------    ----    ----------     ---------     ---------    --------------
Jin Kon Park                    Chairman of the Board                56        2003              0            0             *
Chairman of the Board           Pacific Union Bank(4)

Oh Kyung Kwon                   Regional Director, Korea             56        2003              0            0             *
Director                        Exchange Bank, Regional
                                Headquarters for the Americas(5)

Ernest E. Dow                   Principal,                           54        2003              0            0             *
Director                        Choi, Dow, Ian, Hong & Lee
                                (Certified Public Accountants)

Yong Koo Kim                    General Manager,                     50        2002              0        2,000             *
Director                        Korea Exchange Bank,
                                Los Angeles Agency(6)

Oh Hoon Kwon                    Senior Vice President                46        2002              0        3,000             *
Senior Vice President,          and Chief Operating Officer,
Chief Operating Officer         Pacific Union Bank(7)
and Director

---------------------------
(1) Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in "street name" for the benefit of such person; shares held by a family or retirement trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or his spouse) is the sole beneficiary and has pass-through voting rights and investment power.

(2) This percentage is based on the total number of shares of the Bank's Common Stock outstanding, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of January 31, 2004 pursuant to the Bank's Stock Option Plan. (See "Stock Options" and "Compensation of Directors" herein.)

(3) This percentage is based on the total number of shares of the Bank's Common Stock outstanding, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of January 31, 2004 pursuant to the Bank's Stock Option Plan. (See "Stock Options" and "Compensation of Directors" herein.)

(4) Mr. Jin Kon Park served as Executive Managing Director of KEB from May 2002 until March 2003. Previously, he served as Managing Director of KEB's Planning and Coordination Unit and its Treasury Unit since February 2001 as General Manager of KEB's Planning and Coordination Division from April 2000 to February 2001, as General Manager of KEB's Investment Banking Division from March 1999 to April 2000; and as General Manager of KEB's Chicago Branch from 1996 to March 1999.

(5) Mr. Oh Kyung Kwon has held this position with KEB since May 2003. Previously, he was retired since March 1999, and prior to that served as General Manager of KEB's Loan Review Team from February 1998 to March 1999.

(6) Mr. Yong Koo Kim has served as General Manager of KEB's Los Angeles Agency since March 12, 2002. Previously, he served in various capacities at KEB since 1978, including General Manager of the Do Gok Ro Branch From August 1999 to February 2002; as Deputy General Manager, Planning and Coordination Division from September 1998 to August 1999; and as Deputy General Manager, Loan Division from January 1998 to September 1998.

(7) Mr. Kwon has served as Senior Vice President, Chief Operating Officer and a director of the Bank since March 15, 2002. Previously, he served in various capacities at KEB since 1981, including most recently as Deputy General Manager in charge of administration of overseas offices for KEB's International Banking Division since February 2000; as General Manager for Retail Banking at the Chamsil Station Branch from March 1999 to February 2000; and as Manager, Secretariat from February 1997 to March 1999.

                                                                                                         COMMON STOCK
                                                                                                     BENEFICIALLY OWNED ON
                                                                                                       MARCH 24, 2004(1)
                                                                            YEAR FIRST     -----------------------------------------
                                                                            ELECTED OR                    VESTED        PERCENTAGE
      NAME AND OFFICES               PRINCIPAL OCCUPATION                   APPOINTED       NUMBER        OPTION        OF SHARES
       HELD WITH BANK               FOR THE PAST FIVE YEARS         AGE      DIRECTOR      OF SHARES     SHARES(2)    OUTSTANDING(3)
------------------------------  --------------------------------    ----    ----------     ---------     ---------    --------------
Donald D. Byun                  President, OTO Sportswear, Inc.      52        2000         61,600        7,392             *
Director                        (Manufacturing and Import
                                Company)

Sun Kee Kim                     Professor of Economics               70        2002              0        2,000             *
Director                        and Statistics, California State
                                University, Los Angeles

Kraig A. Kupiec                 Managing Member,                     39        2000              0        7,392             *
Director                        Finance Operations,
                                Shoreline Trading Group LLC
                                (Securities Broker-Dealer)(1)

David B. Warner                 President and Chief Executive        57        2002              0        6,000             *
President, Chief                Officer, Pacific Union Bank(2)
Executive Officer and
Director

Dianne Kim                      Senior Vice President                42         n/a          4,603        2,879             *
Senior Vice President           and Chief Financial Officer,
and Chief Financial Officer     Pacific Union Bank(3)

Dong Il Kim                     Senior Vice President                50         n/a            616        2,879             *
Senior Vice President           and Chief Credit Officer,
and Chief Credit Officer        Pacific Union Bank(4)

Lisa K. Pai                     Senior Vice President, General       44         n/a            616        1,774             *
Senior Vice President, General  Counsel and Secretary,
Counsel & Secretary             Pacific Union Bank(5)

Directors and                                                                               67,435       19,776             *
Executive Officers as a Group
(12 persons)


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely upon a review of Forms F-7, F-8 and F-8A and amendments thereto furnished to the Bank during and with respect to its 2003 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Bank's Common Stock failed to file, on a timely basis, reports required for 2003 by
Section 16(a) of the Securities Exchange Act of 1934, as amended.

----------------------------

(Certain footnotes appear on previous page.)

(8) Mr. Kupiec also serves as Financial Officer of KWK Management LLC, a California registered Investment Advisor located in Los Angeles.

(9) Mr. Warner has held this position since May 2003. Previously, he has been a self-employed financial advisor consulting with various entities since October 2001. Previously, he served as Deputy President and Chief Financial Officer of Seoul Bank in Seoul, Korea from July 2000 to September 2001; as Advisor/Director of the Korea Development Bank from December 1998 to June 2000; and as Senior Vice President for ChinaVest Limited in Hong Kong from 1994 to July 1998.

(10) Ms. Kim was appointed Senior Vice President and Chief Financial Officer of the Bank in May 2000. From 1996 until May 2000, she served as Vice President and Controller of Cathay Bank in Los Angeles.

(11) Mr. Dong Il Kim was appointed Senior Vice President and Chief Credit Officer of the Bank in November 2000. Previously, he served as Senior Vice President, Senior Loan Officer and Manager of the Bank's Special Assets Department from August 2000 to November 2000; as Senior Vice President and Senior Loan Officer from May 2000 to July 2000; as Vice President and Senior Loan Officer from January 2000 to May 2000; as Vice President and Manager of the Bank's Olympic Branch from 1997 to January 2000.

(12) Ms. Pai has been Senior Vice President, General Counsel and Secretary of the Bank since 2000. Previously, she served as Vice President, General Counsel and Secretary.

      AUDIT COMMITTEE FINANCIAL EXPERT

            The Bank's Audit Committee consists of Directors Kraig Kupiec, Sun Kee Kim and Ernest Dow. The Board of Directors has determined that each member of the Audit Committee has sufficient accounting related financial management expertise to serve on the Committee and that Ernest Dow meets the qualifications of an "audit committee financial expert" as such term is defined in the rules and regulations of the Securities and Exchange Commission. The members of the Audit Committee are all independent directors.

      CODE OF ETHICS

            The Bank has adopted a code of ethics applicable to all of its officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The text of this code of ethics may be found on the Bank's web site at "www. pacificunionbank.com." The Bank intends to post notice of any waiver from, or amendment to, any provision of its code of ethics on its website.

ITEM 11. EXECUTIVE COMPENSATION

      The following table sets forth certain summary compensation information with respect to the Bank's Chief Executive Officer and only other executive officers of the Bank as of December 31, 2003, whose total salary and bonus for the fiscal year ended December 31, 2003, exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                     --------------
                                                                                     STOCK OPTIONS
                                                         ANNUAL COMPENSATION            GRANTED
                                                 ----------------------------------    (NUMBER OF      ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR     SALARY       BONUS    OTHER      OF SHARES)(13)  COMPENSATION(14)
-----------------------------------------  ----  --------------  -----  -----------  --------------  ----------------
Woon Seok Hyun                             2003  $  143,385(16)    0    $81,957(18)           0           $1,613
President and                              2002  $  149,852        0    $44,250(18)           0           $2,329
Chief Executive Officer(15)                2001  $   82,967(17)    0    $25,375(18)      36,966                0

David B. Warner                            2003  $  219,691(20)    0          0           4,000                0
President and Chief Executive Officer(19)  2002       N/A                                10,000
                                           2001       N/A

Oh Hoon Kwon                               2003  $  136,212        0    $ 1,850(21)           0           $2,038
Senior Vice President                      2002  $   94,806        0          0          15,000                0
and Chief Operating Officer                2001       N/A          0          0               0                0

-------------------------

(13) As adjusted to reflect stock splits or dividends declared since the grant date of options (if applicable).

(14) Consists entirely of employer contributions to these individuals' accounts pursuant to the Bank's 401(k) Plan. The 401(k) Plan permits all participants to contribute up to 92% or $12,000 of their annual salary (whichever is less) on a pre-tax basis, which contributions vest immediately when made. Employer contributions are made in the amount of 4.3% of annual compensation, up to a maximum of $6,450, and become vested over a period of six years at the rate of 20% per year for third and fourth years of service, and 30% per year for the fifth and sixth years of service.

(15) Mr. Hyun served as President, CEO and director until May 22, 2003 and served as an advisor of the Bank from May 23, 2003 through November 22, 2003.

(16) Represents salary paid from January 1, 2003 through May 22, 2003 and advisor fee paid from May 23, 2003 through November 22, 2003.

(17) Represent salary paid from May 15, 2001 (commencement of Mr. Hyun's employment) through December 31, 2001.

(18) Consists of the severance pay of $48,103 in 2003 and reported taxable value of the use of both a Bank-owned automobile ($2,475 , $8,250 and $2,875 in 2003, 2002 and 2001, respectively) and a personal residence ($31,379, $36,000 and $22,500 in 2003, 2002 and 2001, respectively).

(19) Mr. Warner began acting as interim President and Chief Executive Officer upon the resignation of Mr. Hyun in May 2003, and has agreed to remain as the President and Chief Executive Officer through the consummation of the merger of the Bank and Hanmi Financial Corp. See "Chief Executive Officer," below.

(20) Represents salary paid from May 23, 2003 (commencement of Mr. Warner's employment) through December 31, 2003.

(21) Represents a taxable value of the use of a Bank-owned automobile paid to Mr. Kwon.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                           --------------
                                                                           STOCK OPTIONS
                                               ANNUAL COMPENSATION            GRANTED
     NAME AND PRINCIPAL                ----------------------------------    (NUMBER OF      ALL OTHER
         POSITION                YEAR     SALARY         BONUS      OTHER  OF SHARES)(13)  COMPENSATION(14)
-------------------------------  ----  --------------  -----------  -----  --------------  ----------------
Dianne Kim                       2003   $120,220(22)   $14,375(23)    0            0           $4,881
Senior Vice President            2002   $113,515(22)   $14,533(24)    0        2,200           $5,297
and Chief Financial Officer      2001   $109,144(22)   $14,050        0            0           $1,756

Dong Il Kim                      2003   $110,823(22)   $13,375(23)    0            0           $4,346
Senior Vice President            2002   $101,070(22)   $13,458(24)    0        2,200           $4,662
and Chief Credit Officer         2001   $ 96,118(22)   $12,300        0            0           $3,958

Lisa K. Pai                      2003   $121,670       $20,1253       0        2,200           $4,894
Senior Vice President, General   2002   $107,568       $12,484        0            0           $4,933
Counsel and Corporate Secretary  2001   $102,000       $12,725        0            0           $4,592

STOCK OPTION PLAN

      The Bank's 2000 Stock Option Plan (the "Plan"), intended to advance the interests of the Bank by encouraging stock ownership on the part of key employees, was adopted by the Bank's then sole shareholder on May 12, 2000. The Plan provides for the issuance of both "incentive" and "non-qualified" stock options to full-time salaried officers and employees of the Bank and of "non-qualified" stock options to non-employee directors of the Bank. All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant. (25) Each option expires not later than ten
(10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option. In addition, in the event of a "Terminating Event," i.e., a merger or consolidation of the Bank as a result of which the Bank will not be the surviving corporation, a sale of substantially all of the Bank's assets, or a change in ownership of at least 25% of the Bank's stock, all outstanding options under the Plan shall become exercisable in full (subject to certain notification requirements), and shall terminate if not exercised within a specified period of time, unless provision is made in connection with the Terminating Event for assumption of such options, or substitution of new options covering stock of a successor corporation. As of December 31, 2003, the Bank employees had options outstanding to purchase a total of 281,280 shares(26) of its Common Stock under the Plan, with an average exercise price of $13.80 per share(26) with respect to all such options. As of that same date, the fair market value of the Bank's common stock was $25.47 per share.

------------------------------

(22) Includes portions of these individuals'salaries which were deferred pursuant to the Bank's 401(k) Plan.

(23) Consists of bonuses paid in 2004 based on 2003 performance. The deferred portion of the 2003 year-end bonus for Mr. Dong Il Kim and Ms. Dianne Kim have not been added yet because they have not yet been approved by the Compensation Committee as of this filing.

(24) Consists of bonuses paid in 2003 based on 2002 performance.

(25) Exercised price per share is equivalent to market price per share on the date of grant, as determined by the Board of Directors of the Bank, based upon trades in the Bank's Common Stock known to the Bank and opening and closing prices quoted on the Nasdaq National Market concerning the Bank's Common Stock.

(26) As adjusted to reflect stock splits or dividends declared since the grant date of options.

      The following table furnishes certain information regarding stock options granted to the Named Executive Officers during 2003:

                                   PERCENT OF TOTAL
                                  OPTIONS GRANTED TO
                    NUMBER OF      EMPLOYEES DURING   EXERCISE OR  EXPIRATION     FAIR
     NAME        OPTIONS GRANTED         PERIOD       BASE PRICE      DATE      VALUE(26)
---------------  ---------------  ------------------  -----------  ----------   ---------
David B. Warner       4,000             4.90%           $12.86       5/22/13     $8,120
Lisa K. Pai           2,200             2.69%           $18.30      12/25/08     $6,358

      The following Named Executive Officers exercised their options during 2003:

     NAME        NUMBER OF EXERCISED OPTIONS  VALUE REALIZED ON EXERCISE
     ----        ---------------------------  --------------------------
Woon Seok Hyun             36,960                      $49,713

      The following information is furnished with respect to stock options held by the Named Executive Officers at December 31, 2003:

                         NUMBER OF              VALUE OF UNEXERCISED
                     UNXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                  AT DECEMBER 31, 2003(27)    AT DECEMBER 31, 2003(28)
                 --------------------------  --------------------------
    NAME         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------  -----------  -------------  -----------  -------------
David B. Warner     6,000         8,000        $66,620       $64,720
Oh Hoon Kwon        3,000        12,000        $24,270       $97,080
Dianne Kim          2,879         3,387        $50,140       $45,311
Dong Il Kim         2,879         3,387        $50,140       $45,311
Lisa K. Pai         1,774         3,383        $33,880       $38,367

COMPENSATION OF DIRECTORS

      Directors of the Bank who are not employees of either the Bank or KEB ("outside directors") received $1,500 per month, and the Chairman of the Board received $10,057.20 per month, for their service on the Board of Directors during 2003, plus $700 for attendance at the organizational meeting of the Board of Directors. These outside directors also received a year-end bonus amounting to one extra month of their regular fees. Such directors (other than the Chairman of the Board) also received $500 per meeting ($250 if by teleconference) for attendance at Loan Committee meetings; and $300 per meeting ($150 if by teleconference) for Audit, Compensation, CRA, Executive, Strategic Plan Steering, CEO Search and Special Independent Outside Directors' Committee meetings, except for the Chairman of the Audit and Special Independent Outside Directors' Committees who received $500 ($250 if by teleconference) per Audit and Special Independent Outside Directors' Committee meetings

      During 2003 directors Ernest E. Dow and Oh Kyung Kwon were each granted a stock option to purchase 10,000 shares of common stock, and Jin Kon Park was granted a stock option to purchase 15,000 shares of common stock, all at exercise prices of $15.17 per share, expiring in June 2013. All of such options become exercisable at the rate of 20% per year commencing one year from the date of grant. No stock options were exercised by any current directors during 2003. As of December 31, 2003

-----------------------

(26) The fair value of options was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility of 39%, risk-free interest rate of 3.49% and expected life of five years.

(27) As adjusted to reflect any stock splits or dividends declared since the grant date of options (if applicable). Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at December 31, 2003.

(28) Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at December 31, 2003.

directors Ernest E. Dow, Oh Kyung Kwon and Jin Kon Park held the outstanding options described in the first sentence of this paragraph, none of which were exercisable; and directors David B. Warner, Oh Hoon Kwon, Yong Koo Kim, Sun Kee Kim, Donald D. Byun, and Kraig A. Kupiec held outstanding stock options to purchase 69,000 shares 27. As of that same date, the fair market value of the Bank's Common Stock was $25.47 per share. As of December 31, 2003, all of the options to Messrs. Oh Hoon Kwon, Yong Koo Kim, and Sun Kee Kim were exercisable as to forty percent (40%) of such shares and all of the options to Messrs. Donald Byun and Kraig Kupiec were exercisable as to sixty percent (60%) of such shares. As for Mr. Warner, 6,000 of the total 14,000 shares were exercisable as of December 31, 2003. Information concerning stock options held by directors who are also Named Executive Officers is set forth above under "Stock Options."

PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the cumulative total shareholders' return on the Bank's stock with the cumulative total return of (i) the Nasdaq market index and (ii) an index comprised of banks and bank holding companies located throughout the United States with total assets of between $500 million and $1 billion. The latter peer -group index was compiled by SNL Securities LP of Charlottesville, Virginia. The Bank reasonably believes that the members of the second group listed above constitute peer issuers for the period from August 1, 2000 (conclusion of the Bank's initial public offering) through December 31, 2003. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

                              [PERFORMANCE GRAPH]

                                                    PERIOD ENDING
                            ------------------------------------------------------------
INDEX                       08/01/00     12/31/00     12/31/01     12/31/02     12/31/03
---------------             --------     --------     --------     --------     --------
Pacific Union Bank           100.00       124.19       149.03       182.97       408.70
NASDAQ - Total US            100.00       185.95       113.19        89.65        61.67
SNL $500M-$1B Bank Index     100.00       107.25       139.14       177.65       256.16

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003. Used with permission. All rights reserved.

RETENTION AND SEVERANCE ARRANGEMENTS

      EMPLOYEE AGREEMENTS

            The Bank's Chief Executive Officer, David Warner, has entered into a written employment agreement with the Bank as of May 22, 2003. This agreement can be terminated by either party with two-weeks prior notice, and does not provide for a severance payment in the event of termination of employment after the initial six months of employment. Under the agreement, Mr. Warner is provided with standard perquisites including housing and travel allowances. A copy of this agreement is attached as an exhibit to the 10-K.

            Mr. Warner also has an agreement with the Trustee in connection with his continuing employment as President and CEO of the Bank. Under such agreement, Mr. Warner is eligible to receive $120,000 from the Trustee payable on the 3-month anniversary following the consummation of a change-in-control. A copy of this agreement is attached as an exhibit to the 10-K.

            The Bank's Senior Vice President, General Counsel and Corporate Secretary, Lisa Pai, also has entered into a written employment agreement with the Bank which was last renewed as of July 1, 2003. This agreement will terminate on June 30, 2004 unless it is terminated earlier with sixty-days prior notice or is renewed. Under such agreement, Ms. Pai is provided with standard perquisites including a car allowance. A copy of this agreement is attached as an exhibit to the 10-K.

      SEVERANCE AND RETENTION AGREEMENTS

            Certain of the Named Executive Officers would receive a severance payment under the Bank's severance plan if such Named Executive Officer's employment is terminated within one year following the consummation of a change-in-control. If this severance payment obligation is triggered, such Named Executive Officer would be entitled to receive a lump-sum payment of two weeks equivalent base pay for each year of service with the Bank up to 13 years plus an additional one-half week equivalent base pay for each year of service with the Bank in excess of 13 years.

            Certain Named Executive Officers also participate in the Bank's retention plan which provides for a payment equal to two months of base pay if such Named Executive Officer remains employed with the surviving company through the retention date after the consummation of a change-in-control.

BOARD OF DIRECTORS' COMPENSATION COMMITTEE REPORT

      The Board of Directors' Compensation Committee is responsible for administering the compensation program for certain designated Senior Executive Officers of the Bank who are not appointed by KEB (Chief Financial Officer, Chief Credit Officer, and Chief Risk Officer). The Committee also serves as the Stock Option Committee, administering the 2000 Stock Option Plan for participants who are neither directors nor executive officers.

      The Bank provides any retiring outside director who is not an employee of the Bank or Korea Exchange Bank with severance compensation equal to six times such director's monthly director fee.

      Upon Mr. Park's retirement from the Bank's Board of Directors, the Bank will provide him with retirement compensation equal to 20% of his annual fee, severance compensation equal to six times his monthly fee, a housing allowance for the six-month period following his retirement, and reimbursement of moving expenses.

      The Compensation Committee reviews compensation of the above-named Senior Executive Officers of the Bank and ensures that their compensation is linked to the maximum extent practicable to the financial performance of the Bank and the achievement of goals established by the Board. The Compensation Committee or the Board of Directors also reviews and approves any contracts of employment for the above-named Senior Executive Officers.

      The Committee is required annually, or on whatever basis it deems satisfactory, to review the performance of the above-named Senior Executive Officers based on performance evaluations prepared by management. Such reviews take into account the Bank's profitability, growth, and asset quality.

CHIEF EXECUTIVE OFFICER

      The former Chief Executive Officer, Woon Seok Hyun, is a retired Korea Exchange Bank officer who was appointed by the Board based on the recommendation of KEB and who has served as CEO until May 22, 2003. His compensation was set by

KEB. Consequently, the Compensation Committee or the Board of Directors established no other factors or criteria upon which his compensation was based, and accepted the principles followed by KEB. However, the Compensation Committee did review his compensation and determined, based on comparison to executive compensation being paid by other comparable banks, that his compensation was somewhat below market.

      The current Chief Executive Officer, David B. Warner (who had previously served as one of the independent outside directors,) was originally selected by the Board of Directors to serve as CEO only on an interim basis until the Search Committee found a replacement for his predecessor. As such, his interim CEO compensation was approved by the full Board of Directors with the understanding that his term would be approximately six months or less, and was not specifically linked to his individual or the Bank's overall financial performance. The Search Committee actively searched for a non-interim successor CEO until until KEB announced its intention to sell its majority interest in the Bank. Shortly thereafter, in November 2003, the Board of Directors and Mr. Warner agreed that Mr. Warner would continue to serve as the Bank's President and CEO until the consummation of the proposed sale of shares of the Bank owned by KEB, which are to be sold immediately prior the consummation of the merger of the Bank and Hanmi Fiancial Corp. until any other time that the Board deems is necessary to effectuate such sale or a merger.

KOREA EXCHANGE BANK OFFICERS ON ASSIGNMENT WITH PACIFIC UNION BANK

      The Bank's majority shareholder, KEB, typically recommends highly experienced officers from its organization to serve as Pacific Union Bank's top management, on assignments of typically two to three year duration. Following the completion of their assignment, such officers return to KEB.

      Of all of the Senior Executive Officers who served during 2003, two (including the former Chief Executive Officer as one) are current or were retired KEB officers on such assignments. In 2003, they were Woon Seok Hyun, the former President and Chief Executive Officer who has served from May 15, 2001 to May 22, 2003, and Oh Hoon Kwon, Senior Vice President and Chief Operating Officer. Under the assignment arrangement, these two KEB officers were compensated based on criteria established by KEB for its personnel in the United States.

      Following the consummation of the merger with Hanmi Financial Corp., KEB`s management rotation system will cease.

OTHER SENIOR EXECUTIVE OFFICERS

      The Compensation Committee has reviewed compensation levels of the above-named non-KEB Senior Executive Officers and has determined that they are competitive. Moreover, the Compensation Committee has reviewed and determined that their annual increases and the mid-year and year-end incentive bonuses were appropriately based on their individual performances as well as the Bank's overall financial performance.

INCENTIVE-BASED COMPENSATION

      In order to (i) provide an additional incentive for the Bank's officers and employees to contribute to the Bank's success, (ii) encourage their increased stock ownership in the Bank, and (iii) enable the Bank to be competitive in the industry with respect to compensation packages, the Board of Directors adopted a Stock Option Plan in 2000. Details concerning the Stock Option Plan and options granted thereunder to the Named Executive Officers are set forth above under "Stock Options."

COMPENSATION COMMITTEE INTERLOCKS

The Compensation Committee is currently composed of three directors, none of whom is a current or former employee of the Bank or any subsidiary. However, Mr. Oh Kyung Kwon is currently an officer and employee of KEB, but not of the Bank, and Mr. Jin Kon Park is a retiree of KEB.

                             Compensation Committee:

                             Ernest E. Dow, Chairman
                                  Jin Kon Park
                                  Oh Kyung Kwon

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Management knows of no person who owns beneficially more than five percent (5%) of the outstanding Common Stock of the Bank, except for Korea Exchange Bank ("KEB") and Wellington Management Company, LLP ("Wellington"). The following table furnishes information, as of March 24, 2004, regarding these shareholders:

                            NAME AND ADDRESS              AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS            OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP  OF CLASS
--------------  ----------------------------------------  --------------------  --------
Common Stock    L. Dale Crandall, as the sole trustee of      6,624,052           62.0%
                a trust created pursuant to a Trust
                Agreement dated October 31, 2003 between
                Korea Exchange Bank, as grantor and L.
                Dale Crandall, as trustee
                105 King Avenue Piedmont, California
                94610

      EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2003, with respect to options outstanding and available under the Bank's 2000 Stock Option Plan, which is the Bank's only equity compensation plan other than employee benefit plans meeting the qualification requirements of Section 401(a) of the Internal Revenue Code

                              NUMBER OF SECURITIES TO BE   WEIGHTED-AVERAGE       NUMBER OF SECURITIES
                                ISSUED UPON EXERCISE OF    EXERCISE PRICE OF    REMAINING AVAILABLE FOR
        PLAN CATEGORY             OUTSTANDING OPTIONS     OUTSTANDING OPTIONS       FUTURE ISSUANCE
Equity compensation plans
approved by security holders             281,280                 $13.80                  359,454

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Certain of the executive officers, directors and principal shareholders of the Bank and the companies with which they are associated have been customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business since January 1, 2003, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of Management of the Bank, did not involve more than the normal risk of repayment or present any other unfavorable features.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The aggregate fees billed the Bank for the fiscal years ended 2003 and 2002 by the Bank's principal accounting firms were as follows:

                      2003        2002
                      ----        ----
Audit Fees          $155,000    $103,100
Audit Related Fees  $      -    $      -
Tax Fees            $ 17,500    $ 17,500
All other Fees      $ 40,000    $      -

      Tax fees in 2003 and 2002 related to tax return preparation fees. All other fees billed in 2003 related to professional services rendered in connection with the review of financial statements included in the Bank's S-4 Registration Statement with respect to its prospective merger with Hanmi Financial Corp.

      None of the fees paid by the Bank to its independent auditors during 2003 and 2002 was paid under the de minimus safe harbor exception from pre-approval requirements.

      AUDIT COMMITTEE PRE-APPROVAL POLICIES

      For audit services, the independent auditor will provide the Committee with an engagement letter and a related audit services fee proposal during the second quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year which fee proposal must be pre-approved by the Audit Committee.

      For any non-audit services to be provided by the independent auditor, the Bank's management will submit to the Committee for approval the non-audit services required together with a budget estimating non-audit services costs prior to Management engaging the independent auditor for non-audit services. The Bank's management and the independent auditor will each confirm to the Committee that each non-audit service requisitioned is permissible under all applicable legal requirements

                                     PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a)   EXHIBITS

      See Index to Exhibits on page 75 herein. The Exhibits listed in accompanying Index to Exhibits are filed as part of this report.

(b)   FINANCIAL STATEMENT SCHEDULES

      Schedules to the financial statements are omitted because the required information is not applicable or the information is presented in the Bank's financial statements or related notes.

(c)   REPORTS ON FORM 8-K

      The following reports on Form 8-K were filed during last quarter of the Bank's fiscal year ended December 31, 2003.

      On October 21, 2003, the Bank issued an earnings release concerning its results of operations and financial condition as of and for the calendar quarter ended September 30, 2003.

      On November 3, 2003, the Bank filed a report on Form 8-K with respect to a transfer by its majority shareholder, Korea Exchange Bank ("KEB"), of 6,624,052 shares of common stock (the "Shares") of Registrant, representing 62.1% of the Registrant's issued and outstanding common stock as of October 31, 2003, to a trust (the "Trust") which was created pursuant to a Trust Agreement dated October 31, 2003 by and between KEB, as grantor, and L. Dale Crandall, as trustee (the "Trustee").

      On December 10, 2003, the Bank filed another report on Form 8-K with respect to an oral indication by the Trustee to the Special Committee of the Bank's Board of Directors that the Trustee would not pursue a transaction that excludes minority shareholders of the Registrant if a financially viable alternative transaction is available that includes all shareholders of the Registrant.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 25, 2004              PACIFIC UNION BANK,
                                   a California corporation

                                   By:/s/ Dianne Kim
                                      -------------------------------------
                                      Dianne Kim
                                      Senior Vice President
                                      and Chief Financial Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

    SIGNATURE                       TITLE                   DATE
/s/  Jin Kon Park      Chairman of the Board            March 25, 2004
---------------------
Jin Kon Park

/s/ David Warner, Jr.  President, Chief Executive       March 25, 2004
---------------------  Officer and Director
David Warner, Jr.

/s/ Oh Hoon Kwon       Senior Vice President, Chief     March 25, 2004
---------------------  Operating Officer and Director
Oh Hoon Kwon

/s/ Oh Kyung Kwon      Director                         March 25, 2004
---------------------
Oh Kyung Kwon

/s/ Yong Koo Kim       Director                         March 25, 2004
---------------------
Yong Koo Kim

/s/ Donald Byun        Director                         March 25, 2004
---------------------
Donald Byun

/s/ Kraig A. Kupiec    Director                         March 25, 2004
---------------------
Kraig A. Kupiec

/s/ Sun Kee Kim        Director                         March 25, 2004
---------------------
Sun Kee Kim

/s/ Ernest E. Dow      Director                         March 25, 2004
---------------------
Ernest E. Dow

/s/ Dianne Kim         Senior Vice President            March 25, 2004
---------------------  and Chief Financial Officer
Dianne Kim

                                INDEX TO EXHIBITS

  EXHIBIT TABLE                                                              EXHIBIT TABLE
REFERENCE NUMBER                          ITEM                                   NUMBER
----------------  ---------------------------------------------------------  -------------
     2.1          Hanmi Merger Agreement and Plan of Merger
                  with Hanmi Financial Corp................................        1

     3.1          Articles of Incorporation, as Amended(1).................

     3.2          2002 Amendment to Articles of Incorporation(2)...........

     3.3          Bylaws, as Amended(1)....................................

     3.4          2001 Amendment to Bylaws(3)..............................

     4.1          Specimen of Common Stock Certificate(1)..................

     10.1         2000 Stock Option Plan(1)................................

     10.2         401(k) Plan(3)...........................................

     10.3         Lease for Corporate Headquarters(1)......................

     10.4         Lease for Western Branch Office(1).......................

     10.5         Lease for Wilshire Branch Office(1)......................

     10.6         Lease for Downtown Branch Office(1)......................

     10.7         Lease for Van Nuys Branch Office(1)......................

     10.8         Lease for Torrance Branch Office(1)......................

     10.9         Lease for Rowland Heights Branch Office(1)...............

    10.10         Severance and Retention Plan.............................        2

    10.11         Retention Agreement with David Warner....................        3

     11.1         Statement Regarding Computation of Earnings Per Share(4).

     21.1         Subsidiary of Registrant(1)..............................

     31.1         Certification of Chief Executive Officer.................

     31.2         Certification of Chief Financial Officer.................

     32.1         Certification of Periodic Financial Report...............

---------------------

(1) Incorporated by reference to the Exhibits to the Bank's Form 10 Registration Statement, as filed with the FDIC on June 12, 2000.

(2) Incorporated by reference to the Exhibits to the Bank's Form 10K, as filed with the FDIC on April 1, 2003.

(3) Incorporated by reference to the Exhibits to the Bank's Form 10K/A, as filed with the FDIC on April 20, 2001.

(4) The information required by this exhibit is incorporated herein by reference from Note 15 of the Bank's Financial Statements included herein.

                                                                    EXHIBIT 31.1

                                  CERTIFICATION

I, David Warner Jr., President and Chief Executive Officer of Pacific Union Bank, certify that:

1.    I have reviewed this annual report on Form 10-K of Pacific Union Bank;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this annual report;

4. The Bank's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures and internal controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Bank and we have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Bank, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

      (b) Evaluated the effectiveness of the Bank's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the Bank's internal control over financial reporting that occurred during the Bank's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The Bank's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Bank's auditors and the audit committee of the Bank's board of directors:

      (a) All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Bank's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank's internal controls over financial reporting

Date:  March 25, 2004            /s/ David Warner, Jr.
                                 -----------------------------------------------
                                 David Warner, Jr.
                                 President, Chief Executive Officer and Director

                                                                    EXHIBIT 31.2

                                  CERTIFICATION

I, Dianne Kim, Senior Vice President and Chief Financial Officer of Pacific Union Bank, certify that:

1.    I have reviewed this annual report on Form 10-K of Pacific Union Bank;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this annual report;

4. The Bank's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures and internal controls and procedures (as defined in Exchange Act Rules 15(e) and 15d-15(e)) for the Bank and we have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Bank, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

      (b) Evaluated the effectiveness of the Bank's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the Bank's internal control over financial reporting that occurred during the Bank's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The Bank's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Bank's auditors and the audit committee of the Bank's board of directors:

      (a) All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Bank's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank's internal controls over financial reporting

Date:  March 25, 2004        /s/ Dianne Kim
                             -------------------------------------------------
                             Dianne Kim
                             Senior Vice President and Chief Financial Officer

                                                                    EXHIBIT 32.1

                           CERTIFICATION PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

                                  CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of Pacific Union Bank (the "Bank") that the Annual Report of the Bank on Form 10-K for the fiscal year ended December 31, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Bank at the end of such period and the results of operations of the Bank for such period.

                                      PACIFIC UNION BANK

Date:  March 25, 2004            By   /s/ David Warner, Jr.
                                      -------------------------------------
                                      David Warner, Jr.
                                      President and Chief Executive Officer

Date:  March 25, 2004            By   /s/ Dianne Kim
                                      -------------------------------------
                                      Dianne Kim
                                      Chief Financial Officer